Exhibit 10.15

[*]

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

EXCLUSIVE PATENT LICENSE AND RESEARCH

COLLABORATION AGREEMENT

by and between

SUTRO BIOPHARMA, INC.

and

MERCK SHARP & DOHME CORP.

EXCLUSIVE PATENT LICENSE AND RESEARCH COLLABORATION AGREEMENT

This Agreement (“Agreement”) is effective as of July 23rd, 2018, (the “Effective Date”) and is entered into by and between SUTRO BIOPHARMA, INC., a corporation organized and existing under the laws of Delaware (“Sutro”) and MERCK SHARP & DOHME CORP., a corporation organized and existing under the laws of New Jersey (“Merck”).

RECITALS:

WHEREAS, Sutro has developed Sutro Know-How and Pre-Existing Sutro Know-How (as hereinafter defined) and has rights to Sutro Patent Rights and Sutro Pre-Existing Patent Rights (as hereinafter defined);

WHEREAS, Merck has developed Merck Know-How (as hereinafter defined) and has rights to Merck Patent Rights (as hereinafter defined);

WHEREAS, Merck and Sutro desire to enter into a research collaboration to research and develop certain molecules which Bind a select functional cytokine receptor complex (Targets, as hereinafter defined) and in particular Compounds and Products of potential utility for treating Oncology Indications and Non-Oncology Indications (as those terms are hereinafter defined) upon the terms and conditions set forth herein, with the goal of identifying and/or optimizing novel molecules to be developed and commercialized by Merck;

WHEREAS, Merck desires to develop Collaboration IP (as hereinafter defined) and obtain a license or rights under Sutro Patent Rights, Pre-Existing Sutro Patent Rights, Sutro Know-How, Pre-Existing Sutro Know-How, Sutro Information and Inventions, and any Sutro interest in Joint Patent Rights and Joint Information and Inventions upon the terms and conditions set forth herein, and Sutro desires to collaborate with Merck to develop Collaboration IP and grant such license or rights;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Sutro and Merck hereby agree as follows:

ARTICLE 1. DEFINITIONS.

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.1	“AAALAC” shall mean the Association for Assessment and Accreditation of Laboratory Animal Care International.

1.2

“Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as amended from time to time.

1.3

“Affiliate” shall mean: (i) any corporation or business entity of which, now or hereafter, fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by Merck or Sutro; or (ii) any corporation or business entity which, now or hereafter, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of Merck or Sutro; or (iii) any corporation or business entity of which, now or hereafter, fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (i) or (ii).

1.4	“Agreement” shall have the meaning given such term in the preamble to this document.

1.5

“Applicable Laws” shall mean any and all applicable laws of any jurisdiction which are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions, including the Act, GLPs, GCPs and GMPs.

1.6	“Bind” shall mean, with respect to a molecule and a Target, the molecule’s [*] activity is mediated by modulating the Target.

1.7	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.8	“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.9

“Cell-Free Extract” shall mean Sutro’s proprietary non-cellular extract, XtractCF™ and XtractCF+™, prepared from cells, including e. coli cells, for use in the XpressCF™ process or XpressCF+™ process, [*], which contain the translational and transcriptional machinery sufficient to produce [*], and including all reagents necessary for such production, and shall also include the processes for making such proprietary non-cellular extract.

1.10

“cGMP Facility” shall mean Sutro’s Facility located at 870 and 894 Industrial Rd., San Carlos, CA 94070 or such other Sutro facility for cGMP Manufacturing as agreed to by the Parties (Merck’s agreement not to be unreasonably withheld).

1.11	[*]

1.12	“Clinical Trial” shall mean a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, and/or Post-Approval Clinical Trial.

1.13	“Collaboration IP” shall have the definition set forth in Section 2.11.

1.14

“Combination Product” shall mean a Product that includes one or more active pharmaceutical ingredients other than Compound in combination with Compound. All references to Product in this Agreement shall be deemed to include Combination Product unless expressly set forth otherwise in this Agreement.

1.15	“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, such reasonable and diligent, good faith efforts to

3	*Confidential Treatment Requested.

accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to the [*] of [*] by either Party, such efforts shall be [*] to those [*] used by such Party for [*] owned by it or to which it has rights, which product is at a [*] or [*] and is of [*] taking into account [*] of [*], the [*] and other [*] of the [*], the [*] of [*] given the [*], the [*] of the [*] including the [*] of [*] or other [*], other [*] and other relevant factors. Commercially Reasonable Efforts shall be determined on a [*] and [*] basis for a [*], and it is anticipated that the level of effort will be [*] for [*], and will [*] other things [*] of the [*] and the [*]. In addition to the foregoing, with respect to [*] to [*] activities under a [*], “Commercially Reasonable Efforts” shall also mean that [*] shall [*] to the [*] of the [*] a [*] to perform [*] and such [*] to [*] such [*] with such [*] at the same level as [*] for its [*].

1.16

“Commercialization” shall mean any and all activities related to the import, export, transportation, storage, marketing, detailing, promotion, distribution, sale or other disposition and/or other approved use of a Product in a country or region in the Territory, including: (a) strategic marketing, sales force detailing, advertising, medical affairs, reimbursement and market access activities and market and product support; and (b) all customer support, distribution matters, invoicing and sales activities. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning. For clarity, Commercialization excludes any Research, Development or Manufacturing activities.

1.17	“Common Stock Purchase Agreement” shall mean that certain Common Stock Purchase Agreement entered into between Sutro and Merck contemporaneously with this Agreement.

1.18	“Compound” shall mean any molecule, including any cytokine or derivative thereof, identified [*]; or any derivative thereof; which molecule or derivative Binds to a Target including [*].

1.19

“Confidential Information” shall mean all Information, know-how or other proprietary information or materials furnished by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, except to the extent that such information or materials: (a) was known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party under an obligation of confidentiality, as documented by the Receiving Party’s business records; (b) is in the public domain by use and/or publication before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party; (c) is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or (d) is developed by the Receiving Party independently of Information received from the Disclosing Party, as documented by the Receiving Party’s business records. Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

1.20

“Conflict” shall mean (a) with respect to any Target that is proposed during [*] following the Effective Date, that prior to the date the Target is proposed by Merck either (i) the Target is currently the subject of [*] between Sutro and a Third Party, or (ii) the Target is the subject of an existing [*] with a Third Party, and (b) with respect to any Target that is proposed after [*] following the Effective Date, that any of the following apply as of the date the Target is proposed by Merck: (i) the Target is currently the subject of [*] between Sutro and a Third Party, (ii) the Target is [*] or (iii) the Target is a [*].

4	*Confidential Treatment Requested.

1.21

“Control”, “Controls” or “Controlled by” shall mean with respect to any item of or right under Sutro Patent Rights, Sutro Background Patent Rights, Pre-Existing Sutro Patent Rights, Sutro Know-How, Pre-Existing Sutro Know-How, Merck Patent Rights, Merck Background Patent Rights, Merck Know-How, or Joint Patent Rights, or other intellectual property assets or rights, as applicable, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party and/or any of its Affiliates to grant access to, or a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time or in effect during the time such Party or Affiliate would be required hereunder to grant the other Party such access or license or sublicense, [*]. For clarity, any such access to, license or sublicense from Merck to Sutro is limited to the Research Program Term.

1.22

“Custom Reagents” shall mean materials that are [*] used in the Manufacture of a Compound or Product from Cell-Free Extract and are [*] to be necessary or useful for the Manufacture of Compound or Product from Cell-Free Extract including [*], and any other materials as the Parties may identify and agree are Custom Reagents from time to time. For clarity, the Custom Reagents will not include the Cell-Free Extract itself.

1.23

“Cytokine” shall mean a protein involved in cell signaling, including a growth factor, tumor necrosis factor, colony-stimulating factor, chemokine, lymphokine, monokine, interleukin, and interferon, and any derivative thereof including a modification capable of extending the half-life of the substance, providing a target directing function to the substance, and/or enhancing the binding and/or functioning of the substance, including a mutant or mutein, fusion protein and/or conjugate.

1.24

“Development” shall mean any and all clinical drug development activities, Clinical Trials, statistical analysis and report writing, the preparation and submission of regulatory filings, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a regulatory approval for a Compound or Product, and “Develop”, “Developed” and “Developing” will have corresponding meanings. For clarity, Development excludes any Research, Commercialization or Manufacturing activities.

1.25	“Exclusions Lists” shall be as defined in Section 1.106 (Violation).

1.26	“Facilities” shall mean both the Non-cGMP Facilities and the cGMP Facility(ies).

1.27	“Field” shall mean any and all purposes.

1.28

“First Commercial Sale” shall mean, with respect to any Product, the first sale for end use or consumption of such Product in a country, excluding, however, any sale or other distribution for use in a Clinical Trial.

1.29

“FTE Rate” shall mean US$ [*] to support one FTE per Calendar Year for activities conducted under the Research Program. The rate represents the fully burdened rate for each such FTE and includes related salary, benefits, administration, facilities costs and overhead. The Parties to discuss and agree upon an appropriate FTE Rates for other activities conducted pursuant to the agreement.

5	*Confidential Treatment Requested.

1.30

“Full Time Equivalent” or “FTE” means the equivalent of a full-time scientist’s work time over a Calendar Year consisting of a total of [*] hours per Calendar Year of work devoted to, and directly related to, conducting activities under a Research Program in accordance with the applicable Research Plan and this Agreement. Any individual who devotes less than [*] hours per Calendar Year to conducting activities under a Research Program shall be treated as an FTE on a pro-rata basis based upon the actual number of hours worked on conducting activities under the Research Program divided by [*] hours. No individual may be charged at greater than one (1) FTE in a given Calendar Year.

1.31

“Gatekeeper” shall mean a Third Party [*] that shall maintain a confidential list of those Targets that have Conflicts (pursuant to the criteria set forth in the Conflicts definition at the applicable period of time). Sutro shall update the list maintained by the Gatekeeper [*]. Sutro shall notify Merck of the Gatekeeper within [*] days following the Effective Date, and if Sutro changes the Gatekeeper, Sutro shall promptly notify Merck of the new Gatekeeper.

1.32

“Good Clinical Practices” or “GCPs” shall mean the applicable then-current Good Clinical Practices as such term or its equivalent is defined from time to time by the United States Food and Drug Administration or other relevant Regulatory Authority having jurisdiction over the Development, Manufacture or Commercialization of Product in the Territory pursuant to its regulations, guidelines or otherwise, as applicable.

1.33

“Good Laboratory Practices” or “GLPs” shall mean the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as set forth in the Act and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with any similar standards of good laboratory practice as are required by any Regulatory Authority in the Territory.

1.34

“Good Manufacturing Practices” or “GMPs” shall mean the applicable then-current Good Manufacturing Practices as such term or its equivalent is defined from time to time by the United States Food and Drug Administration or other relevant Regulatory Authority having jurisdiction over the Development, Manufacture or Commercialization of Product in the Territory pursuant to its regulations, guidelines or otherwise, as applicable.

1.35

“IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.36

“IND Enabling Toxicology Studies” shall mean the genotoxicity, acute toxicology, safety, pharmacology, and/or sub-chronic toxicology studies in species using applicable GLPs that in Merck’s sole discretion satisfy applicable regulatory requirements and meet the standard necessary for submission as part of an IND filing with a Regulatory Authority.

1.37

“Indication” shall mean a separate and distinct disease or medical condition in humans which a Product that is in Clinical Trials is intended to treat, prevent and/or diagnose and/or for which a Product has received Marketing Authorization.

1.38

“Information” shall mean any and all information and data, including all Merck Know-How, all Pre-Existing Sutro Know-How, all Sutro Know-How, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

6	*Confidential Treatment Requested.

1.39	“Initiation” shall mean the first dosing of the first subject for the applicable Study.

1.40	“Invention” shall mean any process, method, composition of matter, article of manufacture, discovery or finding that is conceived and/or reduced to practice as a result of a Research Program.

1.41

“Joint Chemistry, Manufacturing and Controls Committee” or “JCMCC” shall mean the joint chemistry, manufacturing and controls committee established to facilitate the sharing of information related to the Manufacture of Compounds and Products as more fully described in Section 2.5.

1.42

“Joint Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, created or conceived [*] and developed or invented jointly by employee(s) of Merck and/or its Affiliates, and/or a Third Party acting on behalf of Merck and/or its Affiliates, on the one hand, and by employee(s) of Sutro and/or its Affiliates, and/or a Third Party acting on behalf of Sutro and/or its Affiliates, on the other hand.

1.43	“Joint Patent Rights” shall mean Patent Rights that claim or cover Joint Information and Inventions.

1.44	“Joint Research Committee” or “JRC” shall mean the joint research committee established to facilitate the Research Programs as more fully described in Section 2.4.

1.45

“Know-How” means all information and materials, including discoveries, improvements, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which during the term of this Agreement: (i) are Controlled by a Party or its Affiliates; and (ii) are not generally known.

1.46

“Major Oncology Indication” shall mean an Oncology Indication for which [*] for the applicable Compound at the time of Initiation of the Phase III Clinical Trial for this Indication is [*] within [*] in the United States.

1.47

“Manufacturing” means, with respect to any Compound, Product, or intermediate of any Compound or Product, the production, manufacture, synthesis, processing, filling, formulating, finishing, packaging, labeling, testing, shipping and holding; including sequencing, process development, Cell-Free Extracts, process qualification and validation, scale-up, commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control; of such Compound, Product or intermediate thereof. “Manufacturing” refers to both pre-clinical and clinical Manufacturing for Research and Development, and Manufacturing for Commercialization. “Manufacture” and “Manufactured” will have corresponding meanings. For clarity, “Manufacturing” excludes Research, Development or Commercialization activities.

7	*Confidential Treatment Requested.

1.48	“Manufacturing Cost” shall mean the fully allocated cost of manufacturing cGMP Compound, consisting of the following components:

1.48.1	Direct Manufacturing Costs

1.48.1.1	External manufacturing fees, including [*];

1.48.1.2	Purchased materials including: [*];

1.48.1.3	Direct labor [*]; and

1.48.2	Indirect Manufacturing Costs

1.48.2.1	Allocations of indirect factory overhead and site support costs, such as, [*], For avoidance, costs under this Section should not include allocations associated with [*].

Indirect Manufacturing Costs are allocated to products using allocation methodologies such as [*].

1.49	“Marketing Authorization” shall mean all approvals from the relevant Regulatory Authority necessary to market and sell a Product in the applicable country [*].

1.50	“Merck” shall have the meaning given such term in the preamble to this Agreement.

1.51	“Merck Background Collaboration IP” shall mean the Merck Background Collaboration Know-How and the Merck Background Collaboration Patent Rights.

1.52

“Merck Background Collaboration Know-How” shall mean Know-How under Collaboration IP that: (a) is not Program Collaboration Know-How; and (b) solely relates to Merck Background IP or an improvement to Merck Background IP.

1.53

“Merck Background Collaboration Patent Rights” shall mean Patent Rights under Collaboration IP that: (a) are not Program Collaboration Patent Rights and (b) solely relate to Merck Background IP or an improvement to Merck Background IP.

1.54	“Merck Background IP” shall mean the Merck Background Know-How and the Merck Background Patent Rights.

1.55

“Merck Background Know-How” shall mean Merck Know-How Controlled by Merck or any of its Affiliates during a Research Program Term that is necessary or reasonably useful for: (a) Research related to any Compounds or Targets, or (ii) the Development, Manufacture or Commercialization of Compounds or Products; but excluding Know-How within Collaboration IP.

1.56

“Merck Background Patent Rights” shall mean Patent Rights that are Controlled by Merck or any of its Affiliates during a Research Program Term that are necessary or reasonably useful for (a) Research related to any Compounds or Targets, or (ii) the Development, Manufacture or Commercialization of Compounds or Products; but excluding Patent Rights within Collaboration IP.

8	*Confidential Treatment Requested.

1.57

“Merck Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, created or conceived [*] and developed or invented solely by employee(s) of Merck and/or its Affiliates, and/or a Third Party acting on behalf of Merck and/or its Affiliates, and not employed by Sutro and/or its Affiliates.

1.58

“Merck Know-How” shall mean: (A) all information and materials, including discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including Merck Information and Inventions and Merck’s rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the term of this Agreement: (1) are Controlled by Merck; (2) are not generally known; and (3) that Merck makes available to Sutro for the performance of its obligations under the Research Program in accordance with this Agreement and the Research Plan; and (B) Pre-Existing Sutro Know-How. For the avoidance of doubt, Merck Know-How includes Merck Background Know-How made available by Merck pursuant to (A)(3) of this Section.

1.59

“Merck Patent Rights” shall mean: (A) Patent Rights that during the term of this Agreement are Controlled by Merck or any of its Affiliates which claim or cover Merck Information and Inventions or Joint Information and Inventions, excluding, however, any Patent Rights which claim or cover Merck Information and Inventions or Joint Information and Inventions which: (1) constitute Sutro Background Collaboration Patent Rights, or (2) claim or cover Merck Background Collaboration Know-How; or (B) Pre-Existing Sutro Patent Rights. For the avoidance of doubt, Merck Patent Rights includes Merck Background Patent Rights.

1.60

“NDA” shall mean a new drug application, biologics license application, Marketing Authorization application, filing pursuant to Section 510(k) of the Act, or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.

1.61

“Net Sales” shall mean the gross invoice price (not including value added taxes, sales taxes, or similar taxes) of Product sold by Merck or its Related Parties to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received:

1.61.1	trade and quantity discounts, other than early payment cash discounts;

1.61.2	returns, rebates, chargebacks and other allowances;

1.61.3	retroactive price reductions that are actually allowed or granted; and

1.61.4	deductions for Health Care Reform fees and similar deductions to gross invoice price of Product imposed by Regulatory Authorities or other governmental entities;

1.61.5	a fixed amount equal to [*] percent ([*]%) of the amount invoiced to cover bad debt, early payment cash discounts, transportation and insurance and custom duties; and

1.61.6	the standard inventory cost of devices or delivery systems used for dispensing or administering Product, to the extent applicable.

With respect to sales of Combination Products, Net Sales shall be calculated on the basis of the gross invoice price of Product(s) containing the same strength of Compound sold without other active ingredients. [*] In the event that Product is sold only as a Combination Product (i.e.

9	*Confidential Treatment Requested.

neither the Compound nor the other active ingredient is sold separately), then Net Sales shall be calculated on the basis of the gross invoice price of the Combination Product multiplied by a fraction, the numerator of which shall be the inventory cost of the Compound in the Product and the denominator of which shall be the inventory cost of all of the active ingredients in the Combination Product. Inventory cost shall be determined in accordance with Merck’s regular accounting methods, consistently applied. The deductions set forth in Section 1.61.1 through Section 1.61.6 will be applied in calculating Net Sales for a Combination Product. In the event that Product is sold only as a Combination Product and either Party reasonably believes that the calculation set forth in this Paragraph does not fairly reflect the value of Compound relative to the other active ingredients in the Combination Product, the Parties shall reasonably negotiate, in good faith, other means of calculating Net Sales with respect to Combination Products, [*].

1.62

“Non-cGMP Facility” shall mean either Sutro’s Facility at 310 Utah Ave., #150, South San Francisco, CA 94080 or Sutro’s Facility at 240 E. Grand Ave., South San Francisco, CA 94080 or as otherwise agreed to by the Parties (Merck’s agreement not to be unreasonably withheld). “Non-cGMP Facilities” shall mean all such Non-cGMP Facilities.

1.63	“Non-Oncology Indication” shall mean an Indication which is not an Oncology Indication.

1.64	“Oncology Indication” shall mean an Indication where the disease or medical condition being treated or cured is cancer.

1.65	“Party” shall mean Merck or Sutro, individually, and “Parties” shall mean Merck and Sutro, collectively.

1.66

“Patent Rights” shall mean any and all patents and patent applications in the Territory (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, pediatric exclusivity periods and the like of any such patents and patent applications, and foreign equivalents of the foregoing.

1.67

“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.68	“Phase I Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.69	“Phase II Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

1.70	“Phase III Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c).

1.71	“Post-Approval Clinical Trial” shall mean any clinical trial conducted in an Indication after the Regulatory Approval of such Indication.

1.72	“Pre-Existing Sutro Know-How” shall mean Sutro Know-How existing prior to the Effective Date related to: (a) molecules that Bind a Target including Compounds and Products, (b)

10	*Confidential Treatment Requested.

compositions containing such molecules, and/or (c) methods of use or processes of manufacture of such molecules or compositions; excluding any processes of manufacture that are both: (i) specifically and solely related to the manufacture or use of the Cell-Free Extract, and (ii) not specifically related to the Manufacture of Compound or Product.

1.73	“Pre-Existing Sutro Patent Rights” shall mean Patent Rights that recite or claim Pre-Existing Sutro Know-How.

1.74

“Product(s)” shall mean any pharmaceutical or biological preparation in final form containing a Compound: (i) for sale by prescription, over-the-counter or any other method; or (ii) for administration to human patients in a Clinical Trial, for any and all uses in the Field, including any Combination Product.

1.75	“Program Collaboration IP” shall mean the Program Collaboration Know-How and the Program Collaboration Patent Rights.

1.76	“Program Collaboration Know-How” shall mean:

1.76.1

all [*] related to: (A) molecules that Bind a Target including Compounds and Products; (B) compositions containing such molecules, and/or (C) methods of use or processes of manufacture of such molecules or compositions; [*]; and

1.76.2	Pre-Existing Sutro Know-How.

1.77	“Program Collaboration Patent Rights” shall mean: (A) Patent Rights that recite or claim Program Collaboration Know-How; or (B) Pre-Existing Sutro Patent Rights.

1.78

“Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the Territory, including, in the United States, the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.79

“Related Party” shall mean each of Merck (or any subsequent assignee of Merck or the assets under this Agreement), its Affiliates, and their respective sublicensees (which term does not include distributors), as applicable.

1.80

“Research” means activities related to the design, discovery, identification, research, pre-clinical development, pre-clinical toxicology studies, profiling, characterization, improvement or optimization of a Compound or Product. For clarity, “Research” excludes Development, Commercialization or Manufacturing activities.

1.81

“Research Plan” shall mean the high-level Research and Manufacturing activities for the identification of molecules which Bind a given Target to be undertaken by the Parties for a given Research Program pursuant to ARTICLE 2, and an associated budget for such activities; which Research Plan may be revised from time to time pursuant to Section 2.1 or Section 2.2. The Research Plan shall capture among other things the optimal profile for such molecules. A Research Plan in a given Research Program can involve multiple work plans, which work plans collectively shall be referred to herein as the Research Plan for such Research Program. An initial work plan (and current Research Plan) for the first Research Program is attached as Schedule 2.1.

11	*Confidential Treatment Requested.

1.82

“Research Program” shall mean a Research program pursuant to ARTICLE 2 directed to the identification of molecules including cytokines or derivatives thereof that Bind a given Target upon the terms and conditions set forth in this Agreement.

1.83	“Research Program Term” shall be as defined in Section 2.1.5.

1.84	“Royalty Period” shall be as defined in Section 7.4.1.4.

1.85	[*]

1.86	“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder which shall be in effect at the time.

1.87

“Series E Stock Purchase Agreement” shall mean that certain Amended and Restated Series E Stock Purchase Agreement as shall be agreed to by the Parties and entered into within [*] from the Effective Date of this Agreement.

1.88

“Stanford In-License” means that certain license agreement by and between Sutro and The Board Of Trustees of the Leland Stanford Junior University, dated October 3, 2007, as may be amended from time to time subject to Section 8.3(c).

1.89

“Supply Agreement” means a definitive supply agreement entered into by the Parties pursuant to ARTICLE 4 containing the terms and conditions set out in Schedule 4.1 as well as such other terms and conditions consistent with the terms and conditions set out in Schedule 4.1 and this Agreement or as the Parties may otherwise agree upon in the course of good faith negotiations.

1.90	“Supply Failure” has the meaning set forth in Schedule 4.1.

1.91	“Sutro” shall have the meaning given such term in the preamble to this Agreement.

1.92	“Sutro Background Collaboration IP” shall mean the Sutro Background Collaboration Know-How and the Sutro Background Collaboration Patent Rights.

1.93

“Sutro Background Collaboration Know-How” shall mean Know-How under Collaboration IP that: (A) is not Program Collaboration Know-How; and (B) solely relates to Sutro Background IP or an improvement to Sutro Background IP, including processes of manufacture for the Cell-Free Extract provided they are not specifically related to the manufacture of a Compound or Product.

1.94

“Sutro Background Collaboration Patent Rights” shall mean Patent Rights under Collaboration IP that: (A) are not Program Collaboration Patent Rights and (B) solely relate to Sutro Background IP or an improvement to Sutro Background IP, including processes of manufacture for the Cell-Free Extract provided they are not specifically related to the manufacture of a Compound or Product.

1.95	“Sutro Background IP” shall mean the Sutro Background Know-How and the Sutro Background Patent Rights.

1.96

“Sutro Background Know-How” shall mean Sutro Know-How Controlled by Sutro or any of its Affiliates during a Research Program Term that is necessary or reasonably useful for: (A) Research related to any Compounds or Targets; or (B) the Development, Manufacture or Commercialization of Compounds or Products; in each case (A) or (B) excluding: (1) Know-How within Collaboration IP; and (2) Pre-Existing Sutro Know-How.

12	*Confidential Treatment Requested.

1.97

“Sutro Background Patent Rights” shall mean Patent Rights that are Controlled by Sutro or any of its Affiliates during a Research Program Term that are necessary or reasonably useful for: (A) Research related to any Compounds or Targets; or (B) the Development, Manufacture or Commercialization of Compounds or Products; in each case (A) or (B) excluding: (1) Patent Rights within Collaboration IP; and (2) Pre-Existing Sutro Patent Rights.

1.98

“Sutro Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, created or conceived [*] and developed or invented solely by employee(s) of Sutro and/or its Affiliates, and/or a Third Party acting on behalf of Sutro and/or its Affiliates, and not employed by Merck and/or its Affiliates.

1.99

“Sutro Know-How” shall mean all information and materials, including discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including Sutro Information and Inventions and Sutro’s rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the term of this Agreement: (i) are Controlled by Sutro or its Affiliates, (ii) are not generally known, and (iii) are useful to Merck with respect to the Research, Development or Commercialization of the Compound in the Field including in connection with the Research Programs and for the Research, Development, Manufacture, Commercialization or use of Compound or Product in the Territory; excluding, however, any Merck Know-How or Pre-Existing Sutro Know-How. For the avoidance of doubt, Sutro Know-How includes Sutro Background Know-How.

1.100

“Sutro Patent Rights” shall mean: (A) Patent Rights that during the term of this Agreement are Controlled by Sutro or any of its Affiliates, including those listed on Schedule 1.96, which: (i) claim or cover molecules that Bind a Target including Compounds and Products, or a method of use or process of Manufacture thereof, including any improvements of the foregoing, or (ii) claim or cover Sutro Information and Inventions; excluding, however, any Program Collaboration Patent Rights or Merck Background Collaboration Patent Rights; and (B) Sutro Background Patent Rights; wherein both (A) and (B) exclude any Pre-Existing Sutro Patent Rights. For the avoidance of doubt, Sutro Patent Rights includes Sutro Background Patent Rights.

1.101

“Target” shall mean a functional Cytokine receptor or functional complex of Cytokine receptors, which is the subject of a Program pursuant to Section 2.1. For the First Research Program, the Target is [*]. The Targets of up to two (2) additional Research Programs shall be identified pursuant to Section 2.1.2 and Section 2.1.3.

1.102	“Term” is defined in Section 10.1.

1.103	“Territory” shall mean all of the countries in the world, and their territories and possessions.

1.104	“Third Party” shall mean an entity other than Merck and its Related Parties, and Sutro and its Affiliates.

1.105

“Valid Patent Claim” shall mean [*] a claim of an issued, unexpired and in-force patent included within the [*] that claims a Compound as a composition of matter, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, supplemental examination or disclaimer or otherwise, [*].

13	*Confidential Treatment Requested.

1.106

“Violation” shall mean that a Party, or any of their respective officers or directors has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7(a) (https://oig.hhs.gov/exclusions/index.asp); and/or (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (https://oig.hhs.gov/exclusions/exclusions_list.asp) or the U.S. General Services Administration’s list of Parties Excluded from Federal Programs (https://www.sam.gov/portal/public/SAM/) (each of (a) and (b), singly and collectively, the “Exclusions Lists”).

ARTICLE 2. RESEARCH PROGRAMS

2.1

Research Programs. Sutro and Merck shall engage in up to three (3) Research Programs, each Research Program directed to the identification of molecules including cytokines or derivatives thereof that Bind a given Target upon the terms and conditions set forth in this Agreement.

2.1.1

First Research Program. The Target of the first Research Program shall be the [*], composed of [*]; and the objective of the first Research Program and the activities associated therewith shall be to identify molecules which Bind to the Target and exhibit the functional characteristics desired and detailed in the Research Plan for the first Research Program. The high-level activities to be undertaken in the course of the First Research Program as agreed to by the Parties are set forth in the Research Plan for the First Research Program (Schedule 2.1), which may be revised from time to time upon mutual written agreement by authorized representative(s) of the Parties. The above Target, desired functional characteristics for molecules which Bind the Target, and agreed-upon high-level activities shall form the basis of the first Research Program (“First Research Program”). While not intending to be limiting as to the scope of molecules which Bind the Target of the First Research Program or the activities associated therewith, the initial focus of the first work plan for the First Research Program shall be to identify [*] cytokines that are [*]. It is anticipated that additional work plans under the first Research Plan may target improved [*] cytokines, [*] or other molecules capable of Binding to the Target.

2.1.2

Second Research Program. Within [*] after the Effective Date, Merck may propose a Target for the second Research Program by proposing the Target in writing to the Gatekeeper and at the same time notifying Sutro of Merck’s notice to the Gatekeeper. The Gatekeeper shall notify Merck within [*] from such written proposal whether there is a Conflict with respect to the proposed Target.

2.1.2.1

Pre-Existing Conflict. If the Gatekeeper notifies Merck that there is a Conflict within the [*] period, the Target shall not become the subject of the second Research Program subject to Section 2.1.2. Merck may continue to propose other Targets to the Gatekeeper for the second Research Program during the [*] period after the Effective Date, until Sutro does not have a Conflict for the proposed Target; provided that if Merck submitted a proposed Target prior to the expiration of such [*]

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period and the Target had a Conflict, then Merck shall have a one time extension [*] to present other Target(s) on a one-by-one basis to the Gatekeeper for the second Research Program using the same process for determining if a Conflict exists.

2.1.2.2

No Pre-Existing Conflict. If the Gatekeeper does not notify Merck that there is a Conflict within [*] after the written proposal by Merck, the Target shall be deemed accepted, after which such Target shall become a Target for any and all purposes under this Agreement and the Parties shall discuss and finalize a Research Plan for such Target. Upon approval of the finalized Research Plan by the Parties, Sutro shall promptly provide written notice to Merck accepting the Research Program (“Program Acceptance Notice”). The Research Plan may be revised from time to time upon mutual written agreement by authorized representative(s) of the Parties.

2.1.3

Third Research Program. Within [*] after the Effective Date, Merck may propose a Target for the third Research Program in writing to the Gatekeeper and at the same time notifying Sutro of the notice to the Gatekeeper. If the Gatekeeper does not notify Merck that there is a Conflict within [*] after the written proposal by Merck, the Target shall be deemed accepted and the Parties shall discuss and finalize a Research Plan for such Target. Any Conflicts shall be treated, mutatis mutandis, in accordance with Section 2.1.2. Upon approval of the finalized Research Plan by the Parties, Sutro shall promptly provide a Program Acceptance Notice. The Program Acceptance Notice for the third Research Program shall trigger an additional [*] payment due within [*] after such Program Acceptance Notice for the third Research Program pursuant to Section 7.1. The Research Plan may be revised from time to time upon mutual written agreement by authorized representative(s) of the Parties. If the Gatekeeper does notify Merck that there is a Conflict within [*] after the written proposal by Merck to the Gatekeeper, then Merck shall have a one time [*] extension to present other Target(s) on a one-by-one basis to the Gatekeeper for the third Research Program.

2.1.4

Substitution. For each Research Program, Merck shall have a one-time right prior to [*] for a Compound resulting from the applicable Research Program to substitute another Target through the acceptance process described in Section 2.1.2. If the Gatekeeper does not present a Conflict to Merck within [*] after the written proposal by Merck, the Target shall be deemed accepted and the Parties shall discuss and finalize a Research Plan for such Target and such Target shall be treated as a Target for any and all purposes under the Agreement. If the Gatekeeper does notify Merck that there is a Conflict within [*] after the written proposal by Merck to the Gatekeeper, then Merck shall have the right to present other replacement Target(s) to the Gatekeeper on a one-by-one basis until no Conflict is presented using the same process for determining if a Conflict exists but subject to the time limitations set forth in Section 2.1.2. Upon approval of the Research Plan by the Parties, Sutro shall promptly provide a Program Acceptance Notice. The term of such Research Program shall be the original Research Program Term that was substituted provided that if there is less [*] left in the original Research Program Term, then the Research Program Term will be extended by [*] from the end of the Research Program Term and subject to the option for [*] extension provided in Section 2.1.5.3. Merck shall reimburse Sutro for FTEs for any new Research Plan associated with such Research Program pursuant to Section 2.3. In the event the substitution is made after the payment of the [*] payment for [*]

15	*Confidential Treatment Requested.

for the first Compound resulting from the original Research Program, [*] for the substitute Research Program. For all other intents and purposes under the Agreement, the substitute Research Program will be treated as a Research Program under the Agreement. Upon any substitution of a Target under this Section 2.1.4, (a) the Target that was replaced shall no longer be a Target, and as such shall not be included within the scope of any licenses granted under, or the exclusivity obligations set forth in ARTICLE 5, and (b) the terms of Section 10.4 shall apply with respect to the replaced Target as if such Target were included in a terminated Research Program [*].

2.1.5	Research Program Terms.

2.1.5.1

First Research Program. The Research Program Term for the First Research Program shall commence on the Effective Date and continue for [*], unless extended by Merck at its sole discretion for [*] pursuant to Section 2.1.5.3 or earlier terminated pursuant to ARTICLE 10 or Section 11.2.

2.1.5.2

Additional Research Programs. The Research Program Terms for the second and third Research Programs shall commence upon the applicable Program Acceptance Notice and continue for [*], unless extended for [*] pursuant to Section 2.1.5.3 or earlier terminated pursuant to ARTICLE 10 or Section 11.2.

2.1.5.3

Extension of a Research Program Term/Written Notice. The Research Program Term for a Research Program may be extended by Merck at its sole discretion for [*]. To exercise an extension for a Research Program, Merck shall provide written notice of such request at least [*] prior to the expiration of the then current applicable Research Program Term and make the payment specified in Section 7.3.1. For each extension exercised pursuant to this Section 2.1.5.3, the Parties shall work together to mutually agree on a revised Research Plan. If Merck does not elect to extend an applicable Research Program Term, Merck will provide such notification [*] prior to the expiry of the Research Program Term, and in such case Merck shall pay an additional [*] FTE reimbursement after expiry of the Research Program Term to Sutro at a monthly rate equal to the average monthly FTE usage for such Research Program in the [*] period prior to the date of expiration of the Research Program Term. For clarity, if Merck provides notice that it is not electing to extend an applicable Research Program [*] prior to the expiry of the applicable Research Program Term, Merck shall pay Sutro an additional [*] FTE reimbursement beyond expiry of such Research Program Term. If Merck provides notice that it is not electing to extend an applicable Research Program [*] prior to the expiry of the applicable Research Program Term, Merck shall not pay Sutro any additional FTE reimbursement.

2.1.5.4

Expiration of a Research Program Term. Upon expiration of a given Research Program Term, (a) Sutro shall as soon as practicable (and in any case within [*]): (1) disclose to Merck any Collaboration IP not previously disclosed to Merck; (2) upon Merck’s request, return or cause to be returned to Merck all Merck Information and materials provided by Merck in any medium under such Research Program; and (3) reimburse Merck

16	*Confidential Treatment Requested.

for any uncredited Research Funding under Section 2.3, including FTE fees paid by Merck and fees for services or materials not provided as of the date of expiration or termination under such Research Program; and (b) Merck shall as soon as practicable (and in any case within [*]) disclose to Sutro any Sutro Background Collaboration IP not previously disclosed to Sutro.

2.2

Conduct under Research Program. Sutro and Merck each shall proceed diligently with the work set out in the applicable Research Plan by using their [*] to allocate sufficient time, effort, equipment and facilities to their activities under the Research Programs and to use personnel with sufficient skills and experience as are required to accomplish the objectives of the Research Programs in accordance with the terms of this Agreement, the applicable Research Plan as may be revised from time to time pursuant to Section 2.1, or as otherwise agreed to in writing by the Joint Research Committee.

2.2.1

Use of Affiliates and Third Parties. Merck shall be entitled to utilize the services of its Affiliates and Third Parties to perform its Research Program activities, provided that all such Affiliates and Third Parties are bound or agree to be bound by confidentiality and non-use obligations no less stringent than that contained in this Agreement as well as ownership of intellectual property rights consistent with this Agreement. Sutro shall be entitled to utilize the service of Third Parties to perform its Research Program activities only upon Merck’s prior written consent or as specifically set forth in the applicable Research Plan, provided that all such Third Parties are bound or agree to be bound by confidentiality and non-use obligations no less stringent than that contained in this Agreement as well as ownership of intellectual property rights consistent with this Agreement. Notwithstanding the foregoing, each Party shall remain at all times fully liable for its respective responsibilities under the Research Programs.

2.3

Use of Research Funding; FTEs. Sutro shall support its Research activities under the Research Program with a number of Sutro FTEs (employees) devoted to performing such activities as specifically set forth in the applicable Research Plan, such Research Plan to be agreed upon by both Parties and attached to this Agreement. Such Sutro FTEs shall have sufficient skill, training and competency to perform the proposed work, and similar training and competency as FTEs employed by Sutro to perform work on Sutro’s internal programs and programs for Third Parties. The cost for such Sutro FTEs shall be paid by Merck to Sutro at the FTE Rate within [*] after Merck’s receipt of a quarterly invoice from Sutro. The applicable payment shall be calculated based on the number of FTEs multiplied by the FTE Rate. Any other costs to be paid by Merck to Sutro shall be agreed to by the Parties and specifically set forth in a Research Plan and shall be paid within [*] after Merck’s receipt of a quarterly invoice from Sutro. Apart from the foregoing or as otherwise set forth in this Agreement, each Party shall be responsible for its own cost and expense in carrying out its activities under the Research Programs. Merck shall not be required to fund any FTEs from and after the end of the Research Program Term.

2.4	Joint Research Committee. The Parties hereby establish a committee to facilitate the Research Programs as follows:

2.4.1

Composition of the Joint Research Committee. Research activities for a given Research Program shall be conducted under the direction of a joint research committee (the “Joint Research Committee”) comprised of two (2) Merck representatives (who

17	*Confidential Treatment Requested.

shall be employees of Merck or its Affiliate, as applicable) and two (2) Sutro representatives (who shall be employees of Sutro or its Affiliate, as applicable). Each Party may change its representatives on the Joint Research Committee from time to time in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Research Programs. Additional representative(s) or consultant(s) may from time to time, by mutual consent of the Parties, be invited to attend Joint Research Committee meetings, subject to such representative’s or consultant’s written agreement to comply with the requirements of Section 6.1. The Joint Research Committee shall be chaired by a representative of Merck. The role of the chairperson shall be to preside in person or telephonically at meetings of the Joint Research Committee. The chairperson or their designee (from either Party) shall prepare and circulate agendas for the meetings [*] of all Joint Research Committee meetings that reflect, without limitation, material decisions made at such meetings. The meeting minutes shall be sent to each member of the Joint Research Committee for review and approval reasonably promptly after each meeting. Such minutes will be deemed approved unless one or more of the members of the Joint Research Committee objects to the accuracy of such minutes within [*] after receipt. Decisions of the Joint Research Committee shall be made unanimously by the representatives. In the event that the Joint Research Committee cannot or does not, after reasonable good faith efforts, reach agreement on an issue, the resolution and/or course of conduct shall be determined by Merck, in its sole discretion.

2.4.2

Scope of Joint Research Committee Oversight. The Joint Research Committee shall be responsible to oversee Research Activities for each Research Program, including to: (i) review the Research Program activities for a given Research Program as set forth in the applicable Research Plan as may be revised from time to time pursuant to Section 2.1; (ii) review and coordinate the Parties’ activities under the Research Programs; (iii) confer regarding the status of the Research Programs and the progress under the Research Programs and to advise the Parties and make determinations and decisions in connection with the activities under the Research Programs (including issues of priority); (iv) review relevant data under the Research Programs and review and confirm criteria around Compound selection and progression; (v) consider and advise on any technical issues that arise under the Research Programs; (vi) review and advise on any budgetary and economic matters relating to the Research Programs which may be referred to the Joint Research Committee; and (vii) to determine such other matters as allocated to the Joint Research Committee hereunder. The Joint Research Committee shall not have the authority to: (w) modify or amend the terms and conditions of this Agreement; (x) waive either Party’s compliance with the terms and conditions of this Agreement; (y) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement, including changing or substituting a Target (which must be done in accordance with the terms of this Agreement), or modifying the scope of the licenses or exclusivity granted hereunder; or (z) amend Research Program activities in a manner that would increase the financial or other resource obligations imposed on Sutro beyond the scope of those required under the then current planned activities, and if such amendment would increase such financial or other resource obligations, then such amendment must be mutually agreed to by the Parties in writing; provided that, for the avoidance of doubt if the work proposed in the amendment to the Research Program activities could be performed with the financial or other resource obligations then currently being funded by Merck and such work would not impose additional financial obligations on Sutro beyond the

18	*Confidential Treatment Requested.

then current Research Program activities, Sutro shall perform such work at no additional charge and the Research Program activities shall automatically be deemed to be amended to include such work as proposed by the Joint Research Committee.

2.4.3

Meetings. The Joint Research Committee shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter, with the location for such meetings alternating between Sutro and Merck facilities (or such other location may be determined by the Joint Research Committee). Alternatively, the Joint Research Committee may meet by means of teleconference, videoconference or other similar communications equipment. Each Party shall bear its own expenses related to the attendance of such meetings by its representatives.

2.4.4

Disbandment of Joint Research Committee. [*] following the expiration or termination of the latest to expire Research Program Term, the Joint Research Committee shall be disbanded and shall have no further authority with respect to the activities hereunder; unless the Parties agree in writing to extend the Joint Research Committee for an agreed upon period of time to complete the Research activities.

2.5

Joint Chemistry, Manufacturing and Controls Committee (“JCMCC”). The Parties shall establish a joint chemistry, manufacturing and controls committee within [*] of the Effective Date to facilitate the sharing of Information related to the Manufacture and Regulatory aspects of Compounds and Products including Information regarding the Manufacture of Cell-Free Extract, Custom Reagents and/or any other materials used in the Manufacture of Compound or Product to facilitate and enable Merck’s Development and Commercialization of Compounds and Products during the Term of this Agreement. After the Research Program Term and prior to the filing of the first IND, such JCMCC may be replaced by a Joint Manufacturing Committee (“JMC”) that will, inter alia, deal with clinical or commercial supply and supply agreements. [*] Further details of the JCMCC and the JMC will be outlined in the applicable Supply Agreement.

2.6	Alliance Managers.

2.6.1

Appointment. Each Party shall appoint an employee who shall oversee interactions between the Parties for all matters related to this Agreement (each an “Alliance Manager”). Such persons shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information, and may serve as a single point of contact for any matters arising under this Agreement. The Alliance Managers shall have the right to attend all Joint Research Committee meetings as non-voting participants and may bring to the attention of the Joint Research Committee any matters or issues either of them reasonably believes should be discussed, and shall have such other responsibilities as the Parties may mutually agree in writing. Each Party may designate different Alliance Managers by notice in writing to the other Party.

2.6.2

Responsibilities of the Alliance Managers. The Alliance Managers shall have the responsibility of creating and maintaining a constructive work environment between the Parties. Without limiting the generality of the foregoing, each Alliance Manager shall:

2.6.2.1

identify and bring disputes and issues that may result in disputes (including any asserted occurrence of a material breach by a Party) to the attention of the Joint Research Committee in a timely manner, and function as the point of first referral in all matters of conflict resolution;

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2.6.2.2	provide a single point of communication for seeking consensus both internally within the Parties’ respective organizations and between the Parties;

2.6.2.3	plan and coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement; and

2.6.2.4

take responsibility for ensuring that meetings and the production of meeting agendas and minutes occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

2.7	Patent Committee. The Parties hereby establish a committee to facilitate the filing, prosecution and maintenance of Patent Rights as follows:

2.7.1

Establishment. Within [*] after the Effective Date, the Parties shall establish a patent committee (the “Patent Committee”) to discuss, oversee and coordinate the filing, prosecution, maintenance and enforcement of Collaboration IP and Pre-Existing Sutro Patent Rights in accordance with ARTICLE 9; and defense against claims of infringement of Third Party patents related to the intellectual property licensed or practiced under this Agreement. The Patent Committee will provide recommendations to the Parties regarding the filing, prosecution, maintenance and enforcement of such IP and Patent Rights and related intellectual property matters.

2.7.2

Membership; Meetings. The Patent Committee shall be composed of one (1) employee from each of Merck and Sutro knowledgeable in U.S. patent law and the technology areas that are the subject of this Agreement. The Patent Committee shall meet, in person, by teleconference, or by video-teleconference, at least one (1) time per Calendar Quarter, or more or less often as the Parties shall determine. In-person meetings shall alternate between Sutro and Merck locations within the United States whenever possible unless otherwise agreed by the Parties. The first such meeting shall be within [*] after the Effective Date. Any member of the Patent Committee may designate a substitute, who shall be an employee of the applicable Party, to attend with prior written notice to the other Party. Ad hoc guests who are subject to written confidentiality obligations at least as stringent as the provisions in ARTICLE 6 may be invited to Patent Committee meetings. Each Party may replace its Patent Committee members with other of its employees with the qualifications set forth in this Section 2.7.2, at any time, upon written notice to the other Party.

20	*Confidential Treatment Requested.

2.7.3

Recommendations; Limitations on Patent Committee. Recommendations of the Patent Committee shall be made by consensus, with each Party having collectively one (1) vote in all decisions. The Patent Committee shall have only such powers as are specifically delegated to it in this Agreement and such powers shall be subject to the terms and conditions set forth herein. Without limiting the generality of the foregoing, the Patent Committee shall have no power to amend this Agreement, the Research Programs or any written Research plan. Recommendations where the Patent Committee is unable to reach a consensus are determined as follows:

2.7.3.1

Subject to the terms of ARTICLE 9, Merck shall have final decision-making authority with respect to any dispute relating specifically to Program Collaboration IP, Merck Background Collaboration IP, Merck Other Information and Inventions (and Patent Rights associated therewith), and Pre-Existing Sutro Patent Rights;

2.7.3.2

Subject to the terms of ARTICLE 9, Sutro shall have final decision-making authority with respect to any dispute relating specifically to Sutro Background Collaboration IP, and Sutro Other Information and Inventions (and Patent Rights associated therewith), with the exception of Pre-Existing Sutro Patent Rights; and

2.7.3.3

The Patent Committee shall seek to resolve disputes concerning recommendations on Joint Other Information and Inventions. If the Patent Committee is unable to reach a consensus recommendation on a matter that relates to the Joint Other Information and Inventions within [*] after it has met and attempted to reach such recommendation, then either Party may refer such matter for resolution by nominated executives of each Party.

2.7.4

Updates. The Patent Committee shall provide status updates to the Joint Research Committee on a schedule agreed to by the Parties for as long as the Joint Research Committee is in existence and, thereafter, to the Parties. Sutro shall update Schedule 1.96 and provide such updated schedule to the Patent Committee on a monthly basis.

2.7.5	Duration of Patent Committee. The Patent Committee shall endure for the Term and, by mutual agreement, beyond the Term.

2.8

Additional Committees. The Parties may establish a Joint Manufacturing Committee, a Joint Steering Committee and/or any other committees which may be necessary or useful to facilitate or advance the Research, Development, Manufacture and/or Commercialization activities of the Parties as contemplated under this Agreement.

2.9

Exchange of Information. Following execution of this Agreement, and during the term of a given Research Program and [*] after the Research Program Term expires, Sutro shall on a quarterly basis and at least [*] before each Joint Research Committee meeting disclose to Merck in English and in writing or in an electronic format all Sutro Know-How or Pre-Existing Sutro Know-How not previously disclosed [*]. Further exchange of Sutro Know-How (or any Pre-Existing Sutro Know-How not previously disclosed) through the Term of the Agreement, and related to supply and Manufacture of Compound or Product, would go through the JCMCC or JMC as appropriate.

2.10	Records and Reports.

2.10.1

Records. Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all of its work done and results achieved in the performance of the Research Programs.

21	*Confidential Treatment Requested.

2.10.2

Copies and Inspection of Records. Merck shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of Sutro referred to in Section 2.10.1. Merck shall maintain such records and the information disclosed therein in confidence in accordance with Section 6.1. Merck shall have the right to arrange for its employee(s) and/or consultant(s) involved in the activities contemplated hereunder to visit the offices and laboratories of Sutro and any of its Third Party contractors as permitted under Section 2.2 during normal business hours and upon reasonable notice, and to discuss work under the Research Programs and their results in detail with the technical personnel and consultant(s) of Sutro. Upon request, Sutro shall provide copies of the records described in Section 2.10.1. [*] Merck [*] shall take reasonable and customary measures to avoid disclosure of Sutro’s Cell-Free Extract Know-How to Merck’s employees, agents, contractors, officers, and directors without an actual need for such Know-How and shall not use such Know-How for [*].

2.10.3

Quarterly Reports. Within [*] following the end of each Calendar Quarter during the term of a Research Program, Sutro shall provide to Merck a written progress report in English which shall describe in detail the work performed to date on the Research Programs, evaluate the work performed in relation to the goals of the Research Programs and provide such other information as may be reasonably required for a full evaluation of the Research Programs or reasonably requested by Merck relating to the progress of the goals or performance of the Research Programs. For clarity, all such reports shall be considered the Confidential Information of Merck, other than any [*]. Notwithstanding the foregoing, Parties shall discuss and communicate Information on an as needed basis, provided that [*].

2.11

Research Information and Inventions. All Sutro Information and Inventions, Joint Information and Inventions, Merck Information and Inventions, Pre-Existing Sutro Know-How; and any Patent Rights reciting or claiming such Information and Inventions or Know-How shall constitute “Collaboration IP”. The entire right, title and interest in:

2.11.1

Program Collaboration IP shall be owned solely by Merck; and Sutro shall assign and hereby assigns to Merck all its right, title and interest in and to any such Program Collaboration IP. With respect to the Pre-Existing Sutro Patent Rights, Sutro shall assign and hereby assigns such Patent Rights to Merck, which assignments shall be executed within [*] of the Effective Date;

2.11.2	Sutro Background Collaboration IP shall be owned solely by Sutro; and Merck shall assign and hereby assigns to Sutro all its right, title and interest in and to any such Program Collaboration IP;

2.11.3	Merck Background Collaboration IP shall be owned solely by Merck; and Sutro shall assign and hereby assigns to Merck all its right, title and interest in and to any such Program Collaboration IP;

2.11.4	Collaboration IP that is not Program Collaboration IP, Sutro Background Collaboration IP or Merck Background Collaboration IP (“Other Collaboration IP”) shall be determined as follows:

2.11.4.1	If within Sutro Information and Inventions shall be owned solely by Sutro;

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2.11.4.2	If within Merck Information and Inventions shall be owned solely by Merck; and

2.11.4.3	If within Joint Information and Inventions shall be owned jointly by Sutro and Merck.

Sutro shall as soon as reasonably practicable disclose to Merck in writing the development, making, conception or reduction to practice of Sutro Information and Inventions and Joint Information and Inventions constituting Program Collaboration IP, Merck Background Collaboration IP or Other Collaboration IP. Merck shall as soon as reasonably practicable disclose to Sutro in writing the development, making, conception or reduction to practice of [*]. For the purposes of determining ownership under this Section 2.11, inventorship shall be determined in accordance with United States patent laws (regardless of where the applicable activities occurred). Subject to the licenses granted to the other party under this Agreement and the other terms and conditions of this Agreement, each Party shall have the non-exclusive right to exploit its interest per this Section 2.11.4.3 in Joint Information and Inventions and Joint Patent Rights, and to grant licenses under its interest in such Joint Information and Inventions and Joint Patent Rights, as it deems appropriate, without the consent of, and without accounting to, the other Party; provided, however, that for clarity, such joint ownership rights shall not be construed as granting, conveying or creating any license or other rights to the other Party’s intellectual property, unless otherwise expressly set forth in this Agreement. The non-exclusive license rights for any and all uses to the Joint Other Information and Inventions without the consent of, and without accounting to the other Party shall survive the termination or expiration of this Agreement.

2.12	Compliance with Law and Ethical Business Practices.

2.12.1

Sutro shall conduct the activities of the Research Programs in accordance with Applicable Laws, rules and regulations including all current governmental regulatory requirements concerning Good Laboratory Practices. Sutro shall notify Merck in writing of any deviations from applicable regulatory or legal requirements. Sutro hereby certifies that it has not and will not employ or otherwise use in any capacity the services of any person or entity debarred under Section 21 USC 335a in performing any services hereunder. Sutro shall notify Merck in writing immediately if any such debarment occurs or comes to its attention, and shall promptly remove any person or entity so disbarred from performing any activity or function or capacity related to the Research Programs. Merck shall have the right, in its sole discretion, to terminate this Agreement immediately in the event of any such debarment.

2.12.2

Sutro acknowledges that Merck’s corporate policy requires that Merck’s business must be conducted within the letter and spirit of the law. By signing this Agreement, Sutro agrees to conduct the services contemplated herein in a manner which is consistent with both law and good business ethics.

2.12.3

Specifically, Sutro warrants that none of its employees, agents, officers or other members of its management are officials, officers, agents, representatives of any government or international public organization. –NOTE: FOR A LIST OF “American institutions of research, public international organizations and designations

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under the International Immunities Act” SEE Section 316.20 at http://www.ecfr.gov/cgi-bin/retrieveECFR?gp=&SID=d2739abeb6ca1764c5defa8607248f64&n=8y1.0.1.3.68& r=PART&ty=HTML#8:1.0.1.3.68.0.1.14 Sutro shall not make any payment, either directly or indirectly, of money or other assets, including the compensation Sutro derives from this Agreement (hereinafter collectively referred as a “Payment”), to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (hereinafter collectively referred as “Officials”) where such Payment would constitute violation of any law. In addition regardless of legality, Sutro shall make no Payment either directly or indirectly to Officials if such Payment is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or any other aspect of Merck’s business.

2.12.4

Sutro acknowledges that no employee of Merck or its Affiliates shall have authority to give any direction, either written or oral, relating to the making of any commitment by Sutro or its agents to any Third Party in violation of terms of this or any other provisions of this Agreement.

2.12.5

Sutro certifies to Merck that as of the date of this Agreement that Sutro has screened itself, and its officers, directors and employees against the Exclusions Lists and that it has informed Merck whether Sutro, or any of its officers or directors has been in Violation. After the execution of this Agreement, Sutro shall notify Merck in writing immediately if any such Violation occurs or comes to its attention.

2.12.6

Sutro’s failure to abide by the provisions of Section 2.12 shall be deemed a material breach of this Agreement. Merck may in such case and with immediate effect terminate this Agreement at its sole discretion upon written notice to Sutro and without prejudice to any other remedies that may be available to Merck.

2.12.7

Sutro shall indemnify and hold Merck and any of its Affiliates harmless from and against any and all liabilities (including all costs and reasonable attorneys’ fees associated with defending against such claims) that may arise by reason of the acts or omissions of Sutro or other Third Parties acting on Sutro’s behalf its agents which would constitute a violation of Section 2.12.

2.12.8

Merck shall exercise its rights under this Agreement in accordance with Applicable Laws, rules and regulations including all current governmental regulatory requirements concerning Good Laboratory Practices. Merck hereby certifies that it has not and will not employ or otherwise use in any capacity the services of any person or entity debarred under Section 21 USC 335a in performing any services hereunder.

2.12.9	Merck agrees to exercise its rights under this Agreement in a manner which is consistent with both law and good business ethics.

2.12.10

Specifically, Merck warrants that none of its employees, agents, officers or other members of its management are officials, officers, agents, representatives of any government or international public organization. –NOTE: FOR A LIST OF “American institutions of research, public international organizations and designations under the International Immunities Act” SEE Section 316.20 at http://www.ecfr.gov/cgi-bin/retrieveECFR? gp=&SID=d2739abeb6ca1764c5defa8607248f64&n=8y1.0.1.3.68& r=PART&ty=HTML#8:1.0.1.3.68.0.1.14 Merck shall not make any Payment to

Officials where such Payment would constitute violation of any law. In addition regardless of legality, Merck shall make no Payment either directly or indirectly to Officials if such Payment is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or any other aspect of Sutro’s business.

2.12.11

Merck acknowledges that no employee of Sutro or its Affiliates shall have authority to give any direction, either written or oral, relating to the making of any commitment by Merck or its agents to any Third Party in violation of terms of this or any other provisions of this Agreement

2.12.12

Merck certifies to Sutro that as of the date of this Agreement that Merck has screened itself, and its officers, directors and employees against the Exclusions Lists and that it has informed Sutro whether Merck, or any of its officers or directors has been in Violation.

2.12.13

Merck shall indemnify and hold Sutro and any of its Affiliates harmless from and against any and all liabilities (including all costs and reasonable attorneys’ fees associated with defending against such claims) that may arise by reason of the acts or omissions of Merck or other Third Parties acting on Merck’s behalf its agents which would constitute a violation of Section 2.12.

2.13

Use of Human Materials. If any human cell lines, tissue, human clinical isolates or similar human-derived materials (“Human Materials”) have been or are to be collected and/or used in the Research Programs, Sutro represents and warrants: (i) that it has complied, or shall comply, with all Applicable Laws, guidelines and regulations relating to the collection and/or use of the Human Materials; and (ii) that it has obtained, or shall obtain, all necessary approvals and appropriate informed consents, in writing, for the collection and/or use of such Human Materials. Sutro shall provide documentation of such approvals and consents upon Merck’s request. Sutro further represents and warrants that such Human Materials may be used as contemplated in this Agreement without any obligations to the individuals or entities (“Providers”) who contributed the Human Materials, including any obligations of compensation to such Providers or any other Third Party for the intellectual property associated with, or commercial use of, the Human Materials for any purpose.

2.14

Animal Research. If animals are used in research hereunder, the Party conducting the study with animals will comply with the Animal Welfare Act or any other applicable local, state, national and international laws and regulations relating to the care and use of laboratory animals. Each Party is encouraged to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals. Each Party hereby certifies that it has and shall maintain current and valid accreditation from AAALAC during the Term. Any animals which are used in the course of the Research Programs, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes.

ARTICLE 3. DEVELOPMENT AND COMMERCIALIZATION.

3.1	Development and Commercialization. Merck shall use Commercially Reasonable Efforts, at its own expense, to Develop and Commercialize a Compound or Product in each of such

Research Programs. After expiration of the applicable Research Program and until the filing of the first NDA, Merck shall provide to Sutro an annual summary report that sets forth Merck’s progress with respect to key development and regulatory milestones for Compounds or Products resulting from such Research Program.

3.2

Excused Performance. In addition to the provisions of ARTICLE 8, the obligations of Merck with respect to any Compound or Product under Section 3.1 are expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of Compounds or Products. Should Merck in good faith [*] halt the Research, Development or Commercialization of any Compound or Product in order to analyze and investigate such adverse condition or event, the obligation of Merck pursuant to Section 3.1 to Research, Develop or Commercialize any such Compound or Product shall be delayed or suspended so long as in Merck’s good faith determination any such condition or event exists. Where such adverse condition or event exists, Merck shall provide written notice as soon as practicable of a delay or suspension exercised under this Section 3.2. [*]

3.3

Regulatory Matters. In the event that Merck determines that any regulatory filings for any Compounds and/or Products are required for any activities hereunder (including any activities under the Research Programs), including INDs, NDAs and other Marketing Authorizations (as applicable), then as between the Parties, Merck (or its Affiliate or Related Party) shall have the sole right, in its discretion, to obtain such regulatory filings (in its (or its Affiliate’s or its Related Party’s) name) and as between the Parties, Merck (or its Affiliate or its Related Party) shall be the owner of all such regulatory filings. With respect to any section provided by Sutro that is incorporated into such regulatory filings, [*]. As between the Parties, Merck (or its Affiliate or Related Party) shall have the sole right to communicate and otherwise interact with Regulatory Authorities with respect to the Compounds and/or Products (including during the Research Program Terms). For clarity, Sutro shall have no right to, and shall not, make any regulatory filings related to any Compounds or Products or otherwise interact with any Regulatory Authorities with respect to the Compounds or Products.

3.4

Sutro Support for Merck Regulatory Filings and Regulatory File Maintenance. If not previously prepared and filed, Sutro will, at Merck’s request, prepare and file a Drug Master File (“DMF”) or similar document in applicable markets with Regulatory Authorities for [*]. Sutro shall also provide such other information and assistance as Merck may reasonably request, in connection with the completion of and submission of applications for Regulatory Approvals for [*] and the maintenance thereof. Merck and its Affiliates and Sublicensees may refer to such DMF or similar document in any filing made in connection with obtaining or maintaining a Regulatory Approval for [*]. Sutro shall be responsible for assuring that during the Term, such DMF or similar document shall be in the form appropriate for filing with all applicable Regulatory Authorities, including those in [*] according to a timeline mutually agreed upon by the Parties, and such DMF or similar document shall be maintained in full force and effect by Sutro during the Term and shall not be amended without the consent of Merck to the extent such amendment is potentially relevant to a Compound and/or Product or could possibly impact the development thereof. Sutro shall, on written request by Merck or its Affiliate or Sublicensee, provide to Merck and its Affiliates and Sublicensees and to any specified Regulatory Authority a letter, in the form reasonably required by Merck, acknowledging that Merck and its Affiliates and Sublicensees has a right of reference to any such DMF. If Merck and its Affiliates and Sublicenses intend to File with a Regulatory Authority that does not allow for reference to a DMF or similar document, or if Sutro cannot give Merck its Affiliate or Sublicensee a right of access or direct access to any and all Sutro Know-How required to be included in any Regulatory Filing, Sutro shall promptly provide

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such Know-How to Merck’s regulatory group [*]. Merck shall take reasonable and customary measures to avoid disclosure of Sutro’s Know-How to Merck’s employees, agents, contractors, officers, and directors without an actual need for such Know-How. [*] Sutro shall provide such other information and assistance, as Merck may reasonably require in connection with responding to Regulatory Authorities or any other activities required to maintain regulatory filings related to a Compound and/or Product. This includes any additional data (including raw data when required), production reports, authorizations, certificates, methodologies, specifications, stability reports, deviation reports and other documentation not included in the DMF but in the possession or under the control of Sutro. With respect to this Section 3.4, Merck shall [*].

3.5

Information Exchange. Prior to initiation of a Clinical Trial for a Product, the Parties shall meet and mutually agree on procedures for the exchange of any relevant safety information related to and regarding the Cell-Free Extract. Until such date, Sutro shall keep Merck fully informed of any safety or other concerns including regulatory issues that Sutro may encounter related to its Cell-Free Extract.

ARTICLE 4. SUPPLY.

4.1

non-cGMP Compound Supply for Preclinical Studies. Sutro shall Manufacture (or have Manufactured) and supply to Merck quantities of non-cGMP Compound as Merck may reasonably require in connection with the performance under the Research Programs. [*] The Parties acknowledge and agree that Sutro has identified to Merck its Non-cGMP Facilities, and has also identified its manufacturing capabilities at such facilities. All non-cGMP Compound shall be Manufactured at a non-cGMP Facility. In the event that Sutro is delayed in performing its obligations under this Section 4.1 for a period of [*] except to the extent that such delay is directly attributable to the act or omission of Merck, then on a Research Program-by-Research Program basis, the applicable Research Program Term shall be extended by a period equal to such delay, provided that Merck has notified Sutro once Merck becomes aware of such alleged delay.

4.2

cGMP Compound Supply for IND Enabling Toxicology Studies and Phase I and II Clinical Trials. Sutro shall Manufacture and supply to Merck cGMP quantities of Compound for Merck to conduct any IND Enabling Toxicology Study, Phase I or Phase II Clinical Trials as Merck may reasonably require. The Parties acknowledge and agree that Sutro has identified to Merck its cGMP Facility, and has also identified its manufacturing capabilities at such cGMP Facility. All cGMP Compound shall be Manufactured at such cGMP Facility unless otherwise agreed by the Parties. The Parties may agree to use non-cGMP Compound for IND Enabling Toxicology Studies provided said non-cGMP Compound is Manufactured and tested with controls adequate for use of the material for IND Enabling Toxicology Studies. Sutro shall identify the Non-cGMP Facility that will be used to Manufacture such non-cGMP Compound. The Parties shall negotiate and execute a supply agreement in support of IND Enabling Toxicology Studies and Phase I and II Clinical Trials containing the provisions set forth in Schedule 4.1, and such other terms and conditions that are customary for agreements of this type as the Parties mutually agree (the “Clinical Supply Agreement”). Such Clinical Supply Agreement and a clinical quality agreement shall be entered into no later than [*] after the Effective Date (or such longer period of time as the Parties may agree), but in any event prior to the commencement of any activities relating to such supply, and the Parties shall enter into specific statements of work (“SOWs”) for each Compound. Without limiting the Clinical Supply Agreement, the following provisions of this Section 4.2 shall apply with respect to Manufacture of cGMP Compound on a Compound-by-Compound basis to be supplied by Sutro

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under the Clinical Supply Agreement for the period commencing prior to the initiation of IND Enabling Toxicology Studies until completion of the Phase II Clinical Trial, or as otherwise agreed upon by the JRC, JCMCC or JMC as appropriate:

4.2.1	Manufacture by Sutro.

4.2.1.1

Initial Qualification Criteria. Sutro shall ensure that Merck has the right within [*] after the Effective Date, or such longer period of time as agreed to by Merck, to audit any of Sutro’s Facilities, and the Parties may audit the facilities of all contract manufacturers of Sutro in accordance with Sutro’s rights under its applicable manufacturing agreement and/or quality agreement with such contract manufacturer. Merck shall provide to Sutro an audit report [*]. Within [*] after receipt of such an audit report from Merck, whether such audit report is a result of an audit performed under this Section 4.2.1.1 or is based on the due diligence audit performed by Merck prior to the Effective Date, Sutro shall deliver to Merck a corrective action plan addressing observations from the audit. Upon acceptance of the corrective action plan by Merck, [*] Sutro shall address and correct all audit observations provided by Merck to Merck’s reasonable satisfaction prior to Manufacturing of cGMP Compound for Merck.

4.2.1.1.1

As part of Merck’s audit of any of Sutro’s Facilities, Merck’s audit may include an audit of Sutro’s supplier qualification procedures, risk assessments, audit reports or supplier questionnaires and associated corrective actions and Environmental Health and Safety assessments.

4.2.1.1.2	All future audits shall be conducted pursuant to Schedule 4.1 and Clinical Supply Agreement and associated quality agreement.

4.2.1.1.3

Sutro shall cause any and all subcontractors manufacturing the Cell-Free Extract, Custom Reagents, Compound or Product or other materials (including, e.g., plasmid and non-natural amino acids) used to Manufacture Compound to comply with the applicable terms and conditions of this Section 4.2.1.1 and any applicable Supply Agreement or quality agreement (including any applicable terms and conditions with respect to audit and inspection rights and compliance, operation and maintenance of the Facilities and equipment), provided that [*]. Any subcontracting of any Manufacturing or other activities under this Section 4.2.1.1 and any applicable Supply Agreement or quality agreement shall be subject to the other applicable terms and conditions of this Section 4.2.1.1 and any applicable Supply Agreement, in each case, to the extent applicable.

4.2.1.2

If Sutro fails to address and correct any and all audit observations provided by Merck to Merck’s reasonable satisfaction as described in Section 4.2.1.1 prior to Manufacturing of cGMP Compound for Merck, or is not in compliance with the Clinical Supply Agreement or the clinical quality

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agreement, including failure to address any material audit observations by Merck or a Regulatory Authority with respect to a Compound, or at Merck’s written request and at Merck’s election, then, on a Compound-by-Compound basis, Sutro shall provide to Merck within [*] after such request) a facility fit documentation package (which outlines the Manufacturing process and includes all relevant requirements, including any facility, equipment and process parameters) sufficient for Merck to: (i) determine that it will Manufacture the Compound from the Cell-Free Extract; or (ii) select a Third Party manufacturer to Manufacture the Compound from the Cell-Free Extract. Once Merck determines where the Compound will be Manufactured, Sutro shall either: (a) transfer to Merck the Know-How Controlled by Sutro as necessary for the Manufacture of Compound from the Cell-Free Extract (excluding any Sutro Know-How regarding the methods of preparing the Cell-Free Extract) such that Merck is able to successfully Manufacture Compound from the Cell-Free Extract (the “Transferred Technology”); or (b) transfer the Transferred Technology to a Third Party manufacturer. In either case of clauses (a) or (b) above, Sutro shall supply to Merck or such Third Party manufacturer the Cell-Free Extract and Custom Reagents at Manufacturing Cost plus [*] ([*]%), in each case in accordance with the terms of this Section and Schedule 4.1. If Merck desires to have a Third Party manufacturer supply the Compound, Merck shall be entitled to enter into a manufacturing and supply agreement with such Third Party on the following terms and conditions: (i) the designation of such Third Party supplier by Merck (such supplier, the “Merck CMO”); (ii) Sutro shall license and transfer to such Merck CMO the Transferred Technology; and (iii) Sutro shall supply all necessary quantities of Cell-Free Extract to such Merck CMO as necessary for such Manufacture and supply. In either case of (a) or (b) above, Sutro shall review anticipated technical transfer expenses with Merck [*]. Merck promptly shall reimburse Sutro for such costs incurred by Sutro in connection with such activities, unless such Technology Transfer is due to Sutro’s failure to address and correct any and all audit observations provided by Merck as described in Section 4.2.1.1 to Merck’s reasonable satisfaction prior to Manufacturing of cGMP Compound for Merck or if Sutro is not in material compliance with the Clinical Supply Agreement or the clinical Quality Agreement which would impact compliant or timely supply of Compound or Product from Sutro to Merck, in which case Sutro shall be responsible for all costs associated with the Technology Transfer. [*]

4.3

cGMP Supply For Registrational Study and Commercial Supply. The following provisions of this Section 4.3 shall apply with respect to Manufacture of cGMP Compound for Phase III Clinical Trials and commercial supply on a Compound-by-Compound basis from and after the earlier of: (a) initiation of the first Phase II Clinical Trial for such Compound; or (b) [*] prior to the initiation of such Phase III Clinical Trial for such Compound, or earlier as agreed to by the Parties:

4.3.1

Solicitation of Manufacturers. At Merck’s request, Sutro shall provide to Merck (within [*] after such request) a facility fit documentation package sufficient for Merck to: (i) determine that it will Manufacture the Compound from the Cell-Free Extract; or (ii) select a Third Party manufacturer to Manufacture the Compound from the Cell-

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Free Extract for supply of Phase III Clinical Trials and/or commercial supply. During such [*] period, at the option of Sutro, Sutro may inform Merck of Sutro’s desire to be considered by Merck to Manufacture cGMP Compound following the provision of written notice for a given Compound. If Sutro so notifies Merck and Merck has determined that it will select a Third Party manufacturer to Manufacture Compound, Merck shall consider Sutro for Manufacturing of such cGMP Compound as part of the Merck process for identifying and selecting a Third Party manufacturer, and Sutro shall submit to Merck a detailed proposal outlining the proposed cost to Merck of such cGMP Compound. To ensure that proposals received from Third Party manufacturers are all based on a common understanding of the technical requirements for the Manufacturing of the relevant cGMP Compound, Sutro agrees, upon reasonable request of Merck, to provide responses to technical questions from other potential Third Party manufacturers in writing and/or via participation in meetings or teleconferences with Merck and other potential Third Party manufacturers. Merck shall communicate to Sutro within [*] after the conclusion of Merck’s analysis, Merck’s preliminary conclusion regarding whether or not Sutro has been selected as manufacturer for the cGMP Compound. Following such communication by Merck and at the request of Sutro, Merck shall discuss with Sutro potential changes to Sutro’s proposal and thereafter Sutro shall have [*] to modify its original proposal if it so chooses. Within [*] after receipt of Sutro’s modified proposal, Merck shall communicate to Sutro Merck’s final decision whether Merck’s preliminary conclusion has changed based on Sutro’s modified proposal. Notwithstanding the foregoing, Merck shall have no obligation to contravene any of its internal business policies or delay its decision making for such matter.

4.3.2

Use of Alternative Manufacturer. If, in Merck’s reasonable judgment, Merck concludes that Merck and/or one or more Third Part(ies) manufacturers is better able to meet Merck’s requirements for the Manufacture and supply of cGMP Compound, or if Sutro does not inform Merck of Sutro’s desire to be considered by Merck to Manufacture cGMP Compound in writing and elect to demonstrate its capabilities to supply such cGMP Compound to Merck pursuant to Section 4.3.1, Merck shall be free to Manufacture such cGMP Compound itself and/or to obtain such cGMP Compound from one or more Third Party manufacturers and, in such case, Sutro shall effect, at Merck’s reasonable cost and expense, one (1) technology transfer solely for such Compound (and for no other Compounds) to Merck and/or one or more Third Party manufacturers pursuant to Section 4.2.1.2 in order to permit Merck and/or such Third Party manufacturers to Manufacture such cGMP Compound (from the Cell-Free Extract to be supplied by Sutro) to meet Merck’s requirements. For clarity, each Compound may be separately subject to a technology transfer in accordance with this Section 4.3.2.

4.3.3

Manufacture by Sutro. In the event Merck chooses to obtain supply of cGMP Compound from Sutro for Phase III Clinical Trials and commercial supply pursuant to this Section 4.3, the Parties shall enter into an applicable Supply Agreement (“Commercial Supply Agreement”) and commercial quality agreement for the Manufacture and supply of such cGMP Compound from Sutro to Merck and any such Commercial Supply Agreement shall contain the provisions set forth in Schedule 4.1 and shall be consistent with supply and quality agreements that are customary for agreements of this type that Merck utilizes with other non-affiliated Third Party manufacturers. If Sutro is chosen as the manufacturer, then, at Merck’s option, Sutro shall support qualification of Merck or one or more Third Party manufacturers as a

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second source manufacturer and supplier of cGMP Compound in order to ensure an ability to meet Merck’s needs for Phase III Clinical Trial and commercial supply of such cGMP Compound should Sutro become unable to supply Merck’s requirements therefor. Any Commercial Supply Agreement would include a mechanism for the Parties to share in efficiencies gained in Manufacturing process improvements.

4.4

Consult. Merck may, at Merck’s discretion and to the extent determined by Merck, consult with Sutro regarding cGMP quality, regulatory requirements, technical matters, and performance standards related to any aspect of the supply and Manufacture of Compound, Product, Cell-Free Extract, Custom Reagents and/or any other materials used in the Manufacture of Compound or Product; provided that Sutro is not obligated to provide any Cell-Free Extract Know-How pursuant to the foregoing except as expressly provided in this Section 4.4, Section 3.4, or Schedule 4.1, and as may be agreed to in any Supply Agreement or associated quality agreement subsequently entered into by the Parties. Any such consultation that is related to Cell-Free Extract Know-How shall be discussed and operationalized by the JCMCC. If the results of such consultation and discussion by the JCMCC is the identification of a technical, regulatory or quality issue potentially related to the Cell-Free Extract that may adversely impact either clinical or commercial supply to Merck and for which Merck reasonably needs access to Cell-Free Extract Know-How to resolve or assist Sutro in resolving such technical, regulatory or quality issue, then Sutro shall promptly provide such necessary Know-How to [*] for the purpose of addressing such technical, regulatory or quality issue [*]. [*] reasonable and customary measures to avoid disclosure of Sutro’s Know-How to Merck’s employees, agents, contractors, officers, and directors without an actual need for such Know-How [*].

4.5

Cell-Free Extract. At the written request of Merck and in accordance with Section 4.2.1, Sutro shall manufacture and supply Cell-Free Extract to Merck in place of Compound or to a Third Party manufacturer. Upon such request, the Parties shall negotiate and execute a supply agreement and quality agreement in support of such manufacture and supply of Cell-Free Extract which shall include the terms set forth in this ARTICLE 4 and Schedule 4.1, mutatis mutandis as applied to Cell-Free Extract instead of Compound; provided that Sutro is not obligated to provide any Cell-Free Extract Know-How pursuant to the foregoing except as expressly provided below or as otherwise provided in this Agreement or applicable Supply Agreement or quality agreement. If Sutro materially breaches its obligation [*] with respect to providing information regarding Cell-Free Extract as required in those Sections or upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by Sutro, or upon an assignment of a substantial portion of the assets for the benefit of creditors by Sutro, then upon Merck’s written request Sutro shall conduct a technical transfer of the Cell-Free Extract manufacturing process to Merck to enable Merck to manufacture or have manufactured Cell-Free Extract to support ongoing uninterrupted supply of Compound or Product. If Sutro provides such information regarding Cell-Free Extract to Merck, such information shall continue to be treated as Confidential Information of Sutro’s, to be used and disclosed by Merck only as permitted pursuant to this Agreement.

4.6

Second Source. Sutro shall establish a second source for the supply of Cell-Free Extract acceptable to Merck prior to Merck conducting [*] for any Compound. If Merck determines that a second source for the supply of Cell-Free Extract needs to be established by Sutro which is separate and in addition to Sutro’s established second source and which shall be used exclusively for the supply of Cell-Free Extract to Merck, then, upon the written request of Merck at any time after Merck has committed to conducting [*] for any Compound and at Merck’s expense, Sutro shall transfer to a Third Party manufacturer selected by Merck and

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reasonably acceptable to Sutro all relevant technology, Know-How, information and processes to enable such Third Party manufacturer to manufacture and supply the Cell-Free Extract to Merck or the Merck CMO. Sutro shall manage such Third Party manufacturer and all orders for Cell-Free Extract shall be made to Sutro; provided in the event that there has been a Supply Failure Merck shall manage such Third Party manufacturer.

4.7

Product. At the request of Merck, and if agreed to by the Parties, such agreement not to be unreasonably withheld, conditioned or delayed, the Parties shall discuss and agree on the terms pursuant to which Sutro would Manufacture and supply Product to Merck either in addition to or in place of Compound. If the Parties agree to enter into an agreement with respect to the Manufacture and supply of Product, such agreement shall include appropriate terms and conditions, including the terms set forth in this ARTICLE 4 and Schedule 4.1 mutatis mutandis as applied to Product instead of Compound.

ARTICLE 5. LICENSE.

5.1	Exclusive License Grants.

5.1.1

Sutro hereby grants to Merck an exclusive license (even as to Sutro) in the Territory under Sutro Patent Rights, Sutro Know-How and Sutro’s interest in Joint Patent Rights, and Pre-Existing Sutro Patent Rights or Pre-Existing Sutro Know-How (to the extent not yet assigned to Merck hereunder), with the right to grant and authorize sublicenses in the Field: (i) to make, have made, use, import, sell, offer to sell and otherwise exploit (including to Research, Develop, Manufacture and Commercialize) Compound(s) and/or Product(s); (ii) to otherwise perform its activities under the Research Programs; and (iii) to otherwise carry out activities contemplated under this Agreement. The foregoing license does not include any rights under the Sutro Patent Rights, Sutro Know-How or Sutro’s interest in Joint Patent Rights with respect to distinct and separate active pharmaceutical ingredients that may be included in a Product in combination with the Compound where such ingredients are not themselves also a component of the Compound. The licenses granted under this Section 5.1.1 (with respect to the Sutro Background Patent Rights inlicensed from Stanford identified in Schedule 1.96) shall be [*] Stanford In-License, and Merck agrees to [*]; provided that: (a) [*] of the Stanford In-License. The licenses granted under this Section 5.1.1 (with respect to the [*]) shall be [*]; provided that: (a) [*]. Notwithstanding the foregoing, the Stanford In-License and [*] In-License shall continue to be [*].

5.1.2

Notwithstanding the scope of the exclusive licenses granted to Merck under Section 5.1.1, Sutro shall retain the rights under Sutro Patent Rights, Pre-Existing Sutro Patent Rights, Sutro Know-How, Pre-Existing Sutro Know-How and Sutro’s interest in Joint Patent Rights: (a) during a given Research Program Term within the Field necessary solely in connection with performing Sutro’s obligations under such Research Program in accordance with this Agreement; and (b) during the Term within the Field necessary solely in connection with performing Sutro’s obligations under a Supply Agreement.

5.2	Non-Exclusive License Grants.

5.2.1

In the event that the making, having made, use, import, offer for sale and/or sale in the Territory by Merck or its Related Parties of Compound(s) and/or Product(s) would infringe during the Term of this Agreement a claim of an issued letters patent that Sutro (or its Affiliate) Controls and which patents are not covered by the grant in Section 5.1,

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Sutro hereby grants to Merck, to the extent Sutro is legally able to do so, a non-exclusive, sublicensable, royalty-free license in the Territory under such issued letters patent for Merck and its Related Parties to make, have made, use, import, sell, offer for sale and/or otherwise exploit (including to Research, Develop, Manufacture and Commercialize) Compound(s) and/or Product(s) in the Territory. The foregoing license does not include any rights under such letters patent with respect to distinct and separate active pharmaceutical ingredients that may be included in a Product in combination with the Compound where such ingredients are not themselves also a component of the Compound.

5.2.2

Sutro hereby grants to Merck a non-exclusive, perpetual, irrevocable, royalty-free, sublicensable license in the Territory under: (a) Sutro Background Collaboration IP; or (b) Sutro’s interest in Joint Other Information and Inventions; which in each of (a)-(b) recites or claims Merck Information and Inventions or Joint Information and Inventions for [*].

5.2.3

Merck hereby grants to Sutro a non-exclusive, perpetual, irrevocable, royalty-free, sublicensable license in the Territory under: (a) Merck Background Collaboration IP; or (b) Merck’s interest in Joint Other Information and Inventions; which in each of (a)-(b) recites or claims Sutro Information and Inventions or Joint Information and Inventions for [*].

5.2.4

Merck hereby grants to Sutro during the Research Program Term a non-exclusive, non-transferable, non-sublicensable license to Sutro under the Merck Patent Rights, Pre-Existing Sutro Patent Rights, Merck Background Patent Rights, Pre-Existing Sutro Know-How and Merck Know-How, as applicable, solely to perform Sutro’s activities under the Research Program in accordance with this Agreement and the Research Plan.

5.3

No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Information disclosed to it under this Agreement or under any patents or patent applications Controlled by the other Party or its Affiliates.

5.4

No Grant of Inconsistent Rights by Sutro. Sutro shall not (and shall cause its Affiliates not to) assign, transfer, convey or otherwise grant to any Person or otherwise encumber (including through lien, charge, security interest, mortgage, encumbrance or otherwise): (i) any rights to any Sutro Know-How, Pre-Existing Sutro Know-How, Sutro Patent Rights, Pre-Existing Sutro Patent Rights, or Sutro’s interest in Joint Patent Rights (or any rights to any intellectual property that would otherwise be included in the Sutro Know-How, Pre-Existing Sutro Know-How, Sutro Patent Rights, Pre-Existing Sutro Patent Rights or Joint Patent Rights), in any manner that is inconsistent with or would interfere with the grant of the rights or licenses to Merck hereunder; or (ii) any rights to molecules that Bind a Target including Compounds or Products, and/or compositions containing such molecules, or methods of use or processes of manufacture of such molecules or compositions (provided that Sutro shall grant to Merck the rights of (i) and (ii) as set forth herein), in any manner that is inconsistent with or would interfere with the grant of the rights or licenses to Merck hereunder.

5.5

Exclusive Efforts. Sutro shall be (and shall cause its Affiliates to be) exclusive to Merck with respect to the Research, Development and Commercialization of molecules that Bind to the selected Targets, except with respect to certain pre-existing assets of an acquirer as more fully set forth below. Without limiting the foregoing, during the Term, (x) Sutro shall not (and shall

33	*Confidential Treatment Requested.

cause its Affiliates not to) make, have made, use, sell, offer for sale, import or otherwise exploit including to Research, Develop, Manufacture and Commercialize (and shall not grant to any Third Party the right to make, have made, use, sell, offer for sale, import or otherwise exploit including to Research, Develop, Manufacture and Commercialize): (1) molecules that Bind a Target including Compounds or Products (but only with respect to the Compound portion of any Product, and not to any other distinct and separate active pharmaceutical ingredient that may be included in such Product, where such ingredients are not themselves also a component of the Compound), and further provided that with respect to a Target that is a functional complex of cytokine receptors, the foregoing only applies to molecules that Bind to the complex as a group, and not to each individual subunit (unless the subunit is named as a separate Target); (2) compositions containing such molecules; and/or (3) methods of use or processes of manufacture specific to such molecules or compositions; for any purposes (including the research, development, manufacturing or commercialization thereof), except for Sutro’s performance of the activities to be performed by Sutro under a Research Plan or Supply Agreement in accordance with this Agreement, and (y) Sutro shall and shall cause its Affiliates not to provide or otherwise transfer to any Third Parties any Program Collaboration Know-How for use in the Field. Notwithstanding the foregoing, it shall not be a breach of this Section 5.5 if Sutro itself, or in collaboration with a Third Party, generates a molecule that [*] (and further Researches, Develops, Manufactures or Commercializes such molecule) provided that each of the following applies to such molecule: (i) such molecule was generated in a program that was [*], (ii) the [*]; and (iii) upon learning that the molecule binds to the Target, neither Sutro nor such Third Party shall further Develop the product with respect to the pharmacological activity resulting from the binding of the Target. Any assignment, transfer, conveyance or grant from Sutro to any Person or encumbrance not in accordance with this Section 5.5 shall be void ab initio. The foregoing restrictions shall not apply to (a) the [*]; and wherein such [*]. The existence of [*] prior to the date of acquisition shall be a matter of Third Party review upon Merck’s request after the closing of such transaction. Further, [*], Sutro or the acquiring entity, or affiliates, shall not use Sutro Know-How, Pre-Existing Sutro Know-How, Sutro Patent Rights, or Sutro employees that were involved in the collaboration between Merck and Sutro under this Agreement to progress [*].

5.6

Sublicenses. Merck shall have the right to sublicense (through multiple tiers of sublicenses) any or all of the licenses granted to Merck hereunder. Merck shall be responsible for ensuring that the performance by any of its sublicensees hereunder that are exercising rights under a sublicense hereunder is in accordance with the applicable terms of this Agreement, and the grant of any such sublicense shall not relieve Merck of its obligations under this Agreement (except to the extent they are performed by any such sublicensee(s) in accordance with this Agreement).

ARTICLE 6. CONFIDENTIALITY AND PUBLICATION.

6.1

Nondisclosure Obligation. All Confidential Information shall be maintained in confidence by the Receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set forth herein without the prior written consent of the Disclosing Party, except to the extent that such Information:

6.1.1

is disclosed to governmental or other regulatory agencies in order to obtain patents on Inventions in accordance with ARTICLE 9 herein or to gain or maintain approval to conduct clinical trials on Compound or Product or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or approvals;

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6.1.2

is deemed necessary by Merck to be disclosed to Related Parties, agent(s), consultant(s), and/or other Third Parties for any and all purposes Merck and its Affiliates deem necessary or advisable in the ordinary course of business to achieve the objectives of this Agreement on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement; provided, however, that the term of confidentiality for such Third Parties shall be no less than [*];

6.1.3

is deemed necessary by counsel to the Receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by the confidentiality and non-use obligations contained in this Agreement; provided, however, that the term of confidentiality for such attorneys, independent accountants and financial advisors shall be no less than [*]; or

6.1.4	[*]

If a Party is required by judicial or administrative process (including a request for discovery received in an arbitration or litigation proceeding), or by a statute, regulation or rule of law (e.g., securities laws, rules and regulations), to disclose information that is subject to the non-disclosure provisions of this Section 6.1 or Section 6.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 6.1 and Section 6.2, and the Party disclosing information pursuant to law or court order shall take all steps reasonably necessary, including obtaining an order of confidentiality, to ensure the continued confidential treatment of such information. The Parties shall consult and cooperate fully with each other on the provisions of this Agreement to be redacted in any filings made by the Parties with the Securities and Exchange Commission or similar governmental agency in the U.S. or abroad, or as otherwise required by law.

6.2	Sutro Know-How. Sutro agrees to keep all Pre-Existing Sutro Know-How and Collaboration IP (with the exception of Sutro Background Collaboration IP) confidential subject to Section 6.1.

6.3

Publication. Sutro shall have no right to publish results of the Research Programs. Merck shall have the sole right to publish results of the Research Programs and any future developments or results from Merck’s activities under the Agreement.

6.4

Publicity/Use of Names/Press Releases. No disclosure of the existence, or the terms, of this Agreement may be made by a Party, and neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Law. Notwithstanding the foregoing, the Parties have agreed to the press release attached as Schedule 6.1 to this Agreement. Any subsequent references to this Agreement shall be limited to the contents of Schedule 6.1.

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ARTICLE 7. PAYMENTS; ROYALTIES AND REPORTS

7.1

Up-Front Fees. In consideration for Sutro’s performance of its obligations under the Research Programs and the licenses and other rights granted to Merck herein under the Sutro Patent Rights, Pre-Existing Sutro Patent Rights, Sutro Know-How, Pre-Existing Sutro Know-How, and Sutro’s interest in Joint Patent Rights and Joint Information and Inventions, upon the terms and conditions contained herein, Merck shall pay to Sutro a non-refundable, non-creditable payment of US$ 60,000,000 (sixty million) payable by the later of: (i) [*] after the Effective Date; or (ii) [*] after any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof), imposed under Applicable Law. Merck shall pay an additional non-refundable, non-creditable payment of [*] within [*] after the Program Acceptance Notice for the third Research Program pursuant to Section 2.1.3. Each such payment shall be payable by wire transfer of immediately available funds in accordance with Section 7.7.

7.2

Equity Investments. Pursuant to and as further detailed in the Series E Stock Purchase Agreement, Merck will make an initial equity investment, at the Closing (as defined in the Stock Purchase Agreement), of Twenty Million Dollars ($20,000,000.00), and will have certain other additional rights and obligations with respect to the capital stock of Sutro. In addition, pursuant to and as further detailed in the Common Stock Purchase Agreement, in the event Sutro consummates an initial public offering, then Merck may acquire up to Ten Million Dollars ($10,000,000.00) of additional equity in Sutro concurrently with the closing of Sutro’s initial public offering.

7.3

Milestone Payments. Subject to the terms and conditions of this Agreement, Merck shall pay to Sutro the following milestone payments, for which Merck or any Related Party achieves, the following milestone events hereunder during the Term pursuant to the payment procedures set forth in Section 7.3.5:

7.3.1	One-Time Research Milestones [*].

Milestone Event	Payment to Sutro
1. Upon written notice by Merck pursuant to Section 2.1.5.3 [*]	US$	[	*]
2. Initiation of the first IND Enabling Toxicology Study for the first Compound resulting from a given Research Program	US$	[	*]

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7.3.2	Development and Regulatory Milestones [*].

7.3.2A – First Indication

Milestone Event One-Time Payment for the first of: [*]	A			B
	Payment to Sutro for [*]			Payment to Sutro for [*]
1. Initiation of the first Phase I Clinical Trial under a [*] for the first Indication for the first Compound resulting from a given Research Program to have achieved this milestone	US$	[	*]	US$	[	*]
2. Initiation of the first Phase II Clinical Trial under a [*] for the first Indication for the first Compound resulting from a given Research Program to have achieved this milestone	US$	[	*]	US$	[	*]
3. Initiation of the first Phase III Clinical Trial under a [*] for the first Indication for the first Compound resulting from a given Research Program to have achieved this milestone	US$	[	*]	US$	[	*]
4. First Commercial Sale in the [*] for the first Indication for the first Product to have achieved this milestone	US$	[	*]	US$	[	*]
5. First Commercial Sale achieved in [*] for the first Indication for the first Product to have achieved this milestone	US$	[	*]	US$	[	*]
6. First Commercial Sale in [*] for the first Indication for the first Product to have achieved this milestone	US$	[	*]	US$	[	*]

7.3.2B – Second or Additional Indication

Milestone Event One-Time Payment for the first of: [*]	(A) – [*]			(B) – [*]
	Payment to Sutro			Payment to Sutro
7. Initiation of the first Phase III Clinical Trial under a [*] for the first Compound resulting from a given Research Program to have achieved this milestone.	US$	[	*]	US$	[	*]
8. First Commercial Sale in the [*] for the first Product to have achieved this milestone	US$	[	*]	US$	[	*]
9. First Commercial Sale achieved in [*] for the first Product to have achieved this milestone	US$	[	*]	US$	[	*]
10. First Commercial Sale in [*] for the first Product to have achieved this milestone	US$	[	*]	US$	[	*]

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With respect to milestone payments (2), (3) and (7) under Section 7.3.2 (A) and (B), if the applicable milestone event does not occur for a Product, but an NDA is filed for that Product then Merck shall [*] upon the first Filing of such NDA in the U.S., EU or Japan with respect to such Product for such Indication. Each milestone payment hereunder shall be noncreditable and nonrefundable. [*]

7.3.3	Net Sales Milestones during the Royalty Period [*].

Milestone Event	Payment to Sutro
11. The first Calendar Year in which annual Net Sales equals or exceed US$ [*] for a Product	US$	[	*]
12. The first Calendar Year in which annual Net Sales equals or exceed US$ [*] for a Product	US$	[	*]
13. The first Calendar Year in which annual Net Sales equals or exceed US$ [*] for a Product	US$	[	*]

7.3.4	Modifications to Milestone Payments. With respect to the milestone payments under Section 7.3.1, Section 7.3.2 (A) and (B) or Section 7.3.3,

7.3.4.1

Substituted Research Program. The milestone pursuant to Section 7.3.1 for Initiation of the first IND Enabling Toxicology Study for the first Compound resulting from a given Research Program shall not become due for achievement of such milestone for a Compound resulting from a substitute Research Program pursuant to Section 2.1.4 where such milestone was paid for a Compound resulting from the original Research Program that was replaced.

7.3.4.2	[*]

7.3.5

Payment of Milestones. Merck shall notify Sutro in writing within [*] following the achievement of each milestone set forth in Section 7.3. With respect to the achievement of a milestone under Section 7.3.1 or Section 7.3.2 (A) and (B), Merck shall make the appropriate milestone payment within [*] after the achievement of such milestone. With respect to the achievement of a milestone under Section 7.3.3, Merck shall make the appropriate milestone payment within [*] after the close of the Calendar Quarter in which such milestone was achieved. The milestone payments pursuant to Section 7.3 shall be payable only upon the initial achievement of such milestone and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone, [*]. An eligible Compound or Product can trigger milestones for a maximum of two (2) Indications through Section 7.3.2 (A) and (B). For clarity, no Product can exceed a total of $USD [*] to be paid for milestones 1-10 collectively under Section 7.3.2 (A) and (B).

38	*Confidential Treatment Requested.

7.4	Royalties.

7.4.1

Royalties Payable By Merck. Subject to the terms and conditions of this Agreement, Merck shall pay Sutro royalties, calculated on a Product-by-Product and country-by-country basis, as set forth in this Section 7.4.

7.4.1.1

Patent Royalties. Subject to the provisions of Section 7.4.1.2, Merck shall pay Sutro royalties in an amount equal to the following percentage of Net Sales of Products by Merck or its Related Parties where the sale of Product would infringe a Valid Patent Claim in the country of sale:

7.4.1.1.1	[*] percent ([*]%) of Net Sales in the Territory in each Calendar Year up to and including $USD [*];

7.4.1.1.2	[*] ([*]%) of Net Sales in the Territory in each Calendar Year for the portion of Net Sales exceeding $USD [*] up to and including $USD [*];

7.4.1.1.3	[*] ([*]%) of Net Sales in the Territory in each Calendar Year for the portion of Net Sales exceeding $USD [*] up to and including $USD [*]; and

7.4.1.1.4	[*] percent ([*]%) of Net Sales in the Territory in each Calendar Year for the portion of Net Sales exceeding $USD [*].

7.4.1.2	[*] Merck shall pay Sutro a royalty pursuant to this ARTICLE 7 for such country at a rate reduced by [*].

7.4.1.3

Know-How Royalty. Notwithstanding the provisions of Section 7.4.1.1, in countries where the sale of Product by Merck or its Related Parties would not infringe a Valid Patent Claim, Merck shall pay royalty rates that shall be set at [*] of the applicable royalty rate determined according to Section 7.4.1.1. Such royalties shall be calculated after first calculating royalties under Section 7.4.1.1.

7.4.1.4

Calculation of Royalty Tiers. Royalty tiers pursuant to Section 7.4.1.1 and Section 7.4.1.2 shall be calculated based on Net Sales of each Product in the Territory; provided that the determination of whether the royalty shall be calculated under Section 7.4.1.1 or Section 7.4.1.2 shall be determined on a country-by-country basis; and provided further that where the Net Sales of the Product are for a Non-Oncology Indication, the royalties calculated pursuant to Section 7.4.1.1 and Section 7.4.1.2 shall be [*] of such royalties. If the same Product is sold for use both in an Oncology Indication and in a Non-Oncology Indication (with no obvious price, presentation or dose differential), then the Parties shall work together in good faith to determine the appropriate methodology for allocation of Net Sales of such Product between such Oncology Indication

39	*Confidential Treatment Requested.

and Non-Oncology Indication, potentially through the use of a Third Party data aggregator such as IMS. Royalties on each Product at the rates set forth above shall continue on a country-by-country basis until the expiration of the later of: (i) the last-to-expire Valid Patent Claim claiming the Compound; or (ii) for a period of ten (10) years after First Commercial Sale of such Product in such country (the “Royalty Period”).

7.4.1.5	[*]

7.4.1.6	All royalties are subject to the following conditions:

7.4.1.6.1	that only one royalty shall be due with respect to the same unit of Product;

7.4.1.6.2

that no royalties shall be due upon the sale or other transfer among Merck or its Related Parties, but in such cases the royalty shall be due and calculated upon Merck’s or its Related Party’s Net Sales to the first independent Third Party;

7.4.1.6.3	no royalties shall accrue on the sale or other disposition of Product by Merck or its Related Parties for use in a Clinical Trial; and

7.4.1.6.4

no royalties shall accrue on the disposition of Product in reasonable quantities by Merck or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

7.4.2

Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Compound or Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 7.4.1, then the royalty rate to be paid by Merck on Net Sales in that country under Section 7.4.1 shall be reduced to the rate paid by the compulsory licensee.

7.4.3

Third Party Licenses. Following the Effective Date, in the event that Merck or its Related Party obtains after the Effective Date a license under Patent Rights from any Third Party(ies) that may be necessary or useful in order to research, develop, make, have made, use, import, offer to sell and/or sell Product(s) (but not with respect to any distinct and separate active pharmaceutical ingredients that may be included in a Product in combination with the Compound where such ingredients are not themselves also a component of the Compound) or Compound(s) contained in such Product(s) (hereinafter “Third Party Licenses”), [*] of [*] under such Third Party Licenses by Merck or its Related Parties in connection with the Manufacture, use, sale or import, as applicable, of Product(s) (but not with respect to any distinct and separate active pharmaceutical ingredients that may be included in a Product in combination with the Compound, where such ingredients are not themselves also a component of the Compound) or Compound(s) contained in such Product(s) for a Calendar Quarter shall be creditable against [*] payments due Sutro by Merck with respect to the sale of such Product in such Calendar Quarter. Notwithstanding the foregoing, in no event shall the royalties owed by Merck to Sutro for such Calendar Quarter be reduced pursuant

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to this Section by more than [*] of the royalties owed under ARTICLE 7 pursuant to the provisions of this Section 7.4.3 (provided, however, that if Merck is not able to fully recover the [*] paid by Merck or its Related Parties under any Third Party License as a result of the foregoing restriction, then Merck shall be entitled to carry forward such right of off-set to future Calendar Quarters with respect to such excess amount). At the request of Merck, Sutro shall provide reasonable assistance to Merck (or its Related Parties) in obtaining any such Third Party Licenses or otherwise taking action with respect to Patent Rights or know-how or other intellectual property of any Third Party(ies) that may be necessary or useful in order to research, develop, make, have made, use, import, offer to sell and/or sell Product(s) (or Compound(s) contained in such Product(s)).

7.5

Reports; Payment of Royalty. During the term of this Agreement following the First Commercial Sale of a Product, Merck shall furnish to Sutro a quarterly written report for the Calendar Quarter showing the Net Sales of all Products subject to royalty payments sold by Merck and its Related Parties in the Territory during the reporting period and the royalties payable under this Agreement. Reports shall be due on the [*] following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Merck shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

7.6	Audits.

7.6.1

Upon the written request of Sutro and not more than once in each Calendar Year, following the First Commercial Sale Merck shall permit an independent certified public accounting firm of nationally recognized standing selected by Sutro and reasonably acceptable to Merck, at Sutro’s expense, to have access during normal business hours to such of the records of Merck as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than [*] prior to the date of such request. The accounting firm shall disclose to Sutro only whether the royalty reports are correct or incorrect and the amount of any discrepancy. No other information shall be provided to Sutro.

7.6.2

If such accounting firm correctly identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within [*] after the date Sutro delivers to Merck such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by Sutro, except in the situation that the accounting firm determines that Merck has underpaid by the greater of at least [*] or [*] dollars (US$ [*]) the royalties it owed for any Calendar Year reviewed by the accounting firm. If such accounting firm correctly identified an overpayment by Merck during such period, then such overpayment shall be withheld from a next payment due from Merck to Sutro.

7.6.3

Merck shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Merck, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Sutro’s independent accountant to the same extent required of Merck under this Agreement.

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7.6.4

Upon the expiration of [*] following the end of any Calendar Year, the calculation of royalties payable with respect to such Calendar Year shall be binding and conclusive upon Sutro, and Merck and its Related Parties shall be released from any liability or accountability with respect to royalties for such Calendar Year.

7.6.5

Sutro shall treat all financial information subject to review under this Section 7.6 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Merck and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

7.7

Payment Exchange Rate. All payments to be made by Merck to Sutro under this Agreement shall be made in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Sutro from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States dollars due Sutro shall be made at the monthly rate of exchange utilized by Merck in its worldwide accounting system.

7.8

Income Tax Withholding. Sutro shall be liable for all income and other taxes (including interest) (“Taxes”) imposed upon any payments made by Merck to Sutro under this ARTICLE 7 (“Agreement Payments”). If Applicable Laws, rules or regulations require the withholding of Taxes, Merck shall make such withholding payments and shall subtract the amount thereof from the Agreement Payments. Merck shall submit to Sutro appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. Merck shall provide Sutro reasonable assistance in order to allow Sutro to obtain the benefit of any present or future treaty against double taxation which may apply to the Agreement Payments.

ARTICLE 8. REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1	Representations and Warranties of Each Party. Each Party represents and warrants to the other Party that as of the Effective Date:

8.1.1

such Party is duly organized and validly existing under the laws of the state or jurisdiction of its organization and has full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder;

8.1.2

the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate actions of such Party. This Agreement has been duly executed by such Party. This Agreement and any other documents contemplated hereby constitute valid and legally binding obligations of such Party enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors; and

8.1.3

the execution, delivery and performance by such Party of this Agreement and any other agreements and instruments contemplated hereunder shall not: (i) in any respect violate any statute, regulation, judgment, order, decree or other restriction of any governmental authority to which such Party is subject; (ii) violate any provision of the

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corporate charter, by-laws or other organizational documents of such Party; or (iii) constitute a material violation or breach by such Party of any provision of any material contract, agreement or instrument to which such Party is a party or to which such Party may be subject although not a party.

8.2	Sutro Representations and Warranties. Sutro represents and warrants to Merck that as of the date of this Agreement:

8.2.1

all Patent Rights within the Sutro Patent Rights and Pre-Existing Sutro Patent Rights are in full force and effect, and, to Sutro’s knowledge, the Sutro Patent Rights, Pre-Existing Sutro Patent Rights, Sutro Know-How and Pre-Existing Sutro Know-How exist and are not invalid or unenforceable, in whole or in part;

8.2.2

it has the full right, power and authority to enter into this Agreement, to perform the activities hereunder, including the identified Research Programs, and to grant the licenses granted hereunder (including under ARTICLE 5);

8.2.3

except as specifically disclosed to Merck and set forth on Schedule 8.2, it (and its Affiliates) has not prior to the Effective Date: (i) assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Sutro Patent Rights, Pre-Existing Sutro Patent Rights, Sutro Know-How or Pre-Existing Sutro Know-How; or (ii) otherwise granted any rights to any Third Parties; in each case (i) and (ii) that would conflict with the rights granted to Merck hereunder;

8.2.4

except as specifically disclosed to Merck and set forth on Schedule 8.2, to Sutro’s knowledge, it is the sole and exclusive owner of the Sutro Patent Rights, Pre-Existing Sutro Patent Rights, Sutro Know-How and Pre-Existing Sutro Know-How, all of which are (and shall be, in the case of Sutro Information and Inventions) free and clear of any liens, charges and encumbrances that could adversely impact the licenses granted to Merck under Section 5.1 or Sutro’s ability to perform under this Agreement, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the Sutro Patent Rights, Pre-Existing Sutro Patent Rights, Sutro Know-How and Pre-Existing Sutro Know-How;

8.2.5

[*] the exercise of the license granted to Merck under the Sutro Patent Rights, Pre-Existing Sutro Patent Rights, Sutro Know-How and Pre-Existing Sutro Know-How, including the use of the Cell-Free Extract do not interfere with or infringe any intellectual property rights possessed (whether by ownership or license) by any Third Party;

8.2.6

except as specifically disclosed to Merck and set forth on Schedule 8.2, there are no claims, judgments or settlements against or owed by Sutro (or any of its Affiliates) and there is no pending or threatened claims or litigation relating to the Sutro Patent Rights, Pre-Existing Sutro Patent Rights, Sutro Know-How and Pre-Existing Sutro Know-How;

8.2.7

Sutro has disclosed to Merck all reasonably relevant information known to Sutro regarding the Sutro Patent Rights, Pre-Existing Sutro Patent Rights, Sutro Know-How and Pre-Existing Sutro Know-How licensed under this Agreement, [*];

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8.2.8

Sutro has disclosed to Merck the existence of any patent opinions related to the Sutro Patent Rights, Pre-Existing Sutro Patent Rights, Sutro Know-How, and Pre-Existing Sutro Know-How licensed under this Agreement;

8.2.9

neither it nor any of its Affiliates has received any written notification from a Third Party that the research, development, manufacture, use, sale or import of molecules that Bind the first Target including the manufacture and use of the Cell-Free Extract infringes or misappropriates the Patent Rights or know-how possessed (whether by ownership or license) by such Third Party, and Sutro has no knowledge that a Third Party has any basis for any such claim;

8.2.10

Sutro has complied with all existing country-specific laws and regulations involving inventor remuneration associated with the Sutro Patent Rights and Pre-Existing Sutro Patent Rights, including Article 6 of the Third Amendment of Chinese Patent Law;

8.2.11

Schedule 1.96 sets forth a true, correct and complete list of Sutro Patent Rights and Pre-Existing Sutro Patent Rights existing as of the Effective Date and such schedule contains all application numbers and filing dates, registration numbers and dates, jurisdictions and owners;

8.2.12

Sutro has disclosed to Merck all material information and data and all material correspondences to/from any Regulatory Authority in each case related to molecules that Bind the first Target or the manufacture thereof, regardless of whether such data and information would have a positive, negative or neutral impact on the potential commercial, scientific or strategic value or attractiveness of the Research Programs and the Manufacture of Compounds thereunder;

8.2.13

Sutro has obtained all necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by it as of the Effective Date, as applicable, in connection with the execution, delivery and performance of this Agreement;

8.2.14

Sutro has an IND filing for a product made using the Cell-Free Extract in the U.S., and has disclosed to Merck any material information including all material correspondences to/from any Regulatory Authority regarding such Cell-Free Extract which would impact the use thereof in the Development or Commercialization of Compound pursuant to this Agreement;

8.2.15

Sutro has disclosed to Merck all reasonably relevant information known to Sutro regarding safety information related to the Cell-Free Extract; any material, or relevant and unresolved, manufacturing (including yield) issues related to the Cell-Free Extract that could negatively impact Merck’s Manufacture, Development and Commercialization of Compound or Product; and regulatory issues raised by a Regulatory Authority related to the Cell-Free Extract;

8.2.16

neither Sutro nor any of its Affiliates has obtained, or filed for, any INDs, NDAs, or Marketing Authorizations for any molecules that Bind the first Target, and, to Sutro’s knowledge, no other Person has obtained, or filed for, any INDs, NDAs or Marketing Authorizations for any molecules that Bind the first Target that were identified by or on behalf of Sutro or its Affiliates;

8.2.17

Sutro (and its Affiliates) has not employed or otherwise used in any capacity, and shall not employ or otherwise use in any capacity, the services of any Person debarred under United States law, including under Section 21 USC 335a or any foreign equivalent thereof, with respect to performing any portion of a Research Program;

8.2.18

all of Sutro’s research, manufacture and development (including non-clinical studies) related to any molecules that Bind the first Target or the Cell-Free Extract prior to the Effective Date have been conducted in accordance with all Applicable Laws;

8.2.19

except for the Third Party Licenses set forth on Schedule 8.3, there are no agreements (including any licenses), written or oral, granting any licenses or other rights to (or from) Sutro (or any of its Affiliates) relating to molecules that Bind the first Target, compositions containing such molecules, or methods of use or processes of manufacture of such molecules including with respect to the manufacture of Cell-Free Extract within Pre-Existing Sutro Know-How, Pre-Existing Sutro Patent Rights, Sutro Know-How or Sutro Patent Rights;

8.2.20

with respect to each Third Party license: (i) it is in full force and effect; (ii) neither Sutro nor any of its Affiliates is in breach thereof; (iii) neither Sutro nor any of its Affiliates has received any notice of breach or notice of threatened breach thereof; and (iv) neither Sutro nor any of its Affiliates has received any notice from the counterparty to such Third Party license of intent to reduce the scope of the field thereof or render any of the licenses thereunder non-exclusive, and no event, act or omission has occurred which could give rise to the right of the counterparty to such Third Party license to reduce the scope of the field thereof or render any of the licenses thereunder non-exclusive;

8.2.21

to Sutro’s knowledge, all information and data provided by or on behalf of Sutro to Merck on or before the Effective Date in contemplation of this Agreement was and is true and accurate and complete in all material respects, and Sutro has not [*] disclosed, failed to disclose, or cause to be disclosed, any information or data that would reasonably be expected to cause the information and data that has been disclosed to be misleading in any material respect; and

8.2.22	it has or ensures that it shall have the resources and capabilities to do the work contemplated by the Research Programs including all supply-related obligations pursuant to this Agreement.

For purposes of the above representations, the phrase “to Sutro’s knowledge” means that the employee(s) of Sutro with responsibility for the matter have conducted a reasonable internal inquiry regarding such matter.

8.3

Sutro Third Party License Agreements Representations, Warranties and Covenants. Sutro represents and warrants to Merck that it has provided to Merck as of the Effective date a true, correct and complete copy of each Sutro Third Party license agreement which is relevant to the first Research Program as of the Effective Date attached hereto as Schedule 8.3 (the “Initial Third Party License Agreements”), and each such copy includes any and all amendments, restatements, side letters, and other modifications thereto, as each such Sutro Initial Third Party License Agreement is in effect as of the Effective Date. Sutro further covenants and agrees that during the Term: (a) it shall promptly provide Merck with any additional Sutro Third Party license agreements relevant to a Research Program (the

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“Subsequent Third Party License Agreements”; collectively with the Initial Third Party License Agreements, the “Third Party License Agreements”); (b) it shall satisfy all of its obligations under (including making all payments), and take all steps to maintain in full force and effect, each relevant Sutro Third Party License Agreement; (c) it shall not assign (except an assignment to a party to which this Agreement has been assigned as permitted under Section 11.2), amend, restate, amend and restate, terminate in whole or in part, or otherwise modify any of the Sutro Third Party License Agreements that could potentially impact Merck’s exercise of the rights granted in this Agreement without the prior written consent of Merck; (d) it shall provide Merck with prompt notice of any claim of a breach under any of the Sutro Third Party License Agreements or notice of termination of any of the Sutro Third Party License Agreements, made by either Sutro or the counterparty to such Sutro Third Party License Agreement (or any party acting on behalf of such counterparty); and (e) it shall promptly send to Merck copies of all other material correspondence to or from the counterparty to such Sutro Third Party License Agreement related to such Sutro Third Party License Agreement relevant to the licenses granted in this Agreement. For the purposes of clarity, Sutro (and not Merck) shall be responsible for all of the financial and other obligations of Sutro (and/or any of its Affiliates) under any of the Sutro Third Party License Agreements, including any and all financial obligations thereunder with respect to Net Sales of Merck and its Related Parties. Merck shall have the right, in its sole discretion, to terminate this Agreement immediately upon written notice to Sutro pursuant to Section 10.3, in the event that Sutro is in breach of this Section 8.3.

8.4	Indemnification; Insurance.

8.4.1

Indemnification by Sutro. Sutro shall defend, indemnify and hold Merck, its Affiliates and their respective directors, officers, employees, and agents, and their respective successors and permitted assigns, harmless from any and all Third Party claims, actions, causes of action, liabilities, losses, damages, costs or expenses, including reasonable attorneys’ fees, which directly or indirectly arise out of or relate to (i) a breach by Sutro of any of its representations, warranties or covenants; or (ii) the gross negligence or willful misconduct of Sutro in the performance of its obligations under this Agreement.

8.4.2

Indemnification by Merck. Merck shall defend, indemnify and hold Sutro, its Affiliates and their respective directors, officers, employees, and agents, and their respective successors and permitted assigns, harmless from any and all Third Party claims, actions, causes of action, liabilities, losses, damages, costs or expenses, including reasonable attorneys’ fees, which directly or indirectly arise out of or relate to (i) a breach by Merck of any of its representations, warranties or covenants; or (ii) the gross negligence or willful misconduct of Merck in the performance of its obligations under this Agreement.

8.4.3

Indemnification Procedure. Each Party (the “Indemnitee”) promptly shall notify the other Party (the “Indemnitor”) of any liability or action in respect of which the Indemnitee intends to claim indemnification, and the Indemnitor shall have the right to assume the defense thereof with counsel selected by the Indemnitor. The indemnity in this Section shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Section. The Indemnitee under, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

8.4.4

Insurance. Each Party shall maintain, at its costs, a program of insurance and/or self insurance against liability and other risks associated with its activities and obligations under this Agreement, including as applicable its Clinical Trials, the commercialization of any Products and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for such Party for the activities to be conducted by it under this Agreement.

ARTICLE 9. PATENT PROVISIONS.

9.1	Filing, Prosecution and Maintenance of Patents.

9.1.1

Program Collaboration IP. Merck shall have the first right to file patent applications on Program Collaboration Know-How. Sutro shall reasonably promptly disclose to Merck in writing the conception, creation and/or discovery of any Program Collaboration Know-How to which one or more patent applications may be filed. Merck shall give Sutro an opportunity to review and comment on the text of any patent application before filing, shall consult with Sutro with respect thereto, and shall supply Sutro with a copy of the application as filed, together with notice of its filing date and serial number.

9.1.2

Pre-Existing Sutro Patent Rights. Within [*] of the Effective Date, Sutro shall execute the assignments of the Pre-Existing Sutro Patent Rights to Merck. Merck has the first right to prosecute and maintain in the Territory, upon appropriate consultation with Sutro, the Pre-Existing Sutro Patent Rights. Merck shall keep Sutro advised of the status of such Pre-Existing Sutro Patent Rights and, upon Sutro’s request, shall provide advance copies of any papers related to the prosecution and maintenance of the Pre-Existing Sutro Patent Rights. Merck shall promptly give notice to Sutro of the grant, lapse, revocation, surrender, invalidation or abandonment of any Pre-Existing Sutro Patent Rights licensed to Merck for which Merck is responsible for the prosecution and maintenance. Merck shall give notice to Sutro of any desire to cease prosecution and/or maintenance of Pre-Existing Sutro Patent Rights on a country-by-country basis in the Territory and, in such case, subject to Section 9.1.6 shall permit Sutro, in its sole discretion, to continue prosecution or maintenance of such Pre-Existing Sutro Patent Rights at its own expense. If Sutro elects to continue prosecution or maintenance of such Pre-Existing Sutro Patent Rights, Merck shall execute documents in a timely manner as may be reasonably necessary to allow Sutro to continue such prosecution or maintenance.

9.1.3	Background Information and Inventions.

9.1.3.1

Sutro Background Collaboration IP. Sutro shall have the sole right to file patent applications on Sutro Background Collaboration IP. Merck shall reasonably promptly disclose to Sutro in writing the conception, creation and/or discovery of any Sutro Background Collaboration IP to which one or more patent applications may be filed. Sutro shall give Merck an opportunity to review and comment on the text of any patent application [*] before filing, shall consult with Merck with respect thereto,

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and shall supply Merck with a copy of the application as filed, together with notice of its filing date and serial number. Sutro shall give notice to Merck of any desire to not file patent applications claiming Sutro Background Collaboration IP [*] or to cease prosecution and/or maintenance of Patent Rights reciting or claiming such Sutro Background Collaboration IP on a country-by-country basis in the Territory and, in such case, unless Sutro notifies Merck that Sutro will be maintaining (and Sutro maintains) the applicable Sutro Background Collaboration IP as a trade secret, Sutro shall permit Merck, in its sole discretion, to file such patent applications or to continue prosecution or maintenance of such Patent Rights at its own expense. If Merck elects to file or to continue prosecution or maintenance of such Patent Rights, Sutro shall execute documents and perform such acts at Sutro’s expense in a timely manner as may be reasonably necessary to allow Merck to perform such filing or to continue such prosecution, maintenance, defense or enforcement, which shall then be at Merck’s sole expense.

9.1.3.2

Merck Background Collaboration IP. Merck shall have the sole right to file patent applications on Merck Background Collaboration IP. Sutro shall reasonably promptly disclose to Merck in writing the conception, creation and/or discovery of any Merck Background Collaboration IP to which one or more patent applications may be filed.

9.1.4	Other Collaboration IP. The filing, prosecution and maintenance of Other Collaboration IP shall be addressed as follows:

9.1.4.1	Sutro shall have the sole right to file, prosecute, maintain and defend patent applications on Sutro Information and Inventions (“Sutro Other Information and Inventions”);

9.1.4.2	Merck shall have the sole right to file, prosecute, maintain and defend patent applications on Merck Information and Inventions (“Merck Other Information and Inventions”); and

9.1.4.3

The Patent Committee shall review proposed patent filings pertaining to Joint Information and Inventions within Other Collaboration IP (“Joint Other Information and Inventions”). A Party that believes that a patent application should be filed regarding any Joint Other Information and Inventions shall bring the matter to the attention of the Patent Committee and the Patent Committee shall discuss how to proceed. If Merck takes the lead in filing and prosecuting the application, then the Parties shall follow the general procedure described in Section 9.1.3.2. If Sutro takes the lead in filing and prosecuting the application, then the Parties shall follow the general procedure described in Section 9.1.3.1. If both Parties agree that a patent application regarding any Joint Other Information and Inventions should be filed, then the Parties shall split the costs evenly or as otherwise agreed. If only one Party believes that a patent application regarding any Joint Other Information and Inventions should be filed, then that Party shall bear all costs unless the Parties agree otherwise.

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9.1.5

Patent Term Extension. The Parties shall cooperate fully with each other to provide necessary information and assistance, as the other Party may reasonably request, in obtaining patent term extension or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Program Collaboration Patent Rights. In the event that elections with respect to obtaining such patent term extension are to be made, Merck shall have the right to make the election and Sutro agrees to abide by such election.

9.1.6

Other Cooperation. The Parties agree to cooperate fully and provide any information and assistance that either may reasonably request in connection with the filing, prosecution, maintenance and, if in alignment with the patent strategy for a Compound or Product, the abandonment of Program Collaboration Patent Rights and/or Joint Patent Rights which relate to or cover molecules that Bind a Target including Compounds and Products, and/or compositions containing such molecules, or methods of use or processes of Manufacture of such molecules or compositions. Such information and assistance shall include the preparation and filing of any terminal disclaimers and other documents required, to procure and preserve the protections under Applicable Laws for Patent Rights, including Pre-Existing Sutro Patent Rights or Merck Patent Rights which recite or claim a molecule that Binds to a Target including a Compound or Product to be Researched, Developed, Manufactured or Commercialized under this Agreement, a composition containing such molecule, or a method of use or process of Manufacture of such molecule or composition. The Parties further agree to take reasonable actions to maximize the protections available under the safe harbor provisions of 35 U.S.C. 102(c) for U.S. patents and patent applications. [*] Following payment of the [*] for Initiation of the first IND Enabling Toxicology Study and any time after a change in the Manufacture or composition of Cell-Free Extract, Sutro shall, at Merck’s expense, [*] for Compound or Product, including with respect to the manufacture of Cell-Free Extract, provided that [*] a confidentiality agreement with Sutro that shall provide for the continued confidentiality of the Sutro Know-How regarding Cell-Free Extract, and that [*]; provided that Merck shall take reasonable and customary measures to avoid disclosure of such Sutro Know-How to Merck’s employees, agents, contractors, officers, and directors without an actual need for such Sutro Know-How for purpose of [*], and Merck shall not use such Sutro Know-How for any purpose other than [*].

9.1.7

Filing, Prosecution and Maintenance Expenses. Unless stated otherwise herein, with respect to all filing, prosecution and maintenance activities under this Section 9.1, the filing and/or prosecuting Party shall be responsible for payment of all costs and expenses related to such activities.

9.1.8

Inventor Remuneration. Each Party shall comply with all applicable country-specific inventor remuneration laws and regulations, including Article 6 of the Third Amendment of Chinese Patent Law associated with such Party’s Patent Rights and Joint Patent Rights when inventor remuneration obligations are triggered by an employee of such Party and/or its Affiliates, or a Third Party acting on behalf of such Party and/or its Affiliates.

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9.2	Interference, Derivation, Opposition, Reexamination, Reissue, Supplemental Examination, Inter Partes Review and Post-Grant Review Proceedings.

9.2.1

Third Party Initiated Proceedings. Each Party shall, within [*] after learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, derivation proceeding, opposition, reexamination requested by a Third Party, inter partes review, post-grant review or similar contested administrative proceeding involving a Third Party relating to Program Collaboration Patent Rights. Merck and Sutro shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. Merck shall have the first right to control such proceedings with respect to Program Collaboration Patent Rights, and Sutro shall have the right to review and approve any submission to be made in connection with such proceeding, which approval will not be unreasonably withheld or delayed.

9.2.2

Party Initiated Proceedings. Merck shall have the first right to initiate a reexamination, supplemental examination, reissue or similar administrative proceeding relating to Program Collaboration Patent Rights. Notwithstanding the foregoing, Merck shall not initiate any such proceeding without the prior written consent of Sutro, which consent shall not be unreasonably withheld or delayed. Sutro shall have the right to review and approve any submission to be made in connection with such proceeding, which approval will not be unreasonably withheld or delayed. If there is disagreement regarding whether a reexamination, supplemental examination, reissue or similar administrative proceeding relating to Program Collaboration Patent Rights should be initiated, such disagreement shall be referred to the senior intellectual property officers of the Parties. In the event that these two executives do not, after reasonable good faith efforts, reach agreement, the resolution and/or course of conduct shall be determined by Merck. In the event that Merck chooses not to initiate a proceeding under this Section 9.2.2, and upon Merck’s written consent, Sutro shall have the right to initiate such proceedings. The initiating Party shall have the first right to control such proceedings.

9.2.3

Cooperation. In connection with any administrative proceeding under Section 9.2.1 or Section 9.2.2, Merck and Sutro shall cooperate fully and provide each other with any information or assistance that either may reasonably request. The Parties shall keep each other informed of developments in any such action or proceeding, including the status of any settlement negotiations and the terms of any offer related thereto. For any proceeding not controlled by Merck, Sutro shall obtain prior approval from Merck of any settlement offer or settlement agreement.

9.2.4	Expenses. The Party controlling any administrative proceeding pursuant to Section 9.2.1 and Section 9.2.2 shall bear all expenses related thereto.

9.3	Enforcement and Defense.

9.3.1

The Parties shall give notice to each other of either: (i) any infringement by a Third Party of Program Collaboration Patent Rights; or (ii) any misappropriation or misuse of Program Collaboration IP, that may come to its attention. Merck and Sutro shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action by either or both Merck and Sutro, to terminate any such infringement of Program Collaboration Patent Rights or any such misappropriation or misuse of Program Collaboration IP. Merck, upon notice to Sutro,

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shall have the first right to initiate and prosecute such legal action at its own expense and in the name of Merck and/or Sutro, or to control the defense of any declaratory judgment action relating to such Program Collaboration Patent Rights or Program Collaboration IP. Each Party shall have the right to be represented by counsel of its own choice.

9.3.2

Merck shall promptly (and in sufficient time for Sutro to bring an action to avoid any statutory deadline) inform Sutro if it elects not to exercise its first right under Section 9.3.1 to initiate and prosecute legal action, and Sutro shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in its name and, if necessary, Merck’s name. If Sutro elects to do so, the costs of any agreed-upon course of action to terminate infringement of Program Collaboration Patent Rights or misappropriation or misuse of Program Collaboration IP, including the costs of any legal action commenced or the defense of any declaratory judgment, shall be paid by Sutro. Each Party shall have the right to be represented by counsel of its own choice.

9.3.3

For any action to terminate any infringement of Program Collaboration Patent Rights or any misappropriation or misuse of Program Collaboration IP, in the event that a Party is unable to initiate or prosecute such action solely in its own name, the other Party shall join such action voluntarily and shall execute and cause its Affiliates to execute all documents necessary for the Party to initiate litigation to prosecute and maintain such action under this Section 9.3. In connection with any action or potential action, Merck and Sutro shall cooperate fully and shall provide each other with any information or assistance that either may reasonably request, including cooperating with regard to any pre-litigation review of the Program Collaboration Patent Rights. Each Party shall keep the other informed of developments in any action or proceeding. For any proceeding not controlled by Merck, Sutro shall obtain prior approval from Merck of any settlement offer or settlement agreement that could potentially cause Merck to accept any liability or make any payment.

9.3.4

Any recovery obtained by either or both Merck and Sutro in connection with or as a result of any action contemplated by this Section 9.3, whether by settlement or otherwise, shall be shared in order as follows:

9.3.4.1	the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

9.3.4.2	the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

9.3.4.3	the amount of any recovery remaining shall then be allocated between the Parties on a pro rata basis taking into consideration the relative economic losses suffered by each Party.

9.3.5

Each Party shall inform the other Party of any certification regarding any Program Collaboration Patent Rights it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV), or its successor provisions or any similar provisions in a country in the Territory other than the United States, and shall provide a copy of such certification within [*] after receipt. Merck has the first right to initiate and prosecute any legal action as a result of such certification; provided, however, that

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Merck shall inform Sutro of a decision not to exercise such first right to initiate such action within [*] after receipt of the certification, after which time Sutro shall have the right to initiate and prosecute such action. Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the appropriate course of conduct for such action. The non-initiating Party shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action. Sutro’s and Merck’s rights and obligations with respect to the prosecution of any legal action as a result of such certification and any recovery obtained as a result of such legal action shall be as defined in Sections 9.3.3 and 9.3.4.

9.3.6

Sutro shall inform Merck of any matter of which it becomes aware concerning the submission of an application to the U.S. Food & Drug Administration under Section 351(k) of the U.S. Public Health Services Act (42 USC 262(k)), or to a similar agency under any similar provisions in a country in the Territory, seeking approval of a biosimilar or interchangeable biological product with regard to which Merck is a reference product sponsor involving Program Collaboration Patent Rights (“Biosimilar Application”). Sutro shall provide Merck with the Biosimilar Application within [*] after receipt. Sutro shall not substantively review the Biosimilar Application and shall only administratively review the Biosimilar Application as necessary to determine whose attention it needs to be directed. Sutro shall not open any sealed contents within the envelope containing the Biosimilar Application. Merck shall choose the recipients of information under 42 USC 262 (l)(1)(B)(ii). Notwithstanding the foregoing provisions of ARTICLE 9, Merck shall have the sole right, in its discretion, to initiate, prosecute and control any legal action and take any action, on Merck’s behalf or on behalf of Sutro (including in Sutro’s name, if required), and at Merck’s expense, to initiate and resolve a dispute with respect to any infringement of Program Collaboration Patent Rights with respect to any Biosimilar Application, including selection of any patents for listing under 42 U.S.C. §262(l). For any action with respect to any infringement of Program Collaboration Patent Rights with respect to any Biosimilar Application, in the event that Merck is unable to initiate or prosecute such action solely in its own name, Sutro shall join such action voluntarily and shall execute and cause its Affiliates to execute all documents necessary for Merck to initiate, prosecute and maintain such action [*]. In connection with any action, Sutro shall cooperate with Merck and provide Merck with information and assistance that Merck may reasonably request, including as defined in Section 9.3.3, [*].

ARTICLE 10. TERM AND TERMINATION

10.1

Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Section 10.2 or Section 10.3, this Agreement shall continue in full force and effect on a Research Program-by-Research Program and Target-by-Target basis until one or more Products resulting from a given Research Program has received Marketing Authorization and, thereafter, until expiration of all royalty obligations hereunder. The period from the Effective Date until the date of expiration or earlier termination of this Agreement in its entirety, or as the case may be until the date of the expiration or earlier termination of this Agreement in part with respect to a given Research Program or Target, shall be referred to herein as the “Term”. Upon expiration of this Agreement for a given Research Program or Target, Merck’s licenses pursuant to Section 5.1.1 and Section 5.2.1 with respect to such Research Program or Target shall become fully paid-up, perpetual licenses.

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10.2

Termination by Merck for Convenience. Notwithstanding anything contained herein to the contrary during the Term of this Agreement, Merck shall have the right to terminate this Agreement in whole or in part at any time in its sole discretion: (i) in its entirety; or (ii) in part (a) on a Research Program-by-Research Program basis (during the Research Program Term for a given Research program), or (b) on a Target-by-Target basis (following the end of the applicable Research Program Term). Any termination under this Section 10.2 shall be accomplished by Merck giving [*] advance written notice to Sutro. For the avoidance of doubt, termination by Merck under this Section 10.2 can be effected only through a written notice specifically referring to this Section 10.2. Termination under this Section 10.2 shall have the consequences set out in Section 10.4. With respect to termination of a Research Program, or if Merck terminates this Agreement in its entirety and at the date of such notice there is an ongoing Research Program that is subject to such termination, then [*].

10.3	Termination by either Party for Cause. This Agreement may be terminated at any time during the term of this Agreement:

10.3.1

upon written notice by either Party if the other Party is in breach of its material obligations hereunder by causes and reasons within its control and has not cured such breach within [*] after notice requesting cure of the breach; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the [*] cure period shall be tolled until such time as the dispute is resolved pursuant to Section 11.7; or

10.3.2

by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [*] after the filing thereof.

10.4

Effect of Termination by Merck for Convenience or Termination by Sutro for Cause. This Section 10.4 shall apply in case of (i) termination of this Agreement (in whole or in part) by Merck for convenience under Section 10.2 or (ii) termination of this Agreement (in whole or in part) by Sutro for cause under Section 10.3. In case of such termination, the following provisions of this Section 10.4 shall apply; provided, however, that if this Agreement is terminated in part (i.e., with respect to a given Research Program and/or a given Selected Target, as applicable), then the effects of termination as set forth in this Section 10.4 shall only apply with respect to the Research Program (including the Compounds resulting from the terminated Research Program) and/or Target, as applicable, which was terminated (e.g., any assignment and/or license of any Sutro Know-How, Sutro Patent Rights and/or Program Collaboration IP, as set forth below (if applicable), shall only apply to [*]:

10.4.1

All licenses and options [*] with respect to the terminated Research Program or Target and associated Compounds shall terminate, and all obligations of Merck under any terminated Research Program or Target as applicable shall terminate (and Sutro shall reimburse Merck for any uncredited Research Funding under Section 2.3, including FTE fees paid by Merck and fees for services or materials not provided as of the date of expiration or termination); provided, however, that Merck shall have a fully paid-up non-exclusive license [*].

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10.4.2

Subject to Section 10.4.3, each Party shall, within [*] after the effective date of such termination, (x) return or cause to be returned to the other Party all Information in tangible form received from such other Party during the Research Program (and all copies thereof), and (y) at the other Party’s option, either return or destroy (in accordance with instructions by the other Party) all materials delivered or provided by such other Party in any medium during the Research Program (provided, however, that the receiving Party may retain any Information received from the other Party as is reasonably necessary for such Party’s continued practice under any license(s) which survive such termination, or in the case of Sutro continued practice of the [*], and may keep one copy of Information received from the other Party in its confidential files for record purposes).

10.4.3

Upon termination of this Agreement by Sutro pursuant to Section 10.4, Merck and its Affiliates, sublicensees and distributors shall be entitled, during the [*] period immediately following the effective date of termination, to finish any work-in-progress and to sell any Product or Compound remaining in inventory, in accordance with the terms of this Agreement and subject to continuing payment of royalties owing on such sales.

10.4.4

On a Research Program by Research Program basis (if during the applicable Research Program Term) or Target-by-Target basis (if after the applicable Research Program Term), upon the written request of Sutro (which request must be made within [*] after delivery of the applicable termination notice), Merck shall promptly [*].

10.4.5

Further, on a Research Program by Research Program basis (if during the applicable Research Program Term) or Target-by-Target basis (if after the applicable Research Program Term), upon the written request of Sutro (which request must be made within [*] after delivery of the applicable termination notice) Merck shall [*].

10.4.6	On a Target-by-Target basis, the exclusivity obligations under Section 5.5 shall terminate and [*].

10.5	Effect of Termination by Merck for Cause.

10.5.1

If Merck terminates this Agreement (in whole or in part) under Section 10.3.1, then (i) Merck’s licenses pursuant to pursuant to Section 5.1.1 and Section 5.2.1 shall become perpetual, irrevocable licenses (provided, however, that Merck shall continue to be obligated to pay the milestone and royalty amounts under ARTICLE 7 that would otherwise have been payable under the terms of this Agreement during its Term; provided further, however, that such amounts, for periods on or after such effective date of termination, shall be reduced to [*] of the amounts that would otherwise have been payable under the terms of this Agreement during its Term), (ii) except with respect to the reduced royalties and milestones as provided in the foregoing clause (i) (which, for the avoidance of doubt, requires the payment in full of all royalty and milestone payments owed with respect to periods prior to the effective date of such termination), no further payments or other fees, costs or payments of any kind shall be owed to Sutro on account of any Compounds or Products, or the applicable Research Program (and Sutro shall reimburse Merck for any uncredited fees paid by Merck including fees for services or materials not provided as of the date of expiration or termination) and (iii) Sutro shall, within [*] after the effective date of such termination (x) return or cause to be returned to Merck all Information in tangible form and all

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copies thereof, and (y) at Merck’s option, either return or destroy (in accordance with instructions by Merck) all materials delivered or provided by Merck in any medium (provided, however, that Sutro may keep one copy of Information received from Merck in its confidential files for record purposes). Notwithstanding the foregoing, if this Agreement is terminated in part (i.e., with respect to a given Research Program or a given Target, as applicable), then the effects of termination as set forth in this Section 10.5.1 shall only apply with respect to the Research Program (including molecules that bind the Target, including Compounds and Products resulting from the terminated Research Program) and/or Target, as applicable, which was terminated.

10.5.2

Merck shall have all the rights under Section 365 of the United States Bankruptcy Code (the “Code”), and the Parties acknowledge and agree that all licenses and rights to licenses granted under or pursuant to this Agreement by Sutro to Merck are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that Merck, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against Sutro under the Code, Merck shall be entitled to a complete duplicate of or complete access to (as Merck deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Merck: (i) upon any such commencement of a bankruptcy proceeding upon written request therefore by Merck, unless Sutro elects to continue to perform all of its obligations under this Agreement; or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Sutro upon written request therefore by Merck.

10.5.3	The foregoing provisions of Section 10.5 are without prejudice to any rights Merck or Sutro may have arising under Applicable Laws.

10.6

Other Consequences of Termination. Expiration or termination of this Agreement (in whole or in part) shall not relieve the Parties of any obligation accruing prior to such expiration or termination or any obligations under any applicable Supply Agreement or quality agreement. Each Party shall pay all amounts then due and owing as of the expiration or termination date (and Sutro shall reimburse Merck for any uncredited Research Funding under Section 2.3, including FTE fees paid by Merck and fees for services or materials not provided as of the date of expiration or termination). Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including the obligation to pay royalties for Product(s) or Compound sold prior to such expiration or termination. Termination of supply-related agreements shall be as set forth in the applicable agreements.

10.7

Survival. The provisions of ARTICLE 6 shall survive the expiration or termination of this Agreement and shall continue in effect for [*]. In addition, the provisions of ARTICLE 1 (to the extent any of the terms defined therein are used in any of the provisions surviving pursuant to this Section 10.7), ARTICLE 5 (to the extent the licenses survive expiration or termination pursuant to Section 10.4, Section 10.5 and/or Section 11.2), ARTICLE 8, ARTICLE 9, ARTICLE 10, and ARTICLE 11 and Sections 2.5, 2.7, 2.8, 2.10, 2.11, and 7.3 – 7.8 shall survive any expiration or termination of this Agreement.

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ARTICLE 11. MISCELLANEOUS

11.1

Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

11.2

Assignment/Change of Control. Except as provided in this Section 11.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party. Notwithstanding the foregoing, Merck may, without Sutro’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to (x) a Merck Affiliate or (y) in connection with a Change of Control; provided Merck shall inform Sutro of the same in writing after any such assignment to a Third Party pursuant to this clause (y). Sutro may, without Merck’s consent, assign this Agreement and its rights and obligations hereunder (except as specified below) in connection with a Change of Control of Sutro; provided, however, that Sutro must notify Merck promptly of [*] any such Change of Control. In the case of any Change of Control involving Sutro (or any of its Affiliates), Merck shall have the right, at any time after such Change of Control (or receipt of such notice of Change of Control, if earlier), to elect any one or more of the following options: (i) [*] any or all then-ongoing Research Programs (and Sutro shall reimburse Merck for any uncredited fees paid by Merck including fees for services or materials not provided as of the date of expiration or termination for the terminated Research Program) whereupon the [*] Research Programs shall, for the further purposes of this Agreement, be deemed to have been [*]; (ii) to require Sutro, including its acquiring party, to adopt reasonable procedures to be agreed upon in writing with Merck to prevent the disclosure of all Information of Merck and its Affiliates and other information with respect to the development and commercialization of molecules that Bind the Target of the Research Program, including Compounds or Products (the “Sensitive Information”) beyond Sutro personnel having access to and knowledge of Sensitive Information prior to the Sutro Change of Control, and to control the dissemination of Sensitive Information disclosed after the Sutro Change of Control, which procedures shall include reasonable restrictions on the scope of any Sensitive Information to be provided by Merck; (iii) terminate Sutro’s involvement on any joint committees; (iv) limit Merck’s obligations to provide any reports hereunder to providing just those royalty reports pursuant to Section 7.5 with respect to Merck’s total Territory-wide royalty obligations and/or (v) if the Change of Control involves a Person (or an Affiliate of such Person) that has [*] (a “Competitive Change of Control”), then Merck shall also have the right to: (A) terminate this Agreement upon written notice to Sutro pursuant to Section 10.3.1 (provided that Sutro shall not have any right to cure) and the effects of termination of this Agreement pursuant to [*] shall apply (provided however, that: (1) the [*] reduction in milestones and royalties as set forth in [*] shall not apply; and (2) Merck’s obligations under [*] shall continue to apply); and (B) at any time after such Change of Control (or receipt of such notice of Change of Control, if earlier), to elect any one or more of options (ii), (iii) and (iv) as set forth above in this Section 11.2. For clarity, (x) other than as set forth in this Section 11.2, a Change of Control in Sutro [*]; and (y) neither this Section 11.2 or any Change of Control in Sutro shall affect or prejudice the right of Merck to terminate this Agreement under Section 10.2; provided, however, that

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should Merck terminate under Section 10.2 after a Competitive Change of Control, Sections [*] shall not apply and both Parties shall immediately return or destroy the Confidential Information of the other. Any permitted assignee shall assume all obligations of its assignor under this Agreement. This Agreement is binding upon the permitted successors and assigns of the Parties. For purposes of this Section 11.2, a “Change of Control” of a Person shall be deemed to occur if such Person is involved in a merger, reorganization or consolidation, or if there is a sale of all or substantially all of such Person’s assets or business relating to this Agreement or if a person or group other than the current controlling person or group shall, directly or indirectly, effectively acquire control of the management and policies of such Person. For purposes of this Section 11.2, a “Change of Control Competing Product” shall mean any molecule or product (including any modality such as, but not limited to, any small molecule, peptide, protein or other biologic product) which Binds to any Target. Notwithstanding anything to the contrary contained herein, in the event of any Change of Control of a Party after the Effective Date pursuant to which a Third Party acquires, whether directly or indirectly, a majority of the equity interests of such Party (a “Third Party Acquiror”), then any Patent Rights, know-how or other intellectual property rights which are owned or controlled by such Third Party Acquiror immediately prior to such Change of Control of such Party will not be deemed to be Controlled by such Party for purposes of this Agreement after such Change of Control, provided that such Third Party Acquiror does not engage in activities under this Agreement (and for clarity, in the event of a Change of Control of Sutro, all Sutro Patent Rights, Pre-Existing Sutro Patent Rights, Sutro Know-How, Pre-Existing Sutro Know-How or other intellectual property rights which were licensed to Merck hereunder prior to the time that such Change of Control of Sutro occurred shall continue to be Controlled by Sutro for purposes of this Agreement and licensed to Merck hereunder following such Change of Control). Any assignment not in accordance with this Section 11.2 shall be void ab initio.

11.2.1

Discontinuance of Activities under the Research Program. Notwithstanding the provisions of Section 2.1, Merck shall have the right, in its discretion pursuant to Section 11.2 to cause the Parties to discontinue further activities under a given Research Program at any time prior to expiration of the applicable Research Program Term (on a Research Program-by-Research Program basis) by providing written notice of such discontinuance to Sutro (which notice shall identify the Research Program under which further research activities are being discontinued). Upon delivery of such Research Program discontinuance notice by Merck, the Research Program Term for the applicable Research Program shall immediately end (provided, however, that for clarity, (i) this Agreement shall continue in full force and effect (unless otherwise terminated pursuant to ARTICLE 10), (ii) the Research Program Term for the other Research Program (if any) shall not be affected and (iii) all other rights of Merck hereunder shall not be affected).

11.2.2

Discontinuance of Research Program Activities. Upon discontinuance of the Research Program Term pursuant to Section 11.2.1, as applicable) for a given Research Program, all further Research Program activities under such Research Program shall cease (including all funding obligations of Merck with respect to such Research Program), and in such case, the following shall apply:

11.2.2.1

the other rights and obligations under this Agreement shall not otherwise be affected and shall remain in full force and effect (including (i) any rights and obligations under any other Research Program and (ii) the rights and obligations of Merck to further Research, Develop, Manufacture and Commercialize Compounds and Products in accordance with this Agreement);

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11.2.2.2	Sutro shall as soon as practicable (and in any case within [*]) disclose to Merck any Collaboration IP not previously disclosed to Merck;

11.2.2.3

Sutro shall as soon as practicable (and in any case within [*]) return or cause to be returned to Merck all Information and materials delivered or provided by Merck in any medium under such Research Program; and

11.2.2.4	Sutro shall reimburse Merck for any uncredited fees paid by Merck including fees for services or materials not provided as of the date of expiration or termination under such Research Program.

11.3	Use of Affiliates. Merck shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates.

11.4

Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

11.5

Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile or email (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Sutro, to:	Sutro Biopharma, Inc. 310 Utah Ave, Suite 150 South San Francisco, CA 94080 Attention: Chief Executive Officer

if to Merck, to:	Merck Sharp & Dohme Corp. One Merck Drive Whitehouse Station, NJ 08889-0100 [*]

And	Merck Sharp & Dohme Corp. 2000 Galloping Hill Road [*] Kenilworth, NJ 07033-1310 [*]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice pursuant to this Section 11.5 shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile or email on a business day (or if delivered or sent on a non-business day, then on the

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next business day); (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail. The Parties hereby agree that, to the extent permitted by law, any notice provided in accordance with this Section 11.5 shall constitute due service of process with respect to any legal proceeding between the Parties arising hereunder and that compliance with the Hague Convention for the Service of Process, if otherwise applicable, shall not be required.

11.6	Applicable Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws or renvoi.

11.7	Dispute Resolution.

11.7.1

The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof (a “Dispute”). Any Party shall give the other Party written notice of any Dispute not resolved in the normal course of business. Within [*] from the date of delivery of such notice, the receiving Party shall submit to the other Party a written response. The notice and response shall include (a) a statement of that Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within [*] from the date of delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. These executives shall have the authority to settle the Dispute and shall be at a higher level of management than the persons with direct responsibility for administration of this Agreement. All negotiations pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

11.7.2

If the Parties do not fully settle following the procedure in Section 11.7.1, and a Party wishes to pursue the matter, each dispute, controversy or claim arising from or related to this Agreement or the breach thereof that is not an “Excluded Claim” shall be brought in the federal court for the Southern District of New York, if federal jurisdiction is available, or, alternatively, in the state courts in New York City, New York. Each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such litigation in such courts, (b) any claim that any such litigation brought in any such court has been brought in an inconvenient forum, and (c) any claim that such court does not have jurisdiction with respect to such litigation. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.

11.7.3	As used in this Section 11.7, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) a decision by the Joint Research Committee, the

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Patent Committee, the Joint Chemistry, Manufacturing and Controls Committee or Merck within the proper scope of the Committee’s authority pursuant to Section 2.4, Section 2.5, Section 2.7 or Section 2.8, or an issue concerning the integrity of data submitted to a regulatory agency, neither of which shall be arbitrable or justiciable in any forum; (b) the validity or infringement of a patent, trademark or copyright; or (c) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. Any action concerning Excluded Claims identified in clauses (b) and (c) of this Paragraph may be brought in any court having jurisdiction. [*]

11.8

Limitation of Liability. Notwithstanding anything to the contrary contained herein, no Party shall be liable to another Party under any theory for any special, incidental, indirect, consequential or other similar damages, or any punitive damages, whether arising directly or indirectly out of the transactions contemplated by this Agreement. To be clear, neither Party shall be entitled to recover for any lost profit or lost sale damages of any kind, whether those claimed damages are direct or indirect.

11.9

Entire Agreement; Amendments. This Agreement, together with the Schedules and Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement. The Schedules and Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.

Notwithstanding anything to the contrary in the foregoing, that certain confidentiality agreement between the Parties dated as of May 15, 2017, shall remain in full force and effect with respect to the subject matter thereof and information disclosed thereunder.

11.10

Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

11.11

Independent Contractors. It is expressly agreed that Sutro and Merck shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Sutro nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

11.12

Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

11.13

Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

11.14	Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to an Article, Section,

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subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa; and (d) references to the word “include” and “including” shall mean including and including without limitation.

11.15

Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day (excluding notices required under Section 3.5), then such notice or other action or omission shall be deemed to be required to be taken on the next occurring business day.

11.16

Counterparts. This Agreement may be signed in any number of counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original, but all of which shall constitute one and the same instrument. After facsimile or electronic transmission, the Parties agree to execute and exchange documents with original signatures.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MERCK SHARP & DOHME CORP.		SUTRO BIOPHARMA, INC.

BY:	/s/ Benjamin Thorner	BY:	/s/ William J. Newell

	Benjamin Thorner		William J. Newell

TITLE:	SVP & Head of BD&L	TITLE:	CEO

SCHEDULES

SCHEDULE 1.96	PATENT RIGHTS

SCHEDULE 2.1	RESEARCH PLAN

SCHEDULE 4.1	KEY SUPPLY TERMS

SCHEDULE 5.1.1	STANFORD IN-LICENSE SUBLICENSING REQUIREMENTS

SCHEDULE 6.1	SUTRO PRESS RELEASE

SCHEDULE 7.1	WIRE TRANSFER DETAILS

SCHEDULE 8.2	EXCEPTIONS TO REPS & WARRANTIES

SCHEDULE 8.2.5	[*]

SCHEDULE 8.3	THIRD PARTY LICENSES

*Confidential Treatment Requested.

SCHEDULE 1.96

PATENT RIGHTS

PATENTS AND PATENT APPLICATIONS LICENSED FROM STANFORD

[*]

*Confidential Treatment Requested.

SCHEDULE 2.1

RESEARCH PLAN FOR FIRST RESEARCH PROGRAM

[*]

*Confidential Treatment Requested.

SCHEDULE 4.1

KEY SUPPLY TERMS

[*]

*Confidential Treatment Requested.

SCHEDULE 5.1.1

Stanford In-License Sublicensing Requirements

Purusant to Section 5.1.1, Merck hereby agrees to [*] Stanford In-License [*] of the Stanford In-License.

Sec. 1. The following provisions of the Stanford In-License (Articles 9 and 10) are hereby included in the Agreement, and [*]

9	WARRANTIES AND NEGATION OF WARRANTIES

9.1.

Warranties. Stanford warrants and represents that (a) it has the right and authority to enter into this Agreement and to grant licenses of the scope granted in this Agreement and (b) Stanford has not previously granted any rights in the Licensed Patents other than the rights and licenses granted in the Pre-Existing Licenses and will not grant any further rights in the Licensed Patents that are inconsistent with the rights and licenses granted to Sutro herein. For purposes of clarity, Sutro acknowledges that it has been made aware by Stanford of the scope of the field of use of the Pre-Existing Licenses.

9.2.

Negation of Warranties. Except as expressly set forth in this Agreement, Stanford makes no representations and extends no warranties of any kind, either express or implied. Among other things, Stanford disclaims any express or implied warranty:

(A) of merchantability, of fitness for a particular purpose,

(B) of non-infringement or

(C) arising out of any course of dealing.

9.2.	No Representation of Licensed Patent. Sutro also acknowledges that Stanford does not represent or warrant:

(A)	the validity or scope of any Licensed Patent, or

(B)	that the exploitation of Licensed Patent or Technology will be successful.

10	INDEMNITY

10.1.

Indemnification. Sutro will indemnify, hold harmless, and defend all Stanford Indemnitees against any and all third party claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of the Licensed Patents or Licensed Products by Sutro or any sublicensee, unless resulting from a claimed breach by Stanford of its warranties or the gross negligence or willful misconduct of any Stanford Indemnitee; provided that:

(A) Sutro receives prompt notice of any such claim,

(B) Sutro shall not be obligated to indemnify any Stanford Indemnitee in connection with any settlement for any claim unless Sutro consents in writing to such settlement (which consent shall not be unreasonably withheld), and

*Confidential Treatment Requested.

(C) Sutro shall have the first right to defend any such claim and, if Sutro elects to exercise such first right, the exclusive right to control the defense thereof.

Notwithstanding the foregoing, Sutro shall have no obligations for any third party claim or demand that may be the subject of this Section 10.1 if the Stanford Indemnitee seeking indemnification makes any admission regarding such claim without the prior written consent of Sutro, which consent shall not be unreasonably withheld.

10.2.

No Indirect Liability. Neither party shall be liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability. contract, or otherwise arising out of or in connection with solely this Agreement under any theory of liability; provided, however, that the foregoing shall not apply to any right of action for infringement, contributory infringement or inducement of infringement Stanford may have under any applicable law. Except as provided in Section 9.1, Stanford shall not have any responsibilities or liabilities whatsoever with respect to Licensed Products.

10.3.	Workers’ Compensation. Sutro will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

10.4.

Insurance. During the term of this Agreement, Sutro will maintain Comprehensive General Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier to cover the activities of Sutro and its sublicensees. Upon introduction of Licensed Product into humans, such insurance will provide minimum limits of liability of [*] and will include all Stanford Indemnitees as additional insureds. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Within 15 days of the introduction of Licensed Product into humans. Sutro will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements. Sutro will provide to Stanford 30 days prior written notice of cancellation or material change to this insurance coverage. Sutro will advise Stanford in writing that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of Sutro will be primary coverage; insurance of Stanford and Stanford Hospitals and Clinics will be excess and noncontributory. Notwithstanding the foregoing, if Sutro proposes alternative coverage under this Section 10.4, Stanford shall not unreasonably withhold its consent to such alternative coverage in lieu of the coverage detailed in this Section 10.4, so long as the proposed coverage is reasonable and customary for the industry and reasonably protects Stanford’s interests.”

[*]

*Confidential Treatment Requested.

SCHEDULE 6.1

SUTRO PRESS RELEASE

Sutro Biopharma Collaborates with Merck to

Develop Therapeutics for Cancer and Autoimmune Disorders

- Sutro’s Cell-free Protein Synthesis Technology is Paired With

Merck’s Immunology & Cancer Expertise -

SOUTH SAN FRANCISCO, July 24th, 2018 –Sutro Biopharma, Inc., has signed a collaboration and licensing agreement with Merck, known as MSD outside the United States and Canada, to discover and develop novel immune-modulating therapies for cancer and autoimmune disorders.

The research and development activities will leverage Sutro’s proprietary cell-free protein synthesis and site-specific conjugation platforms, which facilitate precision design and rapid empirical optimization of protein conjugates, to discover and develop best-in-class immune-modulating cytokine derivatives for both oncology and autoimmune indications.

Under the agreement, Sutro will be primarily responsible for preclinical research and Merck will gain exclusive worldwide rights to therapeutic candidates derived from the collaboration.

Sutro will receive an upfront payment of $60 million and is eligible for milestone payments totaling up to $1.6 billion associated with the development and sale of all therapeutic candidates and all possible indications identified under the collaboration, as well as tiered royalties on the sale of products.

“There’s an urgent need for novel, targeted and well-tolerated therapies with improved therapeutic profiles for cancer and autoimmune disease,” Sutro CEO Bill Newell said.

Dr. Joe Miletich, Senior Vice President, Discovery, Preclinical and Early Development, Merck Research Laboratories, said: “Sutro has an impressive suite of technologies that make possible the discovery, characterization and manufacture of novel therapeutic proteins in a timely manner. We look forward to collaborating with Sutro to further expand our pipeline of promising candidates targeting oncology and autoimmune diseases.”

About Sutro Biopharma

Sutro Biopharma, located in South San Francisco, is a clinical-stage drug discovery, development and manufacturing company creating a broad variety of next-generation protein therapeutics for oncology based on its proprietary, cell-free protein synthesis platform, XpressCF.

Sutro is dedicated to transforming the lives of cancer patients by creating medicines with improved therapeutic profiles for areas of unmet need.

Sutro designs cytokine-based immuno-oncology therapies, antibody-drug conjugates, and bispecific antibodies primarily directed at clinically-validated targets for which the current standard of care is suboptimal.

Sutro’s platform allows it to accelerate discovery and development of first-in-class and best-in-class molecules through rapid and systematic evaluation of protein structure-activity relationships to create optimized homogeneous product candidates.

In addition to developing its own oncology pipeline, Sutro is collaborating with select pharmaceutical and biotech companies to discover and develop novel, next generation therapeutics. As the pace of clinical development accelerates, Sutro and its partners are demonstrating a more efficient approach to killing tumors without harming healthy cells.

Follow Sutro on Twitter, @Sutrobio, and at www.sutrobio.com to learn more about our passion for changing the future of oncology.

# # #

Media Contacts

David Schull

Russo Partners

(212) 845-4271

david.schull@russopartnersllc.com

Amiad Finkelthal

Russo Partners

(646) 942-5626

(917) 217-1838 mobile

amiad.finkelthal@russopartnersllc.com

SCHEDULE 7.1

WIRE TRANSFER DETAILS

(NEXT PAGE)

The following information is provided to assist clients in routing wire transfers TO [*] in the most expeditious manner.

For all incoming foreign currency wires, please contact out Foreign Exchange Trading Deck [*] for settlement instructions.

DOMESTIC WIRE TRANSFER

[*]

TO:	[*]

ROUTING & TRANSIT #:	[*]

FOR CREDIT OF {Account Name}:	Sutro Biopharma Inc

ADDRESS {your Address}:	310 Utah Avenue Suite 150

ADDRESS {line 2}:	South San Francisco, CA 94080

CREDIT ACCOUNT #:	[*]

BY ORDER OF:	[NAME OF SENDER]

INTERNATIONAL WIRE TRANSFER

Instruct the paying financial institution to advise their U.S. correspondent to pay as follows:

PAY TO:	[*]

ROUTING & TRANSIT #:	[*]

SWIFT CODE:	[*]

FOR CREDIT OF {Account Name}:	Sutro Biopharma Inc

ADDRESS {your Address}:	310 Utah Avenue Suite 150

ADDRESS {line 2}:	South San Francisco, CA 94080

FINAL CREDIT ACCOUNT #:	[*]

BY ORDER OF:	[NAME OF SENDER]

IMPORTANT!!!!

Wire instructions MUST designate your FULL TEN DIGIT ACCOUNT NUMBER. Wires received by [*] with INCOMPLETE or INVALID ACCOUNT NUMBERS may be delayed and could possibly require return to the sending bank due to new regulations.

*Confidential Treatment Requested.

SCHEDULE 8.2

EXCEPTIONS TO REPS & WARRANTIES

[*]

*Confidential Treatment Requested.

SCHEDULE 8.2.5

[*]

*Confidential Treatment Requested.

SCHEDULE 8.3

THIRD PARTY LICENSES

(NEXT PAGE)

S02-181: IG	Exclusive Agreement	10/02/07

AMENDED AND RESTATED EXCLUSIVE AGREEMENT

This Agreement between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (“Stanford”), an institution of higher education having powers under the laws of the State of California, and Fundamental Applied Biology, Inc. (“FAB”), a corporation having a principal place of business at 1455 Adams Drive, Bldg. 15, Suite 1015, Menlo Park, CA 94025, is effective on the 3 day of October, 2007 (“Effective Date”).

1    BACKGROUND

1.1	Stanford has an assignment of certain inventions invented in the laboratory of Dr. James Swartz, entitled as follows:

•	“Mimicking the cellular environment with in vitro synthesis” described in Stanford Docket S02-181,

•	“Cell-free synthesis of active mammalian proteins containing multiple disulfide bonds” described in S00-156,

•	“Enhanced In Vitro Synthesis”, described in S99-130,

•	“Efficient Scale-up of Protein Synthesis using Unrestricted Drops”, described in S03-168,

•	“In vitro Protein Synthesis using ATP Regeneration System”, described in S98-199,

•	“An Economical Cell-free Protein Synthesis Method Using Nucleoside Monophosphates and Glucose”, described in S03-316,

•	“Antifoams for Enhanced and Efficient Scale-Up of Protein Synthesis in Cell-Free Expression Systems”, described in S04-041,

•	“High-yield Expression of Membrane Proteins Using Cell-free Protein Synthesis”, described in S05-339,

•	“Total Amino Acid Stabilization during Cell Free Protein Synthesis”, described in S05-044,

•	“An Improved Method for the Use of Glucose in Cell-free Synthesis of Proteins Containing Disulfide Bonds”, described in S06-146,

•	Cell-free Synthesis of Unnatural Amino Acid Incorporated Virus-like Particles for Site-specific Post-translational Modification, described in S06-257, and

•	“High-yield Expression of Complex Proteins Containing Unnatural Amino Acids Using Cell-free Protein Synthesis”, described in S06-254,

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The inventions were made in the course of research supported by the NIH. Stanford wants to have the inventions perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

1.2

The Parties entered into a license agreement dated July 1, 2004 (the “Original License Agreement”) pursuant to which Stanford granted FAB a license to certain inventions described in Stanford Dockets S02-181, S00-156, S99-130, S03-168 and S98-199, all as further set forth in the Original License Agreement.

1.3

The Parties entered into an Option agreement dated July 2005 (the “Option Agreement”) pursuant to which Stanford granted an option to FAB to obtain an exclusive license to certain inventions described in Stanford dockets S03-316, S04-041, S05-044 and S03-208 (S03-208 having since been abandoned).

1.4

Stanford dockets S99-130, S98-199, and S00-156 are non exclusively licensed to Roche. FAB acknowledges that it has been made aware by Stanford of the scope of the field of use of the Roche License. Additionally, Stanford dockets S03-316, and S05-044 are non exclusively licensed to Genencor, and Stanford dockets S98-199, S99-130, and S00-156 are non exclusively licensed to Invitrogen. FAB acknowledges that it has been made aware by Stanford of the scope of the field of use of these licenses.

1.5

The Parties now desire to amend certain terms of the Original License Agreement, to include certain additional inventions described in Stanford Dockets S03-316, S04-041, S05-339, S05-044, S06-146, S06-257 and S06-254 within the licenses granted therein, and to restate the Original License Agreement as amended in its entirety in this amended and restated license agreement (“Agreement”).

2    DEFINITIONS

2.1

“Control” means with respect to a given Licensed Product, the possession by FAB (whether by ownership or license) of the right to grant a license to make, use, sell, offer for sale and import such Licensed Product without giving rise to a violation of the terms of any agreement or other arrangement between FAB and any third party.

2.2

“Change of Control” means the occurrence of any of the following: (a) any consolidation or merger of FAB with or into any third party, or any other corporate reorganization involving a third party, in which those persons or entities that are stockholders of FAB immediately prior to such consolidation, merger or reorganization own less than fifty percent (50%) of the surviving entity’s voting power immediately after such consolidation, merger or reorganization; (b) a change in the legal or beneficial ownership of fifty percent (50%) or more of the voting securities of FAB (whether in a single transaction or series of related transactions) where, immediately after giving effect to such change, the legal or beneficial owners of more than fifty percent (50%) of the voting securities of FAB are third parties that are not an affiliate of License; or (c) the sale or other disposition for value of all or substantially all of FAB’s assets in one or a series of related transactions to a third party that is not an affiliate of FAB.

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2.3

“Exclusive” means that, (i) except for those licenses granted under the Pre-Existing Licenses, Stanford has not previously granted any rights or licenses to any third party under the Licensed Patents in the Licensed Field of Use, and (ii) subject to Section 3.4 and Article 5, Stanford will not grant further licenses under the Licensed Patents in the Exclusive Licensed Field of Use in the Licensed Territory.

2.4	“Exclusive Licensed Field of Use” means all fields of use other than the “Non-Exclusive Licensed Field of Use”

2.5

“FAB Licensed Product” means a Licensed Product which is Controlled by FAB and is being actively developed by FAB for its own account (or in the case of a Licensed Product which FAB has sublicensed to a sublicensee, was being actively developed by FAB for its own account prior to being sublicensed). Notwithstanding the foregoing, it is understood and agreed that should this Agreement be assigned to a sublicensee pursuant to a Change of Control, any non-FAB Licensed Products that are being developed by such sublicensee pursuant to such sublicense prior to such Change of Control shall continue to be considered non-FAB Licensed Products for purposes of this Agreement.

2.6	“Licensed Field of Use’’ means the Exclusive Licensed Field of Use and the Non-Exclusive Licensed Field of Use, collectively.

2.7

“Licensed Patent” means (i) the patents and patent applications listed in Appendix D, (ii) any foreign patent application corresponding thereto, (iii) any divisional, continuation, CIP or reexamination application of any of the preceding, and (iv) each patent that issues or reissues from any of these patent applications. Any claim of an unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. Notwithstanding the foregoing, if a claim of a pending patent application within the Licensed Patent has not issued as a claim of an issued patent within the Licensed Patent within eight (8) years after the filing date from which such claim takes priority, such pending claim shall cease to be a valid claim for purposes of this Agreement until such time as the claim actually issues. As used herein, “CIPs” means those claims in any continuation-in-part of the patent applications in (i) or (ii) above that are entitled to the priority date of the parent application, and filed within two years of the Effective Date, share the same inventor or same set of inventors as the parent application, and are not encumbered by prior obligations to third parties.

2.8

“Licensed Product” means a product or part of a product in the Licensed Field of Use, the making, using, importing or selling of which, absent this license, infringes, induces infringement, or contributes to infringement of a valid claim of a Licensed Patent.

2.9

“Licensed Service” means commercial services provided on a fee-for-service basis under a contract with a third party, where such services are based on the use of an invention claimed in a Licensed Patent for its intended commercial purpose. Notwithstanding the foregoing, it is understood that Licensed Service shall not include any service involving or performed in connection with the research or development of a Licensed Product by or for FAB or any sublicensee.

2.10	“Licensed Territory’’ means worldwide.

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2.11

“Net Sales” means all gross revenue received by FAB from sales of Licensed Product, as well as all gross revenue received by sublicensees on sales of FAB Licensed Product. Net Sales excludes the following items (but only as they pertain to the making, using, importing or selling of Licensed Products, are included in gross revenue, and are separately accounted for):

(A)	import, export, excise and sales taxes, and custom duties;

(B)	costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises or point of installation;

(C)	costs of installation at the place of use;

(D)	refunds, credit for returns, allowances, or trades; and

(E)	customary rebates, cash and trade discounts, actually taken.

2.12

“Net Service Revenue” means revenue received by FAB as consideration for FAB’s providing a third party with Licensed Services. For purposes of clarity, it is understood that Net Service Revenue shall not include funding received for the research and/or development of Licensed Products themselves.

2.13

“Net Sublicensing Fees” means upfront and milestone payments received by FAB from a sublicensee in consideration of the grant of a sublicense under the Licensed Patents. For purposes of clarity, it is understood that Net Sublicensing Fees shall not include amounts received as (i) loans; (ii) equity investments in FAB (including conditional equity, such as warrants, convertible debt and the like); (iii) reimbursements of patent prosecution costs and patent maintenance expenses, (iv) reimbursements for research and development work to be performed by FAB (including fully burdened FTE costs), and (v) advances on earned royalties payable under Section 7.5, payments for the supply of products or materials, and any taxes withheld at the source (unless and until FAB recoups such taxes).

2.14	“Non-Exclusive Licensed Field of Use” means the sale of research tools for use as research reagents.

2.15

“Pre-Existing Licenses” mean, collectively, (i) that certain license agreement between Roche Diagnostics GmbH and Stanford with an effective date of March 20, 2001 (“Roche License”), (ii) that certain nonexclusive patent and technology license agreement between Genencor International, Inc., and Stanford with an effective date of October 11, 2004, and (iii) that certain nonexclusive agreement between Invitrogen Corporation and Stanford with an effective date of November 3 2004.

2.16	“Stanford Indemnitees” means Stanford and Stanford Hospitals and Clinics, and their respective trustees, officers, employees, students, and agents.

3    GRANT

3.1

Grant. Subject to the terms and conditions of this Agreement, Stanford grants FAB a license under the Licensed Patents in the Licensed Field of Use to make, have made, use, import, offer to sell and sell Licensed Product, to practice any method, process, or procedure within the Licensed Patents, and to otherwise exploit the Licensed Patents in the Licensed Territory.

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3.2

Exclusivity. The license granted under Section 3.1 is Exclusive, including the right to sublicense under Article 4, in the Exclusive Licensed Field of Use beginning on the Effective Date and ending on the expiration of the last to expire Licensed Patent (“Exclusive Term”).

3.3	Nonexclusivity. The license granted under Section 3.1 shall be non-exclusive in the Non-Exclusive Licensed field of Use until the last Licensed Patent expires.

3.4

Retained Rights. Stanford retains the right, on behalf of itself and all other non-profit academic research institutions, to practice the Licensed Patent for any non-profit purpose, including sponsored research and collaborations. FAB agrees that, notwithstanding any other provision of this Agreement, it has no right to enforce the Licensed Patent against any such institution. Stanford and any such other institution have the right to publish any information included in a Licensed Patent.

3.5	Specific Exclusion. Stanford does not:

(A)

grant to FAB any other licenses, implied or otherwise, to any patents or other rights of Stanford other than those rights granted under Licensed Patent, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patent, or are required to exploit any Licensed Patent;

(B)	commit to FAB to bring suit against third parties for infringement, except as described in Article 14; and

(C)	agree to furnish to FAB any technology or technological information or to provide FAB with any assistance.

4    SUBLICENSING

4.1	Permitted Sublicensing.

(A)	Subject to the requirements of Section 4.3 below, FAB shall be free to grant and authorize sublicenses in the Exclusive Licensed Field of Use during the Exclusive Term.

(B)

Subject to the requirements of Section 4.3 below, FAB may grant and authorize sublicense(s) within the Non-Exclusive Licensed Field of Use, but only for Licensed Products discovered, developed or Controlled, in whole or in part, by FAB, or in combination with a license or sublicense of other patents or technology controlled by FAB.

4.2	Required Sublicensing.

(A)

If at any time after the [*] of the Effective Date, Stanford receives from a third party with adequate resources, a bona fide proposal to develop a Licensed Product for a non-pharmaceutical use within the Exclusive Licensed Field of Use which FAB is currently not addressing, Stanford will notify FAB. Prior to notifying FAB of such proposal, Stanford will require that such third party provide Stanford with a written plan for the development of such product, such plan to be in sufficient detail to enable Stanford to assess the third party’s capability to develop such product.

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(B)

If FAB (itself or through an affiliate or sub licensee) has not been developing, producing, using, or selling a Licensed Product that is substantially similar to, or intended for a similar purpose or application as, the proposed product referred to in subsection (A) above, and the development or sublicensing of such a Licensed Product is not reasonably within FAB’s business plans, then FAB shall elect one of the following three options and shall notify Stanford in writing within thirty (30) days of Stanford’s written notice to FAB whether it will:

(1)

undertake reasonable efforts to develop, produce, sell, use, or sublicense a Licensed Product that is substantially similar to or intended for a similar purpose or application as the product in such proposal;

(2)	allow Stanford the right to grant a license to such third party under the Licensed Patents to make, use, sell, offer for sale and import such product; or

(3)	enter into negotiations directly with such third party to sublicense such third party under one or more of the Licensed Patents.

The provisions of Section 4.2 shall not preclude FAB and Stanford from discussing whether the development of such a Licensed Product is in the parties overall best interests, and if FAB and Stanford agree it is not, then the decision not to proceed will be communicated to such third party.

4.3	Sublicense Requirements. Any sublicense granted by FAB under this Agreement:

(A)	is subject to the terms and conditions of this Agreement, except that the financial terms may differ;

(B)

FAB’s sublicensees shall have the right to grant further sublicenses under the Licensed Patents, provided that all sublicenses granted by FAB will reflect that any sublicense(s) granted by such sublicensee will not include the right to further sublicense.

(C)

will expressly include the provisions of Articles 9 and 10 for the benefit of Stanford, and shall expressly include provisions under which FAB has rights similar to Stanford’s rights in Section 8.4 and 8.5 (which FAB will exercise for Stanford at Stanford’s request and expense, provided that if the audit reveals an underreporting of earned royalties due Stanford of [*]% or more for the period being audited, FAB or the sublicensee shall bear such audit costs); and

(D)

will require the transfer of all applicable obligations with respect to the sublicense, including the payment of royalties specified in the sublicense (up to the earned royalty rates set forth in Article 7), to Stanford or its designee, if this Agreement is terminated. For purposes of clarity, it is agreed that in the event this Agreement is terminated, Stanford shall have audit rights substantially similar to those set forth in Section 8.5 with respect to any surviving sublicenses.

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(E)	will extend to Stanford the benefit of any provisions included in such sublicense that are analogous to the provisions contained in Section 7.6 of this Agreement.

4.4

Copy of Sublicenses. FAB will submit to Stanford a redacted copy of each sublicense granted pursuant to this Article 4, which copy shall provide Stanford with sufficient information to enable Stanford to ascertain that any such sublicense is in conformance with this Agreement and shall include but not be limited to the following information relating to this Agreement: royalty reporting, warranty and indemnification obligations. Such redacted sublicense shall be considered FAB’s confidential information under Section 19.5.

4.5	Sharing of Sublicensing Income. FAB will pay to Stanford:

(A)	[*] of all Net Sublicensing Fees received in [*] and [*];

(B)	[*] of all Net Sublicensing Fees received in [*] and [*];

(C)	[*] of all Net Sublicensing fees received in [*] or thereafter.

4.6

Royalty-Free Sublicenses. As long as FAB agrees to be responsible for paying all royalties due Stanford on a sublicensee’s sale of Licensed Product, FAB may grant that sublicensee a fully paid-up and royalty-free:

(A)	sublicense or

(B)	cross-license.

5    GOVERNMENT RIGHTS

This Agreement is subject to Title 35 Sections 200-204 of the United States Code. Among other things, these provisions provide the United States Government with nonexclusive rights in the Licensed Patent. To the extent required under Title 35 Section 204 of the United States Code, FAB will impose the obligation that Licensed Product sold or produced in the United States be “manufactured substantially in the United States” unless a waiver is obtained from the United States Government. FAB will ensure all obligations of these provisions are met.

6    DILIGENCE

6.1	Milestones.

(A)

Because the invention is not yet commercially viable as of the Effective Date, FAB will use commercially reasonable efforts to develop, manufacture, and sell Licensed Product and will develop markets for Licensed Product.

(B)

In addition to its general diligence obligation under Section 6.1(A) above, FAB will use commercially reasonable efforts to meet the milestones shown in Appendix A, and will notify Stanford in writing as each milestone is met.

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(C)	If FAB fails to fulfill its diligence obligations under Sections (A) or (B) above, Stanford may, upon written notice, terminate this agreement pursuant to Section 15.2.

6.2	Progress Report.

(A)

By March 1 of each year until FAB markets a Licensed Product, FAB will submit a written annual report to Stanford covering the preceding calendar year. The report will include information sufficient to enable Stanford to satisfy reporting requirements of the U.S. Government and for Stanford to ascertain progress by FAB toward meeting this Agreement’s diligence requirements. Each report will describe, where relevant: FAB’ s progress toward commercialization of Licensed Product, including a summary of work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Product, and significant corporate transactions involving Licensed Product.

(B)	All reports provided to Stanford under this Section 6.2 shall be deemed FAB’s Confidential Information and shall be protected as such pursuant to Section 19.5.

6.3	Clinical Trial Notice. FAB will notify Stanford prior to commencing any clinical trials at Stanford.

7    ROYALTIES

7.1	Issue Royalty.

(A)	FAB will pay to Stanford a nonrefundable license issue royalty of [*] upon signing this Agreement, [*] of which shall be creditable against past patent costs due Stanford under Section 7.1B below.

(B)

FAB will pay an additional issue fee to Stanford of $184,473.83 as reimbursement for all previously unreimbursed out-of-pocket costs incurred by Stanford in filing, prosecuting and maintaining the Licensed Patents before the Effective Date.

(C)

The parties acknowledge that a license maintenance fee of [*] was due on September 1, 2007 under the Original License Agreement for the 12 month period commencing September 1, 2007 and ending August 31, 2008. As satisfaction in full of its payment obligations under the Original License Agreement with respect to the above referenced license maintenance fee, FAB will pay to Stanford an additional issue fee of [*] which represents the pro rata portion of the above referenced license maintenance fee due for the months of September and October 2007.

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7.2

Equity Interest. As further consideration for the licenses granted hereunder, FAB will, subject to Stanford’s execution and delivery to FAB of FAB’s standard stock purchase agreement, grant to Stanford [*] shares of common stock in FAB. When issued, these shares, together with the [*] shares previously issued to Stanford will represent [*] of the capital stock of FAB. The shares shall be issued directly as follows:

•	[*]% issued to The Board of Trustees of the Leland Stanford Junior University

•	[*]% issued to [*]

•	[*]% issued to [*]

•	[*]% issued to [*]

•	[*]% issued to [*]

•	[*]% issued to [*]

•	[*]% issued to [*]

•	[*]% issued to [*]

•	[*]% issued to [*]

•	[*]% issued to [*]

7.3	License Maintenance Fee. FAB will pay Stanford a yearly license maintenance fee in the following manner:

$[*] on the 1st anniversary of the Effective Date;

$[*] on the 2nd anniversary of the Effective Date;

$[*] on the 3rd anniversary of the Effective Date;

$[*] on the 4th anniversary of the Effective Date

$75,000 on the 5th anniversary of the Effective Date and on each anniversary the Effective Date thereafter until expiration or earlier termination of this Amended and Restated Agreement.

Yearly maintenance payments are nonrefundable, but they are creditable each year as described in Section 7.7.

7.4	Milestone Payments.

(A)	FAB will pay Stanford the following milestone payments:

•	$[*] upon the first to occur of:

•	initiation of the first pre-clinical animal study for the first FAB Licensed Product in the Territory, or

•	first successful [*] liter scale production of the first Licensed Product; or

•	the [*] year anniversary of the Effective Date.

•	$[*] upon the first to occur of:

•	enrollment of first patient for the first Phase I clinical trial for the first FAB Licensed Product in the Territory;

•	the [*] anniversary of the Effective Date.

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•	$[*] upon the first to occur or:

•	enrollment of first patient for first Phase II clinical trial for the first FAB Licensed Product in the Territory, or

•	first successful [*] liter scale production of the first Licensed Product; or

•	the [*] anniversary of the Effective Date.

•	$[*] upon first to occur of:

•	enrollment of first patient in the first Phase III trial for the first FAB Licensed Product in the Territory; or

•	the [*] anniversary of the Effective Date.

•	$750,000 upon first to occur of;

•	first commercial sale for the first FAB Licensed Product in the Territory; or

•	the fourteenth anniversary of the Effective Date.

(B)

For the avoidance of doubt, it is understood and acknowledged that each of the milestone payments set forth in Section 7.4(A) shall be payable once and only once and that the total amount payable to Stanford under this Section 7.4 shall in no event exceed $930,000.

(C)

It is further agreed that in the event that FAB receives a milestone payment from a sublicensee and the milestone event giving rise to such milestone payment also triggers a payment obligation on the part of FAB under this Section 7.4, FAB shall be obligated to pay to Stanford only a single payment, such payment to be the higher of the applicable milestone payment set forth in Section 7.4A above and the payment owing to Stanford under Section 4.5 above with respect to such milestone payment from such sublicensee.

7.5	Earned Royalty.

(A)	FAB will pay Stanford an earned royally on sales of Licensed Products by FAB and its sublicensees as follows:

(1)	[*]% of Net Sales of FAB Licensed Products sold by FAB sublicensees;

(2)	[*]% of Net Sales of non-FAB Licensed Products (i.e., Licensed Products other than FAB Licensed Products) sold by FAB; and

(3)	[*]% of the royalties received from sublicensees on sales of non-FAB Licensed Products (i.e., Licensed Products other than FAB Licensed Products) sold by the sublicensees.

(B)

FAB will pay Stanford an earned royalty of [*]% of Net Services Revenue on sales of Licensed Services in countries where the sale or use of such Licensed Services would infringe a valid claim of the Licensed Patents.

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7.6

Earned Royalty if FAB Challenges the Patent. Notwithstanding the above, should FAB initiate an action seeking to invalidate any Licensed Patent, FAB will pay royalties to Stanford at the rate of [*] percent ([*]%) of the Net Sales of all Licensed Products sold during the pendency of such action that would infringe such Licensed Patent but for the licenses granted herein. Moreover, should the outcome of such action determine that any claim of a patent challenged by FAB is both valid and infringed by a Licensed Product, FAB will pay royalties at the rate of [*] percent ([*]%) of the Net Sales of all Licensed Products sold that would infringe such Licensed Patent but for the licenses granted herein. For purposes of clarity, in the event that FAB files a counterclaim asserting invalidity of one or more Licensed Patents in response to an actual suit by Stanford, FAB shall not be deemed to have initiated an action to invalidate a Licensed Patent and this Section 7.6 shall not apply with respect to such action. Additionally, it is further agreed that in the event that Stanford threatens to bring an action against FAB with respect to the Licensed Patents, then FAB shall have the right to request from Stanford written assurances that Stanford will not bring such suit or action. In the event that Stanford does not provide such written assurances to FAB within thirty (30) days of FAB’s request for such assurances, then this Section 7.6 shall not apply with respect to any action for declaratory judgment which FAB may subsequently file in response to such threatened suit or action.

7.7	Creditable Payments. The license maintenance fee for a year may be offset against earned royalty payments due on Net Sales occurring in that year.

For example:

(A)

if FAB pays Stanford a $10 maintenance payment for year Y, and according to Section 7.5 $15 in earned royalties are due Stanford for Net Sales in year Y, FAB will only need to pay Stanford an additional $5 for that year’s earned royalties.

(B)

If FAB pays Stanford a $10 maintenance payment for year Y, and according to Section 7.5 $3 in earned royalties are due Stanford for Net Sales in year Y, FAB will not need to pay Stanford any earned royalty payment for that year. FAB will not be able to offset the remaining $7 against a future year’s earned royalties.

7.8

Sales in Non-Patent Countries. The earned royalties set forth in Section 7.5 above shall be reduced by [*] ([*]%) with respect Licensed Products and Licensed Services sold in countries where the sale of such Licensed Products or Licensed Services would not infringe a valid claim of the Licensed Patents.

7.9

Buy-out Option. In the event of a Change of Control, FAB may, upon payment to Stanford of a one-time buy-out fee, terminate its royalty obligations under Sections 7.5(A)(2), 7.5(A)(3) and 7.5(B) as well as its obligation to pay yearly license maintenance fees under Section 7.3. The one-time buy-out fee shall be determined as set forth below:

•

$[*] in the event that the aggregate consideration payable to FAB in such Change of Control (less any amounts necessary to satisfy outstanding debt obligations of FAB) does not exceed, on a per share basis, [*] the original issue price of FAB’s then-most senior series of preferred stock (or other equivalent senior security); or

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•

In the event that the aggregate consideration payable to FAB in such Change of Control (less any amounts necessary to satisfy outstanding debt obligations of FAB) exceeds, on a per share basis, [*] the original issue price of FAB’s then-most senior series of preferred stock (or other equivalent senior security), then the one-time buy-out fee shall be:

•	$[*] if the proceeds from such Change of Control are less than $[*], or

•	$[*] in the event the proceeds from such Change of Control equal or exceed $[*].

Notwithstanding the foregoing, in the event of a Change of Control in which FAB is acquired by a contract manufacturing organization or similar entity that is not engaged in the business of developing its own proprietary pharmaceuticals, biologics, or other therapeutic agents, then the buy-out option described in this Section 7.9 shall not be exercisable unless and until such acquirer files an Investigational New Drug Application (as defined in the U.S. Food, Drug and Cosmetic Act, as amended and the regulations promulgated thereunder) for a FAB Licensed Product.

7.10

Obligation to Pay Royalties. If this Agreement is not terminated in accordance with other provisions hereof, FAB’s royalty obligations hereunder with respect to Licensed Products shall continue for so long as FAB, by its activities with respect to such Licensed Products, would, but for the license granted herein, infringe a valid claim of the Licensed Patents covering said activity. Nonetheless, if certain Licensed Products are made, imported, or offered for sale before the date this Agreement terminates, and those Licensed Products are sold after the termination date, FAB will continue to be obligated to pay Stanford an earned royalty on the sale of those Licensed Products; provided FAB’s obligation to pay royalties will end one year after the expiration of the last to expire of the Licensed Patents.

7.11

Currency. FAB will calculate the royalty on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate for the currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. FAB will make royalty payments to Stanford in U.S. Dollars.

7.12	Non-U.S. Taxes. FAB will pay all non-U.S. taxes related to royalty payments. These payments are not deductible from any payments due to Stanford.

7.13	Interest. Any undisputed payments not made when due will bear interest at the lower of (a) the Prime Rate published in the Wall Street Journal or (b) the maximum rate permitted by law.

8    ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

8.1

Quarterly Earned Royalty Payment and Report. Beginning with the first sale of a Licensed Product, FAB will submit to Stanford a written report (even if there are no sales) and an earned royalty payment (if any is due) within 60 days after the end of each calendar quarter. This report will be in the form of Appendix B

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and will state the number, description, and aggregate Net Sales of Licensed Product during the completed calendar quarter. With each report FAB will include any earned royalty payment due Stanford for the completed calendar quarter (as calculated under Section 7.5).

8.2

No Refund. In the event that a validity or non-infringement challenge of a Licensed Patent initiated by FAB and subject to Section 7.6 is successful, FAB will have no right to recoup any royalties paid before or during the period challenge.

8.3

Termination Report. FAB will pay to Stanford all applicable royalties and submit to Stanford a written report within 90 days after the license terminates. FAB will, for the period set forth in Section 7.10 above, continue to submit earned royalty payments and reports to Stanford after the license terminates concerning royalties payable in accordance with Article 7 in connection with the sale of Licensed Products made or imported under the license.

8.4

Accounting. FAB will maintain records showing manufacture, importation, sale, and use of a Licensed Product for 3 years from the date of sale of that Licensed Product. Records will include general-ledger records showing cash receipts and expenses, and records that include: production records, customers, invoices, serial numbers, and related information in sufficient detail to enable Stanford to determine the royalties payable under this Agreement.

8.5

Audit by Stanford. FAB will allow its records to be examined once per calendar year during normal business hours and upon reasonable advanced notice by an independent certified public accountant selected by Stanford and acceptable to FAB, for the sole purpose of verifying payments made by FAB under this Agreement.

8.6

Paying for Audit. Stanford will pay for any audit done under Section 8.5. But if the audit reveals an underreporting of earned royalties due Stanford of [*]% or more for the period being audited, FAB will pay the audit costs.

8.7

Self-audit. FAB will conduct an independent audit of sales and royalties at least every 2 years if annual sales of Licensed Product are over $[*]. The audit will address, at a minimum, the amount of gross sales by or on behalf of FAB during the audit period, the amount of funds owed to Stanford under this Agreement, and whether the amount owed has been paid to Stanford and is reflected in the records of FAB. FAB will submit the auditor’s report promptly to Stanford upon completion. FAB will pay for the entire cost of the audit.

8.8

All reports provided to Stanford under this Article 8, as well as all information concerning FAB provided to Stanford by its auditors in connection with Stanford’s exercise of its audit rights under Section 8.5 above, shall be deemed the Confidential Information of FAB pursuant to Section 19.5.

9    WARRANTIES AND NEGATION OF WARRANTIES

9.1

Warranties. Stanford warrants and represents that (a) it has the right and authority to enter into this Agreement and to grant licenses of the scope granted in this Agreement and (b) Stanford has not previously granted any rights in the Licensed Patents other than the rights and licenses granted in the Pre-Existing Licenses and will not grant any further rights to the Licensed Patents that are inconsistent with the rights and licenses granted to FAB herein. For purposes of clarity, FAB acknowledges that it has been made aware by Stanford of the scope of the field of use of the Pre-Existing Licenses.

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9.2

Negation of Warranties. Except as expressly set forth in this Agreement, Stanford makes no representations and extends no warranties of any kind, either express or implied. Among other things, Stanford disclaims any express or implied warranty:

(A)	of merchantability, of fitness for a particular purpose,

(B)	of non-infringement or

(C)	arising out of any course of dealing.

9.3	No Representation of Licensed Patent. FAB also acknowledges that Stanford does not represent or warrant:

(A)	the validity or scope of any Licensed Patent, or

(B)	that the exploitation of Licensed Patent or Technology will be successful.

10    INDEMNITY

10.1

Indemnification. FAB will indemnify, hold harmless, and defend all Stanford Indemnitees against any and all third party claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition the Licensed Patents or Licensed Products by FAB or any sublicensee, unless resulting from a claimed breach by Stanford of its warranties or the gross negligence or willful misconduct of any Stanford Indemnitee; provided that:

(A)	FAB receives prompt notice of any such claim,

(B)

FAB shall not be obligated to indemnify any Stanford Indemnitee in connection with any settlement for any claim unless FAB consents writing to such settlement (which consent shall not be unreasonably withheld), and

(C)	FAB shall have the first right to defend any such claim and, if FAB elects to exercise such first right the exclusive right to control the defense thereof.

Notwithstanding the foregoing, FAB shall have no obligations for any third party claim or demand that may be the subject of this Section 10.1 if the Stanford Indemnitee seeking indemnification makes any admission regarding such claim without the prior written consent of FAB, which consent shall not be unreasonably withheld.

10.2

No Indirect Liability. Neither party shall be liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise arising out of or in connection with solely this Agreement under any theory of liability; provided, however, that the foregoing shall not apply to any right of

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action for infringement, contributory infringement or inducement of infringement Stanford may have under any applicable law. Except as provided in Section 9.1, Stanford shall not have any responsibilities or liabilities whatsoever with respect to Licensed Products.

10.3	Workers’ Compensation. FAB will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

10.4

Insurance. During the term of this Agreement, FAB will maintain Comprehensive General Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier to cover the activities of FAB and its sublicensees. Upon introduction of Licensed Product into humans, such insurance will provide minimum limits of liability of $[*] and will include all Stanford Indemnitees as additional insureds. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Within 15 days of the introduction of Licensed Product into humans, FAB will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements. FAB will provide to Stanford 30 days prior written notice of cancellation or material change to this insurance coverage. FAB will advise Stanford in writing that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of FAB will be primary coverage; insurance of Stanford and Stanford Hospitals and Clinics will be excess and noncontributory. Notwithstanding the foregoing, if FAB proposes alternative coverage under this Section 10.4, Stanford shall not unreasonably withhold its consent to such alternative coverage in lieu of the coverage detailed in this Section 10.4, so long as the proposed coverage is reasonable and customary for the industry and reasonably protects Stanford’s interests.

11    EXPORT

FAB warrants that FAB will not export or reexport the following, directly or indirectly, to any country, individual or entity except when such export or reexport is authorized in full compliance with the laws and regulations of the United States of America, as applicable:

(A)	the licensed technology or software, or any portion thereof, or

(B)	any foreign produced direct product (including equipment, processes or services) of the licensed technology or software; or

(C)	any foreign produced direct product of a plant or major component of a plant if the direct product of the licensed technology is the plant itself or a major component of the plant.

Applicable laws and regulations may include, but are not limited to, the Export Administration Regulations, the International Traffic in Arms Regulations and the various economic sanctions regulations administered by the U.S Department of the Treasury.

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12    MARKING

Before any Licensed Patent issues, FAB will mark Licensed Product with the words “Patent Pending.” Otherwise, FAB will mark Licensed Product with the number of any issued Licensed Patent.

13    STANFORD NAMES AND MARKS

FAB will not identify Stanford in any promotional advertising or other promotional materials to be disseminated to the public, or otherwise use the name of any Stanford faculty member, employee, or student, or any trademark, service mark, trade name, or symbol of Stanford or Stanford Hospitals and Clinics, including the Stanford name, unless FAB has received Stanford’s, or the individual’s, prior written consent. Permission may be withheld at Stanford’s sole discretion. However, FAB may reasonably utilize Stanford’s name or names of Stanford employees in statements of fact (provided such statements do not imply endorsement of FAB’s products or services), in legal proceedings, patent filings, regulatory filings or with the written prior consent of Stanford.

14    PROSECUTION AND PROTECTION OF PATENTS

14.1

Patent Prosecution. Following the Effective Date and subject to Stanford’s approval, FAB will be responsible for preparing, filing, and prosecuting the Licensed Patents (including any interference or reexamination actions) for Stanford’s benefit in major markets in the Licensed Territory and for maintaining all Licensed Patents. FAB will (i) keep Stanford reasonably informed as to the filing, prosecution and maintenance of such patents and patent applications, (ii) furnish to Stanford copies of documents relevant to any such filing, prosecution and maintenance and (iii) allow Stanford reasonable opportunity to comment on documents filed with any patent office which would affect the Licensed Patents. To aid FAB in this process, Stanford will provide information, execute and deliver documents and do other acts as FAB shall reasonably request from time to time. FAB will reimburse Stanford for Stanford’s reasonable out-of-pocket costs incurred in complying with such requests. Stanford and FAB agree to the terms detailed in Appendix C and agree to have Appendix C fully executed by the appropriate parties upon execution of this Agreement.

14.2

Patent Costs. Within 30 days after receiving a statement from Stanford, FAB will reimburse Stanford for all reasonable out-of-pocket costs incurred by Stanford in filing, prosecuting and maintaining the Licensed Patents, including any interference or reexamination matters, incurred by Stanford after the Effective Date.

14.3

Infringement Procedure. FAB and Stanford will each promptly notify the other of any suspected infringement of any Licensed Patent by a third party or the filing by a third party of a declaratory judgment action relating to the Licensed Patents. During the Exclusive term of this Agreement only, FAB may have the right to institute a suit against this third party as provided in Sections 14.4 – 14.8.

14.4	FAB Suit. FAB, itself or through a designee, has the first right to institute suit or defend any action for declaratory judgment relating to the Licensed Patents, and

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may name Stanford as a party for standing purposes. If FAB decides to institute suit, it will notify Stanford in writing. We need the following section that’s been deleted; FAB will bear the entire cost of the litigation. Stanford may be named as a party only if:

(A)	FAB’s and Stanford’s respective counsel recommend that such action is necessary in its reasonable opinion to achieve standing or a court has required or will require such joinder to pursue the action;

(B)	Stanford is not the first named party in the action; and

(C)	the pleadings and any public statements about the action state that FAB is pursuing the action and that FAB has the right to join Stanford as a party

14.5	Joint Suit. If Stanford and FAB (itself or through a designee) so agree, they may institute suit jointly. If so, they will:

(A)	prosecute the suit in both their names;

(B)	bear the out-of-pocket costs equally; and

(C)	agree how they will exercise control over the action.

14.6

Stanford Suit. If FAB does not initiate an enforcement action within 120 days of a request by Stanford to do so or does not elect to control a declaratory judgment action within 90 days of receiving notice that such action has been filed, Stanford may institute and prosecute a suit so long as it conforms with the requirements of this Section. Stanford will diligently pursue the suit and Stanford will bear the entire cost of the litigation, including expenses and counsel fees incurred by FAB. Stanford will keep FAB reasonably apprised of all developments in the suit, and will seek FAB’s input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity and enforceability of the Licensed Patents. Stanford will not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects FAB’s interests without FAB’s prior written consent.

14.7	Recovery.

(A)	If FAB sues under Section 14.4, then any recovery in excess of litigation costs and fees will be shared with Stanford as follows:

(1)	any payment for past or future sales will be deemed Net Sales, and FAB will pay Stanford royalties at the rates specified in Section7.5;

(2)

FAB and Stanford will negotiate in good faith appropriate compensation to Stanford for any non-cash settlement or non-cash cross-license, provided that Stanford will not share in the portion of the recovery, if any, which is payment for “willful infringement”.

(B)

If the parties jointly initiate and control the enforcement or declaratory action, Stanford and FAB will determine prior to initiation of such suit how any recovery in excess of litigation costs and fees will be apportioned.

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(C)

If Stanford alone initiates and controls the enforcement or declaratory action, Stanford and FAB will determine prior to initiation of such suit how any recovery in excess of litigation costs and fees will be apportioned.

14.8

Abandonment of Suit. If either Stanford or FAB (or its designee) commences a suit under the provisions of Article 14 and then wants to abandon the suit, it will give timely notice to the other party. The other party may, if it so desires, continue prosecution of the suit at its own expense, in which case Stanford and FAB shall agree on the sharing of any recovery in the suit in excess of litigation costs.

14.9

Cooperation. The non-controlling party shall, at the reasonable request and expense of the party controlling any enforcement action under this Article 14, fully cooperate with such controlling party, including without limitation, using best efforts to cause its employees to testify at such an action, and to make available relevant records, papers, information, samples, specimens, and the like. The party controlling the enforcement action shall keep the non-controlling party reasonably informed of the progress of such action, and the non-controlling party shall have the right to participate in such enforcement action with counsel of its own choice at its own expense.

14.10

Inventor Assignments. Stanford shall promptly obtain written assignments from each inventor of the Licensed Patents assigning to Stanford all of such inventor’s right, title and interest in the Licensed Patents.

15    TERMINATION

15.1	Termination by FAB.

(A)	FAB may terminate this Agreement in its entirety by giving Stanford written notice at least 30 days in advance of the effective date of termination selected by FAB.

(B)

FAB may terminate this Agreement as to any particular patent application or patent within the Licensed Patents by giving Stanford written notice at least 75 days in advance of the effective date of termination selected by FAB. From and after the effective date of termination under this subsection 15.1(B) with respect to a particular patent application or patent, such patent application or patent in the particular country shall cease to be within the Licensed Patents for purposes of this Agreement

15.2	Termination by Stanford.

(A)	Stanford may also terminate this Agreement on 30 days written notice if FAB:

(1)	is in material default in payment of royalties or providing of reports;

(2)	is subject to termination under the terms of Article 6;

(3)	is in material breach of any provision of this Agreement; or

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(4)	provides any materially false report.

(B)

Such notice will specify the nature of the default or breach and will take effect 30 days after receipt by FAB unless FAB remedies the problem in that 30-day period. Notwithstanding the foregoing if FAB disputes any default or material breach under 15.2(A) above in writing within such 30-day period, Stanford shall not have the right to terminate this Agreement unless and until a final determination, in an arbitration under Section 17 below, that such default or material breach was committed, and FAB fails to cure such default or material breach within thirty (30) days after such determination. The parties agree to use diligent efforts to conclude any arbitration initiated under this Section 15.2B within 120 days of FAB’s written notice to Stanford disputing the applicable alleged material breach or default. For the purpose of clarity, this Section does not suspend any obligation of FAB to compensate Stanford for any undisputed amount, as provided for under any term of this Agreement, during the pendency of any determination of such default or material breach).

15.3	Surviving Provisions. Surviving any termination or expiration are:

(A)	FAB’s obligation to pay royalties accrued or accruable;

(B)	any claim of FAB or Stanford, accrued or to accrue, because of any breach or default by the other party;

(C)	the provisions of Sections 8.2, 8.3, 15.3 and Articles 2, 9, 10, 17 and 19.

(D)	any sublicense granted hereunder, provided that the sublicensee agrees in writing to be bound by the applicable terms of this Agreement.

16    ASSIGNMENT

16.1

Permitted Assignment by FAB. Subject to Section 16.3, FAB may assign this Agreement as part of a sale, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination, or any other transfer of:

(A)	all or substantially all of FAB’s business; or

(B)	that part of FAB’s business to which the license granted under this Agreement relates.

16.2	Any Other Assignment by FAB. Any other attempt to assign this Agreement by FAB without the prior written consent of Stanford shall be null and void.

16.3	Conditions of Assignment. Any assignment of this Agreement shall not be deemed approved until the following conditions have been met:

(A)	FAB must provide Stanford with written notice of the assignment and with the new assignee’s contact information within 30 days following such assignment; and

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(B)	the new assignee must agree in writing to Stanford to be bound by this Agreement; and

(C)	Stanford must have received a $[*] assignment fee.

16.4

Notwithstanding Section 16.3(C) above, no assignment fee shall be due by FAB for any assignment or transfer of this Agreement in case of reincorporation or any other reorganization that does not involve a Change of Control.

16.5

After the Assignment. Upon a permitted assignment of this Agreement pursuant to Article 16, FAB will be released of liability under this Agreement and the term “FAB” in this Agreement will mean the assignee.

17    DISPUTE RESOLUTION

17.1

Dispute Resolution by Arbitration. Any dispute between the parties arising under or related to this Agreement, excluding any dispute relating to patent validity or infringement, will be settled by arbitration in accordance with the JAMS Arbitration Rules and Procedures.

17.2

Request for Arbitration. Upon request by either party, such arbitration will be by a third party arbitrator selected according to the JAMS rules or mutually agreed upon in writing by Stanford and FAB within 30 days of the arbitration request. The arbitrator’s decision will be final and nonappealable and may be entered in any court having jurisdiction.

17.3

Discovery. The parties will be entitled to discovery as if the arbitration were a civil suit in the California Superior Court. The arbitrator may limit the scope, time, and issues involved in discovery in accordance with the JAMS Arbitration Rules and Procedures then in effect.

17.4	Place of Arbitration. The arbitration will be held in Santa Clara County, California unless the parties mutually agree in writing to another place.

17.5

Patent Validity. Any dispute regarding the validity of any Licensed Patent shall be litigated in the federal district courts located in the Northern District California, and the parties agree not to challenge personal jurisdiction in that forum.

18    NOTICES

18.1	All Notices. All notices under this Agreement are deemed fully given when written, addressed, and sent as follows:

All notices to FAB are mailed to:

Fundamental Applied Biology, Inc.

145 Adams Drive, Suite 1015,

Menlo Park, CA 94025

Attention: [*]

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All general notices to Stanford are e-mailed or mailed to:

Office of Technology Licensing

1705 El Camino Real

Palo Alto, CA 94306-1106

info@otlmail.stanford.edu

All payments to Stanford are mailed to:

Stanford University

Office of Technology Licensing

Department #44439

P.O. Box 44000

San Francisco, CA 94144-4439

All progress reports to Stanford are e-mailed or mailed to:

Office of Technology Licensing

1705 El Camino Real

Palo Alto, CA 94306-1106

info@otlmail.stanford.edu

Either party may change its address with written notice to the other party. Notice shall be deemed effective as of the date actually received by the addressee at the address provide for by the addressee.

19    MISCELLANEOUS

19.1	Waiver. No term of this Agreement can be waived except by the written consent of the party waiving compliance.

19.2	Choice of Law. This Agreement shall be governed by the laws of the State of California, United States of America, applicable to agreements negotiated, executed, and performed within California.

19.3

Exclusive Forum. The state and federal courts having jurisdiction over Stanford, California, United States of America, provide the exclusive forum for any court action between the parties relating to this Agreement. FAB submits to the jurisdiction of such courts, and waives any claim that such a court lacks jurisdiction over FAB or constitutes an inconvenient or improper forum.

19.4	Headings. No headings in this Agreement affect its interpretation.

19.5

Confidentiality. Stanford will maintain the terms Articles 2, 4, 7 and 10 and Sections 4.5 and 6.1 of this Agreement, as well as the reports, audit results and any information provided by FAB to Stanford pursuant to Sections 4.4, 6.2, 8.1, 8.3, 8.5 and 8.7 in confidence and will not disclose this information to any third party, except as required by law. Stanford’s obligation to confidentiality will be fulfilled by using at least the same degree of care with FAB’s confidential information as it uses to protect its own confidential information.

19.6

Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement.

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19.7

Entire Agreement. This Agreement constitutes the entire agreement between FAB and Stanford and supersedes all prior communications, understandings and agreements with respect to the subject matter of this Agreement, including without limitation the Original License Agreement. This Agreement may not be amended except with a written agreement signed by FAB and Stanford.

19.8	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

19.9

Electronic Copy. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

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The parties execute this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

	Signature	/s/ Katharine Ku
	Name	Katharine Ku
	Title	Director, Technology Licensing
	Date	Oct 3, 2007

FUNDAMENTAL APPLIED BIOLOGY, INC.

	Signature	/s/ Daniel Gold
Name		Daniel Gold, Ph.D.
	Title	Chief Executive Officer
	Date	October 3, 2007

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APPENDIX A

1.

FAB has already provided Stanford a preliminary business strategy in the form of power point slide set (“Business Plan”). Stanford will treat this Business Plan as confidential information and to protect it as Stanford would its own confidential information.

2.

Within one hundred eighty (180) days of the Effective Date, FAB will have closed its series B financing pursuant to which it will have raised $[*] to proceed with the exploration and development of Licensed Product.

3.	Within one hundred eighty (180) days of the Effective Date, FAB will provide to Stanford a listing of the management team or a schedule for the recruitment of key management positions.

4.	Within twelve (12) months of the Effective Date, FAB will have completed a preliminary commercial strategy to identify potential FAB Licensed Products.

5.	Within twenty (24) months of the Effective Date, FAB will have developed a collaboration strategy for the Company.

6.	Within twenty four (24) months of the Effective Date. FAB will have identified at least one suitable protein drug candidate for development and commercialization as a FAB Licensed Product.

7.	By [*], FAB will have the capability to conduct non-cGMP fermentations in a [*] (or greater) fermentor for the purpose of producing cells for in vitro extract production

8.	Within [*], Licensee will have identified and initiated collaboration discussions with at least one (1) potential partner.

Additionally, following the fifth and tenth anniversaries of the Effective Date, the parties agree to meet and discuss in good faith whether additional milestones may be necessary, and if they mutually agree that they are, what such milestones should be.

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APPENDIX B

SAMPLE REPORTING FORM

Stanford Docket No. S

This report is provided pursuant to the license agreement between Stanford University and FAB License Agreement Effective Date:

Report Covering Period

Yearly Maintenance Fee	$

Number of Sublicenses Executed

Net Sales	$

Royalty Calculation

Royalty Subtotal	$

Credit	$

Royalty Due	$

Comments:

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APPENDIX C

CLIENT AND BILLING AGREEMENT

The Board of Trustees of the Stanford Leland Junior University (“STANFORD”); and ______________________________________________, a Corporation of the State of ___________________, with a principal place of business at __________________________________________, (“COMPANY”); have agreed to use the law firm of _________________________________________________________ (“FIRM”) to prepare, file and prosecute the pending patent applications listed in Exhibit A attached hereto and maintain the patents that issue thereon (“Patents”).

WHEREAS, FIRM desires to perform the legal services related to obtaining and maintaining the Patents; and

WHEREAS, STANFORD remains the client of the FIRM; and

WHEREAS, COMPANY is the licensee of STANFORD’s interest in the Patents;

NOW THEREFORE, in consideration of the premises and the faithful performance of the convenants herein contained, IT IS AGREED:

1. FIRM can interact directly with COMPANY on all patent prosecution matters related to the Patents and will copy STANFORD on all correspondence. STANFORD will be notified by FIRM prior to any substantive actions and Stanford will have final approval and FIRM will provide STANFORD reasonable opportunity to comment on documents filed with any patent office which would affect the Patents. FIRM will keep Stanford reasonably apprised and copied on all material documents and proceedings.

2. COMPANY is responsible for the payment of all charges and fees by FIRM related to the prosecution and maintenance of the Patents. FIRM will invoice COMPANY and must copy STANFORD on all invoices. COMPANY must pay FIRM directly for all charges and must copy STANFORD on each payment.

3. Notices and copies of all correspondence should be sent to the following:

To COMPANY:
Name, Title Company Name Address

To STANFORD:
Name Office of Technology Licensing Stanford University 1705 El Camino Real Palo Alto, CA 94306-1106

To FIRM:
Attorney Name Law Firm Address

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4. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

ACCEPTED AND AGREED TO:

STANFORD
By:
Name:	Katharine Ku
Title:	Director
Date:
Company Name
By:
Name:
Title:
Date:

Law Firm Name
By:
Name:
Title:
Date:

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APPENDIX D

LICENSED PATENTS

S98-199

IMATTERNO	COUNTRY ID	SERIALNO	PATENTNO	PUBLNO	TITLE	STATUS
STAN-117CA	CANADA	2365668			IN VITRO MACROMOLECULE BIOSYNTHESIS METHODS USING EXOGENOUS AMINO ACIDS AND A NOVEL ATP REGENERATION SYSTEM	PENDING

STAN-117EP	EUROPEAN PATENT CONVENT	00923078.0			IN VITRO MACROMOLECULE BIOSYNTHESIS METHODS USING EXOGENOUS AMINO ACIDS AND A NOVEL ATP REGENERATION SYSTEM	PUBLISHED

STAN-117JP	JAPAN	2000-605770		2002-538832	IN VITRO MACROMOLECULE BIOSYNTHESIS METHODS USING EXOGENOUS AMINO ACIDS AND A NOVEL ATP REGENERATION SYSTEM	PUBLISHED

STAN-117	UNITED STATES	09/270,814	6,168,931		ENHANCED IN VITRO SYNTHESIS OF BIOLOGICAL MACROMOLECULES USING A NOVEL ATP REGENERATION SYSTEM	ISSUED

STAN-117CON	UNITED STATES	09/948,815	6,994,986	US-2002- 0081660-A1	IN VITRO SYNTHESIS OF POLYPEPTIDES BY OPTIMIZING AMINO ACID METABOLISM	ISSUED

STAN-124PRV	UNITED STATES	60/125,463			ENHANCED IN VITRO PROTEIN SYNTHESIS USING CONDITIONS ENHANCED FOR AMINO ACID METABOLISM	EXPIRED

STAN-117WO	WIPO	US00/07095		WO00/5353	IN VITRO MACROMOLECULE BIOSYNTHESIS METHODS USING EXOGENOUS AMINO ACIDS AND A NOVEL ATP REGENERATION SYSTEM	NAT PHASE
S99-130
IMATTERNO	COUNTRY ID	SERIALNO.	PATENTNO	PUBLNO	TITLE	STATUS
STAN-152CA		2428693			IN VITRO PROTEIN SYNTHESIS USING GLYCOLYTIC INTERMEDIATES AS AN ENERGY SOURCE	ABANDONED

STAN-152PRV		60/145,438			IN VITRO SYNTHESIS USING GLUCLOSE GLYCOLYTIC INTERMEDIATES AS AN ENERGY SOURCE	EXPIRED

STAN-152		09/621,339	6,337,191		IN VITRO PROTEIN SYNTHESIS USING GLYCOLYTIC INTERMEDIATES AS AN ENERGY SOURCE	ISSUED

STAN-152WO		US00/31449			IN VITRO SYNTHESIS USING GLYCOLYTIC INTERMEDIATES AS AN ENERGY SOURCE	NAT PHASE

S02-181: IG	Exclusive Agreement	10/02/07

S00-156

IMATTERNO	COUNTRY ID	SERIALNO.	PATENTNO	PUBLNO	TITLE	STATUS
STAN-205AU	AU	2001288931	2001288931		ENHANCED IN VITRO SYNTHESIS OF ACTIVE PROTEINS CONTAINING DISULFIDE BONDS	ISSUED

STAN-205CA	CA	2419996			ENHANCED IN VITRO SYNTHESIS OF ACTIVE PROTEINS CONTAINING DISULFIDE BONDS	PENDING

STAN-205EP	EP	01968701.1		1315826	ENHANCED IN VITRO SYNTHESIS OF ACTIVE PROTEINS CONTAINING DISULFIDE BONDS	PUBLISHED

STAN-205JP	JP	2002-525824		2004-508050	ENHANCED IN VITRO SYNTHESIS OF ACTIVE PROTEINS CONTAINING DISULFIDE BONDS	PUBLISHED

STAN-205PRV	US	60/230,381			ENHANCED IN VITRO SYNTHESIS OF ACTIVE PROTEINS CONTAINING DISULFIDE BONDS	EXPIRED

STAN-205	US	09/948,052	6,548,276	US-2002- 0058303-A1	ENHANCED IN VITRO SYNTHESIS OF ACTIVE PROTEINS CONTAINING DISULFIDE BONDS	ISSUED

STAN-205CIP	US	10/404,599	7,041,479	US-2004- 0038332-A1	ENHANCED IN VITRO SYNTHESIS OF ACTIVE PROTEINS CONTAINING DISULFIDE BONDS	ISSUED

STAN-205WO	WO	US01/28159		WO 02/20818	ENHANCED IN VITRO SYNTHESIS OF ACTIVE PROTEINS CONTAINING DISULFIDE BONDS	NAT PHASE
S02-181
IMATTERNO	COUNTRY ID	SERIALNO.	PATENTNO	PUBLNO	TITLE	STATUS
STAN-273AU	AU	2003259912			IMPROVED METHODS OF IN VITRO PROTEIN SYNTHESIS	PENDING

STAN-273CA	CA	2496437			IMPROVED METHODS OF IN VITRO PROTEIN SYNTHESIS	PENDING

STAN-273EP	EP	03788625.6		1539948	IMPROVED METHODS OF IN VITRO PROTEIN SYNTHESIS	PUBLISHED

STAN-273JP	JP	2004-529558		2005-536206	IMPROVED METHODS OF IN VITRO PROTEIN SYNTHESIS	PUBLISHED

STAN-273PRV	US	60/404,591			METHODS OF IN VITRO PROTEIN SYNTHESIS	EXPIRED

STAN-273	US	10/643,683		US 2004-0209321 A1	METHODS OF IN VITRO PROTEIN SYNTHESIS	PUBLISHED

STAN-273WO	WO	US03/25888		WO 2004/0167 78	IMPROVED METHODS OF IN VITRO PROTEIN SYNTHESIS	NAT PHASE

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S02-181: IG	Exclusive Agreement	10/02/07

S03-168

IMATTERNO	COUNTRY ID	SERIALNO.	PATENTNO	PUBLNO	TITLE	STATUS
STAN-309AU	AU	2004259433			METHODS OF DECOUPLING REACTION SCALE AND PROTEIN SYNTHESIS YIELD IN BATCH MODE	PENDING

STAN-309EP	EP	04778237 0		1649025	METHODS OF DECOUPLING REACTION SCALE AND PROTEIN SYNTHESIS YIELD IN BATCH MODE	PUBLISHED

STAN-309JP	JP	2006-521119		2006- 527997	METHODS OF DECOUPLING REACTION SCALE AND PROTEIN SYNTHESIS YIELD IN BATCH MODE	PUBLISHED

STAN-309PRV	US	60/488,282			METHODS OF DECOUPLING REACTION SCALE AND PROTEIN SYNTHESIS YIELD IN BATCH MODE	EXPIRED

STAN-309	US	10/888,145		US-2005- 0054032-A1	METHODS OF DECOUPLING REACTION SCALE AND PROTEIN SYNTHESIS YIELD IN BATCH MODE	PUBLISHED

STAN-309WO	WO	US2004/0226 32		WO 2004/022 632	METHODS OF DECOUPLING REACTION SCALE AND PROTEIN SYNTHESIS YIELD IN BATCH MODE	NAT PHASE

S03-316

IMATTERNO	COUNTRY ID	SERIALNO.	PATENTNO	PUBLNO	TITLE	STATUS
STAN-337AU	AU	2004293798			IMPROVED METHODS OF IN VITRO PROTEIN SYNTHESIS	PENDING

STAN-337CN	CN	200480033981.4			IMPROVED METHODS OF IN VITRO PROTEIN SYNTHESIS	PENDING

STAN-337EP	EP	04811533.1		1685240	IMPROVED METHODS OF IN VITRO PROTEIN SYNTHESIS	PUBLISHED

STAN-337IN	IN	1741/CHENP / 2006			IMPROVED METHODS OF IN VITRO PROTEIN SYNTHESIS	PENDING

STAN-337JP	JP	2006-541404		2007- 521023	IMPROVED METHODS OF IN VITRO PROTEIN SYNTHESIS	PUBLISHED

STAN-337KR	KR	2006-7010314			IMPROVED METHODS OF IN VITRO PROTEIN SYNTHESIS	PENDING

STAN-337NZ	NZ	546961			IMPROVED METHODS OF IN VITRO PROTEIN SYNTHESIS	PENDING

STAN-337PRV	US	60/524.374			IMPROVED METHODS OF IN VITRO PROTEIN SYNTHESIS	EXPIRED

STAN-337	US	10/579,711		US 2007- 0154983 A1	IMPROVED METHODS OF IN VITRO PROTEIN SYNTHESIS	PUBLISHED

STAN-337WO	WO	US2004/0388 30		WO 2005/052 117	IMPROVED METHODS OF IN VITRO PROTEIN SYNTHESIS	NAT PHASE

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S02-181: IG	Exclusive Agreement	10/02/07

S04-041

IMATTERNO	COUNTRY ID	SERIALNO.	PATENTNO	PUBLNO	TITLE	STATUS
STAN-353AU	AU	2005230916			PROTEIN EXPRESSION YIELD ENHANCEMENT IN CELL-FREE PROTEIN SYNTHESIS SYSTEMS BY ADDITION OF ANTIFOAM AGENTS	PENDING

STAN-353CA	CA	n/a2560504			PROTEIN EXPRESSION YIELD ENHANCEMENT IN CELL-FREE PROTEIN SYNTHESIS SYSTEMS BY ADDITION OF ANTIFOAM AGENTS	PENDING

STAN-353CN	CN	20058000946 4.8			PROTEIN EXPRESSION YIELD ENHANCEMENT IN CELL-FREE PROTEIN SYNTHESIS SYSTEMS BY ADDITION OF ANTIFOAM AGENTS	ABANDONED

STAN-353EA	EA	200601748			PROTEIN EXPRESSION YIELD ENHANCEMENT IN CELL-FREE PROTEIN SYNTHESIS SYSTEMS BY ADDITION OF ANTIFOAM AGENTS	PENDING

STAN-353EP	EP	05733219.9		1730313	PROTEIN EXPRESSION YIELD ENHANCEMENT IN CELL-FREE PROTEIN SYNTHESIS SYSTEMS BY ADDITION OF ANTIFOAM AGENTS	PUBLISHED

STAN-353ID	ID	W00 2006 02538		047.0258A	PROTEIN EXPRESSION YIELD ENHANCEMENT IN CELL-FREE PROTEIN SYNTHESIS SYSTEMS BY ADDITION OF ANTIFOAM AGENTS	PUBLISHED

STAN-353JP	JP	2007-505063			PROTEIN EXPRESSION YIELD ENHANCEMENT IN CELL-FREE PROTEIN SYNTHESIS SYSTEMS BY ADDITION OF ANTIFOAM AGENTS	PENDING

STAN-353KR	KR	10-2006- 7019493			PROTEIN EXPRESSION YIELD ENHANCEMENT IN CELL-FREE PROTEIN SYNTHESIS SYSTEMS BY ADDITION OF ANTIFOAM AGENTS	PENDING

STAN-353MX	MX	PA/a/ 2006/01 0918			PROTEIN EXPRESSION YIELD ENHANCEMENT IN CELL-FREE PROTEIN SYNTHESIS SYSTEMS BY ADDITION OF ANTIFOAM AGENTS	PENDING

STAN-353NO	NO	20064735			PROTEIN EXPRESSION YIELD ENHANCEMENT IN CELL-FREE PROTEIN SYNTHESIS SYSTEMS BY ADDITION OF ANTIFOAM AGENTS	PENDING

STAN-353NZ	NZ	549523			PROTEIN EXPRESSION YIELD ENHANCEMENT IN CELL-FREE PROTEIN SYNTHESIS SYSTEMS BY ADDITION OF ANTIFOAM AGENTS	PENDING

STAN-353SG	SG	200606158-4			PROTEIN EXPRESSION YIELD ENHANCEMENT IN CELL-FREE PROTEIN SYNTHESIS SYSTEMS BY ADDITION OF ANTIFOAM AGENTS	PENDING

STAN-353PRV	US	60/556,736			PROTEIN EXPRESSION YIELD ENHANCEMENT IN CELL-FREE PROTEIN SYNTHESIS SYSTEMS BY ADDITION OF ANTIFOAM AGENTS	EXPIRED

STAN-353	US	10/599,310			PROTEIN EXPRESSION YIELD ENHANCEMENT IN CELL-FREE PROTEIN SYNTHESIS SYSTEMS BY ADDITION OF ANTIFOAM AGENTS	PENDING

STAN-353WO	WO	US2005/0093 42		WO 2005/0980 48	PROTEIN EXPRESSION YIELD ENHANCEMENT IN CELL-FREE PROTEIN SYNTHESIS SYSTEMS BY ADDITION OF ANTIFOAM AGENTS	NAT PHASE

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S02-181: IG	Exclusive Agreement	10/02/07

S05-044

IMATTERNO	COUNTRY ID	SERIALNO.	PATENTNO	PUBLNO	TITLE	STATUS
STAN-405PRV	US	60/690,571			TOTAL AMINO ACID STABILIZATION DURING CELL-FREE PROTEIN SYNTHESIS	EXPIRED

STAN-405	US	11/447,367		US 2007- 0004001 A1	TOTAL AMINO ACID STABILIZATION DURING CELL-FREE PROTEIN SYNTHESIS	PUBLISHED

STAN-405WO	WO	US2006/0230 32		WO 2006/1383 22	TOTAL AMINO ACID STABILIZATION DURING CELL-FREE PROTEIN SYNTHESIS	PUBLISHED

S05-339

IMATTERNO	COUNTRY ID	SERIALNO.	PATENTNO	PUBLNO	TITLE	STATUS
STAN-459PRV	US	60/732,437			CELL-FREE SYNTHESIS OF MEMBRANE BOUND POLYPEPTIDES	EXPIRED

STAN-459WO	WO	US2006/042 583		WO 2007/033 655	CELL-FREE SYNTHESIS OF MEMBRANE BOUND POLYPEPTIDES	PUBLISHED

S06-146

IMATTERNO	COUNTRY ID	SERIALNO.	PATENTNO	PUBLNO	TITLE	STATUS
STAN-534PRV	US	60/881,251			ENHANCED IN VITRO SYNTHESIS OF ACTIVE PROTEINS CONTAINING DISULFIDE BONDS	PENDING

S06-254

IMATTERNO	COUNTRY ID	SERIALNO.	PATENTNO	PUBLNO	TITLE	STATUS
STAN-507PRV	US	60/817,915			CELL-FREE SYNTHESIS OF PROTEINS CONTAINING UNNATURAL AMINO ACIDS	EXPIRED

STAN-507WO	WO	US2007/015 170			CELL-FREE SYNTHESIS OF PROTEINS CONTAINING UNNATURAL AMINO ACIDS	PENDING

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S02-181: IG	Exclusive Agreement	10/02/07

S06-257

IMATTERNO	COUNTRY ID	SERIALNO.	PATENTNO	PUBLNO	TITLE	STATUS
STAN-506PRV	US	60/817,772			VIRUS-LIKE PARTICLES WITH SITE SPECIFIC AMINO ACIDS	EXPIRED

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